Registration No. 333-230200

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GB SCIENCES, INC.

(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation or organization)

1311

(Primary Standard Industrial Classification Code)

59-3733133

(I.R.S. Employer Identification Number)

3550 W. Teco Avenue, Las Vegas NV 89118

Phone: (866) 721-0297

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Colonial Stock Transfer Company, Inc.

66 Exchange Place

Salt Lake City, UT 84111

Telephone: (801) 355-5740

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Gary R. Henrie, Esq.

P.O. Box 107

315 Kimball's Garden Circle

Nauvoo, IL  62354

Tel: (309) 313-5092

Email: grhlaw@hotmail.com

Approximate date of commencement of proposed sale to public:

From time to time after the effective date of this registration statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $.001 per share	13,000,000 shares(1)	$0.18(2)	$2,340,000	$283.61

(1)    The 13,000,000 common shares are being registered for resale by the Selling Stockholder.

(2)      The closing price of the common shares on March 8, 2019.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholder is not soliciting offers to buy these securities in any state where such offers are not permitted.

Subject to completion,

March _____, 2019

[Explanatory Note:  This Amendment No. 1 is filed solely for the purpose of attaching a corrected Exhibit 23.1.  The remainer of the filing is the same as the original filing on Form S-1, Filing Number 333-230200.]

PROSPECTUS

13,000,000 Shares

GB SCIENCES, INC.

Common Stock

We are registering the resale of 13,000,000 shares of common stock of GB Sciences, Inc., a Nevada corporation (the "Company"), by the Selling Stockholder who may acquire such shares upon the conversion of a Note (the "Note Shares").   The Selling Stockholder will receive all of the proceeds from the sale of the Note Shares. We will pay all expenses incident to the registration of the shares under the Securities Act of 1933, as amended.

At the present time our common stock is listed on the OTCQB under the symbol GBLX. The Selling Stockholder will sell the shares at prevailing market prices or at privately negotiated prices.

Investing in our common stock involves risks, which are described in the "Risk Factors" section beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March _____, 2019.

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information or represent anything not contained in this prospectus, and, if given or made, any such other information or representation should not be relied upon as having been authorized by us. The selling stockholder is not offering to sell, or seeking offers to buy, our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS5

PROSPECTUS SUMMARY6

RISK FACTORS8

USE OF PROCEEDS18

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS18

DESCRIPTION OF WARRANTS RELATED TO SHARES BEING REGISTERED19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS19

DESCRIPTION OF BUSINESS27

MANAGEMENT36

EXECUTIVE COMPENSATION39

VOTING SECURITIES AND PRINCIPAL HOLDERS42

SELLING STOCKHOLDER44

PLAN OF DISTRIBUTION44

DESCRIPTION OF CAPITAL STOCK46

LEGAL MATTERS46

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES47

EXPERTS47

WHERE YOU CAN FIND MORE INFORMATION47

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS48

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus on Form S-1 of GB Sciences, Inc., a Nevada corporation and its subsidiaries (the "Company"), contains "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", believes", "estimates", "predicts" or "continue", which list is not meant to be all-inclusive and other such negative terms and comparable technology. These forward-looking statements, include, without limitation, statements about market opportunity, strategies, competition, expected activities and expenditures as we pursue business our plan, and the adequacy of available cash reserves. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Actual results may differ materially from the predictions discussed in these forward-looking statements. The economic environment within which we operate could materially affect actual results. Additional factors that could materially affect these forward-looking statements and/or predictions include among other things: (i)product demand, market and customer acceptance of any or all of the Company's products, equipment and other goods, (ii) ability to obtain financing to expand its operations, (iii) ability to attract qualified personnel, (iv) competition pricing and development difficulties, (v) ability to increase cultivation production, (vi) the timing and extent of changes in prices for medical cannabis, (vii) agricultural risks of growing and harvesting medical cannabis, (viii) the availability of equipment, such as extraction equipment, (ix) the adequacy of capital reserves and liquidity including, but not limited to, access to additional borrowing capacity, (x) and general industry and market conditions and growth rates, unexpected natural disasters, and other factors, which we have little or no control: and any other factors discussed in the Company's filings with the Securities and Exchange Commission ("SEC").

This list of factors that may affect future performance and the accuracy of forward-looking statements are illustrative but not exhaustive. Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty.

Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" and our consolidated financial statements and accompanying notes. Unless the context indicates otherwise, all references to "GB" and "GB Sciences" refers solely to GB Sciences, Inc., a Nevada corporation, and all references to "the Company," "we", "us" or "our" in this Prospectus refers to GB Sciences and its consolidated subsidiaries.

Our Business

We were incorporated in the State of Delaware on April 4, 2001, under the name "Flagstick Venture, Inc." On March 28, 2008, we changed our name to "Signature Exploration and Production Corp." as our business model had changed.  On March 13, 2014, we entered into a definitive assets purchase agreement for the acquisition of assets, including the Growblox™ cultivation technology which resulted in a change in our corporate name on April 4, 2014, from Signature Exploration and Production Corporation to Growblox Sciences, Inc.  Effective December 12, 2016, the Company changed its name from Growblox Sciences, Inc. to GB Sciences, Inc.  Effective April 8, 2018, we changed our corporate domicile from the State of Delaware to the State of Nevada.

The Company seeks to be an innovative technology and solution company that converts the cannabis plant into medicines, therapies and treatments for a variety of ailments. The Company is developing and utilizing state of the art technologies in plant biology, cultivation and extraction techniques, combined with biotechnology, and plans to produce consistent and measurable medical-grade cannabis, cannabis concentrates and cannabinoid therapies.

We seek to become a trusted producer of consistent and efficacious medicinal strains and products, combining both cannabinoids and terpenes, which we intend to market in those states within the United States and in other countries where the sale of medical cannabis products are permitted. In addition, subject to obtaining Food and Drug Administrative (FDA) certification, we intend to market our cannabinoid-based drug discoveries on a world-wide basis.

Our Offices

Our principal executive offices are located at 3550 W. Teco Avenue, Las Vegas, NV 89118.  Our telephone number is (866) 721-0297.

Our Website

Our Internet address is http://gbsciences.com/. Information contained on our website is not part of this prospectus.

The Offering

We are registering 13,000,000 shares of common stock of the Company to be issued upon the conversion of a Note currently held by the Selling Stockholder.  At the present time our common stock is listed on the OTCQB under the symbol GBLX. The Selling Shareholder will sell its shares at prevailing market prices or at privately negotiated prices.

Risk factors:

The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 10.

We will pay all expenses incident to the registration of the shares under the Securities Act.

Summary Financial Information

The tables and information below are derived from the Company's unaudited consolidated financial statements as of December 31, 2018, and for the nine months ended December 31, 2018 and 2017 and also as of March 31, 2018.

Balance Sheet Summary	December 31, 2018	March 31, 2018
Cash and cash equivalents	$324,055	$3,579,700
Total assets	30,634,647	24,049,754
Long-term debt (including capital leases)	6,260,796	6,497,839
Total equity	19,370,870	15,631,721

Statement of Operations Summary	December 31, 2018	December 31, 2017

Revenue	$2,728,277	$1,635,136
Cost of goods sold	(1,185,878)	(557,649)
Gross profit	1,542,399	1,077,487
General and administrative expenses	12,015,533	12,776,975
Other expense	(8,222,493)	(1,563,956)
Net loss attributable to non-controlling interest	(762,966)	(68,025)
Net loss	$(19,433,195)	$(13,263,444)
Net loss per share – basic and diluted	$(0.09)	$(0.10)

The tables and information below are derived from the Company's audited consolidated financial statements for the years ended March 31, 2018 and 2017.

Balance Sheet Summary	March 31, 2018	March 31, 2017
Cash and cash equivalents	$3,579,700	$2,692,953
Total assets	24,049,754	13,006,879
Long-term debt (including capital leases)	6,497,839	3,926,633
Stockholders' equity	15,631,721	8,404,681
Statement of Operations Summary	March 31, 2018	March 31, 2017

Revenue	$2,510,364	$-
Cost of goods sold	(782,727)	-
Gross profit	1,727,637	-
General and administrative expenses	19,552,288	8,933,111
Other expense	(5,334,574)	(1,149,992)
Net loss attributable to non-controlling interest	(185,035)	(173,273)
Net loss	$(22,974,190)	$(9,909,830)
Net loss per share – basic and diluted	$(0.17)	$(0.13)

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below in addition to the other information contained in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be harmed. In that case, the trading price of our common stock could decline and you may lose part or all of your investment. In the opinion of management, the risks discussed below represent the material risks known to the Company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the market price of our common stock. See also "Cautionary Note Regarding Forward-Looking Statements."

RISKS RELATING TO OUR BUSINESS AND INDUSTRY

We have a limited operating history, which may make it difficult for investors to predict future performance based on current operations.

We have a limited operating history upon which investors may base an evaluation of our potential future performance. In particular, we have not proven that we can supply growing equipment in a manner that enables us to be profitable and meet customer requirements, develop intellectual property to enhance our product lines, obtain the necessary permits to develop medical grade cannabis, develop and maintain relationships with key manufacturers and strategic partners to extract value from our intellectual property, raise sufficient capital in the public and/or private markets, or respond effectively to competitive pressures. As a result, there can be no assurance that we will be able to develop or maintain consistent revenue sources, or that our operations will be profitable and/or generate positive cash flows.

Any forecasts we make about our operations may prove to be inaccurate. We must, among other things, determine appropriate risks, rewards, and level of investment in our product lines, respond to economic and market variables outside of our control, respond to competitive developments and continue to attract, retain and motivate qualified employees. There can be no assurance that we will be successful in meeting these challenges and addressing such risks and the failure to do so could have a materially adverse effect on our business, results of operations and financial condition. Our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in the early stage of development. As a result of these risks, challenges and uncertainties, the value of your investment could be significantly reduced or completely lost.

Our independent auditors' report for the fiscal years ended March 31, 2018 and 2017 have expressed doubts about our ability to continue as a going concern;

Due to the uncertainty of our ability to meet our current operating and capital expenses, in our audited annual financial statements as of and for the year ended March 31, 2018 and 2017 our independent auditors included a note to our financial statements regarding concerns about our ability to continue as a going concern. The Company has incurred recurring losses, has generated limited revenue and has had negative operating cash flows since inception of the exploration activities. These factors and the need for additional financing in order for the Company to meet its business plan, raise substantial doubt about the ability to continue as a going concern. The presence of the going concern note to our financial statements may have an adverse impact on the relationships we are developing and plan to develop with third parties as we continue the commercialization of our products and could make it challenging and difficult for us to raise additional financing, all of which could have a material adverse impact on our business and prospects and result in a significant or complete loss of your investment.

We have incurred significant losses in prior periods, and losses in the future could cause the quoted price of our Common Stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due and on our cash flows.

We have incurred significant losses in prior periods. For the years ended March 31, 2018 and 2017, we incurred net losses of approximately $23 million and $10 million respectively, and we had an accumulated deficit of $58.2 million and $35.3 million respectively. Any losses in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows.

We will need additional capital to sustain our operations and will need to seek further financing, which we may not be able to obtain on acceptable terms or at all. If we fail to raise additional capital, as needed, our ability to implement our business plan could be compromised.

We have limited capital resources and operations. To date, our operations have been funded primarily from the proceeds of debt and equity financings. We expect to require substantial additional capital in the near future to implement our strategies, develop our intellectual property base, and establish our targeted levels of commercial production. There is no assurance that it will be able to raise the amount of capital needed for future growth plans.

Even if financing is available, it may not be on terms that are acceptable. If unable to raise the necessary capital at the times required, the Company may have to materially change the business plan, including delaying implementation of aspects of the business plan or curtailing or abandoning the business plan. Even if we obtain financing for our near-term operations, we expect that we will require additional capital thereafter, especially if we are to develop our Science division and start to conduct, individually or with joint venture partners, pre-clinical and clinical trials for potential pharmaceutical, or nutraceutical products derived from cannabis. Our capital needs will depend on numerous factors including: (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment requirements for research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership held by our existing stockholders will be reduced and our stockholders may experience significant dilution. In addition, new securities may contain rights, preferences or privileges that are senior to those of our common stock. If we raise additional capital by incurring debt, this will result in increased interest expense. If we raise additional funds through the issuance of securities, market fluctuations in the price of our shares of common stock could limit our ability to obtain equity financing.

We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. If we are unable to raise capital when needed, our business, financial condition, and results of operations would be materially adversely affected, and we could be forced to reduce or discontinue our operations.

Drug research and development programs typically involves huge expenditures, long periods to obtain FDA approvals and the potential that such prospective pharmaceutical products will not prove to be safe and effective.

The production of FDA-approved pharmaceutical products and related drug is typically a highly expensive a long and drawn out process, typically involving hundreds of millions of dollars and a decade or more to achieve. Although we believe that some, if not all, of our planned cannabinoid based pharmaceutical protocols can qualify for "orphan drug" status and be accelerated through the FDA approval process, there can be no assurance that this will be the case.

In addition, we do not now have, and do not expect in the foreseeable future to have, the capital resources to fund our drug discovery programs, nor do we have the infrastructure to conduct such program alone. For that reason, we intend to engage in joint ventures with third parties, including hospitals, clinics, foundations and other qualified sources. Although we are in preliminary discussions with various potential partners, to date, we have not entered into any definitive drug development joint venture or partnership agreement. Our failure or inability to enter into one or more drug development agreements will materially and adversely affect our ability to develop our Science division. Even if we are able to obtain such joint drug development agreements there can be no assurance that it will be on terms and conditions that will be favorable to us.

Although we believe that we can significantly reduce the costs of engaging in FDA certified pre-clinical and clinical trials, including traditional Phase IV human trials, by obtaining data from existing users of our medical cannabis protocols, there can be no assurance that such data will be available, or if it is, that the FDA will accept our data. There is the further risk that the anticipated costs of producing an FDA approved drug will not escalate to the point that will cause us and any of our prospective development partners to abandon such efforts.

Even if we do develop an FDA-approved pharmaceutical product, there is the risk that it will not be saleable to a major pharmaceutical company (either before or after completion of the FDA approval process), or that other competing drugs will not be produced providing the same medical benefits.

Accordingly, there is a significant risk that we will never be able to generate a return on our investment, and we could lose our entire investment in our Science division. Either of such events, would have a material adverse effect on our business prospects and equity value.

Federal law prohibits the use of cannabis for the purposes in which the Company expects to engage.

Under the federal Controlled Substances Act ("CSA"), cannabis is deemed to be a Stage One narcotic that has no medical benefit. Therefore, a range of activities including cultivation and the personal use of cannabis is prohibited and is a criminal offense. Unless and until Congress amends the CSA with respect to medical cannabis, as to the timing or scope of any which amendments there can be no assurance, there is a risk that federal authorities may enforce current federal law. The risk of strict enforcement of the CSA in light of Congressional activity, judicial holdings, and stated federal policy remains uncertain.

The current policy and regulations of the Federal government and its agencies, including the U.S. Drug Enforcement Agency and the FDA, are that cannabis has no medical benefit and a range of activities including cultivation and use of cannabis for personal use is prohibited on the basis of Federal law. Although 29 states and District of Columbia have passed legislation permitting the cultivation and dispensing of medical cannabis, these laws are, in many jurisdictions, subject to strict regulation and limitations and are still being developed. Active enforcement of the current federal regulatory position on cannabis on a regional or national basis may directly and adversely affect the ability of the Company to develop its business plan even though it is allowed by state regulation in the various states in which the Company intends to operate. Although research and development in the growing and processing of cannabis products for medicinal purposes and in seeking to obtain state permits for the cultivation and sale of cannabis products are not in violation of Federal law, our business plan to conduct our Solutions and Products divisions, even if conducted within the parameters of any state licenses or permits we are able to obtain, will violate federal laws, as currently in effect. Accordingly, although the Company was successful in obtaining a cultivation and production license in Nevada or other states and operates pursuant to such licenses, if federal law does not change, we believe the Company will at that time be in violation of federal law. If existing federal laws are enforced by the United States Department of Justice or the FDA, it is likely that our proposed business will be significantly and materially adversely affected.

FDA regulation of marijuana and the possible registration of facilities where medical marijuana is grown could negatively affect the cannabis industry which would directly affect our financial condition.

Should the federal government legalize marijuana for medical use, it is possible that the U.S. Food and Drug Administration (FDA) would seek to regulate it under the Food, Drug and Cosmetics Act of 1938. Additionally, the FDA may issue rules and regulations including cGMPs (current good manufacturing practices) related to the growth, cultivation, harvesting and processing of medical marijuana. Clinical trials may be needed to verify efficacy and safety. It is also possible that the FDA would require that facilities where medical marijuana is grown be registered with the FDA and comply with certain federally prescribed regulations. In the event that some or all of these regulations are imposed, we do not know what the impact would be on the medical marijuana industry, what costs, requirements and possible prohibitions may be enforced.

If no additional states allow the medicinal use of cannabis, or if one or more states that currently allow it reverse their position, we may not be able to continue our growth, or the market for our products and services may decline.

Currently, twenty-nine states and the District of Columbia allow the use of medicinal cannabis.   While we believe that the number of states that allow the use of medicinal cannabis will grow, there can be no assurance that it will, and if it does not, there can be no assurance that the twenty-nine existing states and/or the District of Columbia won't reverse their position and disallow it.  If either of these things happens, then not only will the growth of our business be materially impacted, we may experience declining revenue as the market for our products and services declines.

Because the business activities of some of our customers are illegal under Federal law, we may be deemed to be aiding and abetting illegal activities through the services that we provide to those customers. As a result, we may be subject to actions by law enforcement authorities which would materially and adversely affect our business.

We provide services to customers that are engaged in businesses involving the possession, use, cultivation, and transfer of cannabis. As a result, law enforcement authorities may seek to bring an action or actions against us, including, but not limited, to a claim of aiding and abetting another's criminal activities. Such an action would have a material effect on our business and operations.

In the states where medicinal cannabis is permitted, local laws and regulations could adversely affect our clients, including causing some of them to close, which would materially and adversely affect our business.

Even in areas where the medicinal use of cannabis is legal under state law, there are also local laws and regulations that affect our clients.  These local laws and regulations may cause some of our customers to close and having a material effect on our business and operations. In addition, the enforcement of identical rules or regulations as it pertains to medicinal cannabis may vary from municipality to municipality, or city to city.

Variations in state and local regulation and enforcement in states that have legalized medical cannabis that may restrict cannabis-related activities, including activities related to medical cannabis may negatively impact our revenues and profits.

Individual state laws do not always conform to the federal standard or to other states laws. A number of states have decriminalized cannabis to varying degrees, other states have created exemptions specifically for medical cannabis, and several have both decriminalization and medical laws. Variations exist among states that have legalized, decriminalized, or created medical cannabis exemptions. For example, Colorado has limits on the number of cannabis plants that can be homegrown. In most states, the cultivation of cannabis for personal use continues to be prohibited except for those states that allow small-scale cultivation by the individual in possession of medical cannabis needing care or that person's caregiver. Active enforcement of state laws that prohibit personal cultivation of cannabis may indirectly and adversely affect our business and our revenue and profits.

It is possible that federal or state legislation could be enacted in the future that would prohibit us from selling our products or any resulting cannabis products, and if such legislation were enacted, it could prevent us from generating revenue, leading to a loss in your investment.

We are not aware of any federal or state regulation that regulates the sale of indoor cultivation equipment to medical or recreational cannabis growers. The extent to which the regulation of drug paraphernalia under the CSA is applicable to our business and the sale of our products is found in the definition of "drug paraphernalia." Drug paraphernalia means any equipment, product, or material of any kind that is primarily intended or designed for use in manufacturing, compounding, converting, concealing, producing processing, preparing, injecting, ingesting, inhaling, or otherwise introducing into the human body a controlled substance, possession of which is unlawful.

If federal and/or state legislation is enacted which prohibits the sale of our growing equipment to medical cannabis growers, our revenues would decline, leading to a loss of a material portion of your investment.

Prospective customers may be deterred from doing business with a company with a significant nationwide online presence because of fears of federal or state enforcement of laws prohibiting possession and sale of medical or recreational cannabis.

Internet websites are visible by people everywhere, not just in jurisdictions where the medical or recreational use of cannabis is considered legal. Our website is visible in jurisdictions where medicinal and/or recreational use of cannabis is not permitted and, as a result, we may be found to be violating the laws of those jurisdictions. We could lose potential customers as they could fear federal prosecution. In most states in which the production and sale of cannabis have been legalized, there are additional laws or licenses required and some states altogether prohibit home cultivation, all of which could make the loss of potential customers more likely.

We may not obtain the necessary permits and authorizations to operate the medical cannabis business.

We may not be able to obtain or maintain the necessary licenses, permits, authorizations, or accreditations, or may only be able to do so at great cost, to operate its medical cannabis business. In addition, we may not be able to comply fully with the wide variety of laws and regulations applicable to the medical cannabis industry. Failure to comply with or to obtain the necessary licenses, permits, authorizations, or accreditations could result in restrictions on our ability to operate the medical cannabis business, which could have a material adverse effect on our business.

If we incur substantial liability from litigation, complaints, or enforcement actions, our financial condition could suffer.

Our participation in the medical cannabis industry may lead to litigation, formal or informal complaints, enforcement actions, and inquiries by various federal, state, or local governmental authorities against these subsidiaries. Litigation, complaints, and enforcement actions involving these subsidiaries could consume considerable amounts of financial and other corporate resources, which could have a negative impact on our sales, revenue, profitability, and growth prospects.

We have difficulty accessing the service of banks, which may make it difficult for us to operate.

Since the use of cannabis is illegal under Federal law, there is an argument that banks should not accept for deposit funds from businesses involved with the cannabis industry. Consequently, such businesses often have difficulty finding a bank willing to accept their business.

On February 14, 2014, the U.S. government issued rules allowing banks to legally provide financial services to state licensed marijuana businesses. A memorandum issued by the Justice Department to federal prosecutors re-iterated guidance previously given, this time to the financial industry that banks can do business with legal marijuana businesses and "may not" be prosecuted. The Treasury Department's Financial Crimes Enforcement Network (FinCEN) issued guidelines to banks that "it is possible to provide financial services" to state-licensed marijuana businesses and still be in compliance with federal anti-money laundering laws. To date we are unaware if any banks have relied on the guidance and taken on legal marijuana companies as clients.

Notwithstanding the above federal guidelines and in addition to potential federal sanctions, regulators in the states in which we are able to conduct business may make it difficult for local banks to do business with companies considered to be engaged in cultivating and dispensing cannabis. Failure to establish a permanent banking relationship could have a material and adverse effect on our future business operations.

We face intense competition and many of our competitors have greater resources that may enable them to compete more effectively.

The industry in which we operate is subject to intense and increasing competition. Some of our competitors have greater capital resources, facilities and diversity of product lines, which may enable them to compete more effectively in this market. Our competitors may devote their resources to developing and marketing products that will directly compete with our product lines. Due to this competition, there is no assurance that we will not encounter difficulties in obtaining revenues and market share or in the positioning of our products. There are no assurances that competition in our respective industries will not lead to reduced prices for our products. If we are unable to successfully compete with existing companies and new entrants to the market this will have a negative impact on our business and financial condition.

If we fail to protect or develop our intellectual property, our business could be adversely affected.

Our viability will depend, in part, on our ability to develop and maintain the proprietary aspects of our technology to distinguish our products from our competitors' products. We will rely on patents, copyrights, trademarks, trade secrets, and confidentiality provisions to establish and protect our intellectual property.

Any infringement or misappropriation of our intellectual property could damage its value and limit our ability to compete. We may have to engage in litigation to protect the rights to our intellectual property, which could result in significant litigation costs and require a significant amount of our time. In addition, our ability to enforce and protect our intellectual property rights may be limited in certain countries outside the United States, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by us.

Competitors may also harm our sales by designing products that mirror the capabilities of our products or technology without infringing on our intellectual property rights. If we do not obtain sufficient protection for our intellectual property, or if we are unable to effectively enforce our intellectual property rights, our competitiveness could be impaired, which would limit our growth and future revenue.

We may also find it necessary to bring infringement or other actions against third parties to seek to protect our intellectual property rights. Litigation of this nature, even if successful, is often expensive and time-consuming to prosecute and there can be no assurance that we will have the financial or other resources to enforce our rights or be able to enforce our rights or prevent other parties from developing similar technology or designing around our intellectual property.

Although we believe that our intellectual property does not and will not infringe upon the patents or violate the proprietary rights of others, it is possible such infringement or violation has occurred or may occur, which could have a material adverse effect on our business.

We are not aware of any infringement by us of any person's or entity's intellectual property rights. In the event that products we sell are deemed to infringe upon the patents or proprietary rights of others, we could be required to modify our products or obtain a license for the manufacture and/or sale of such products or cease selling such products. In such event, there can be no assurance that we would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon our business.

There can be no assurance that we will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. If our products or proposed products are deemed to infringe or likely to infringe upon the patents or proprietary rights of others, we could be subject to injunctive relief and, under certain circumstances, become liable for damages, which could also have a material adverse effect on our business and our financial condition.

Our trade secrets may be difficult to protect.

Our success depends upon the skills, knowledge, and experience of our scientific and technical personnel, our consultants and advisors, as well as our licensors and contractors. Because we operate in several highly competitive industries, we rely in part on trade secrets to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We enter into confidentiality or non-disclosure agreements with our corporate partners, employees, consultants, outside scientific collaborators, developers, and other advisors. These agreements generally require that the receiving party keep confidential and not disclose confidential information developed by the receiving party or made known to the receiving party by us during the course of the receiving party's relationship with us. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to us will be our exclusive property, and we enter into assignment agreements to perfect our rights.

These confidentiality, inventions and assignment agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case we would not be able to prevent the use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

Our future success depends on our key executive officers and our ability to attract, retain, and motivate qualified personnel.

Our future success largely depends upon the continued services of our executive officers and management team. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Additionally, we may incur additional expenses to recruit and retain new executive officers. If any of our executive officers joins a competitor or forms a competing company, we may lose some of our potential customers. Finally, we do not maintain "key person" life insurance on any of our executive officers. Because of these factors, the loss of the services of any of these key persons could adversely affect our business, financial condition, and results of operations, and thereby an investment in our stock.

Our continuing ability to attract and retain highly qualified personnel will also be critical to our success because we will need to hire and retain additional personnel as our business grows. There can be no assurance that we will be able to attract or retain highly qualified personnel. We face significant competition for skilled personnel in our industry. This competition may make it more difficult and expensive to attract, hire, and retain qualified managers and employees. Because of these factors, we may not be able to effectively manage or grow our business, which could adversely affect our financial condition or business. As a result, the value of your investment could be significantly reduced or completely lost.

We may not be able to effectively manage our growth or improve our operational, financial, and management information systems, which would impair our results of operations.

In the near term, we intend to expand the scope of our operations activities significantly. If we are successful in executing our business plan, we will experience growth in our business that could place a significant strain on our business operations, finances, management and other resources. The factors that may place strain on our resources include, but are not limited to, the following:

•The need for continued development of our financial and information management systems;

•The need to manage strategic relationships and agreements with manufacturers, customers and partners; and

•Difficulties in hiring and retaining skilled management, technical, and other personnel necessary to support and manage our business.

Additionally, our strategy could produce a period of rapid growth that may impose a significant burden on our administrative and operational resources. Our ability to effectively manage growth will require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage, and retain qualified management and other personnel. There can be no assurance that we will be successful in recruiting and retaining new employees or retaining existing employees.

We cannot provide assurances that our management will be able to manage this growth effectively. Our failure to successfully manage growth could result in our sales not increasing commensurately with capital investments or otherwise materially adversely affecting our business, financial condition, or results of operations.

 If we are unable to continually innovate and increase efficiencies, our ability to attract new customers may be adversely affected.

In the area of innovation, we must be able to develop new technologies and products that appeal to our customers. This depends, in part, on the technological and creative skills of our personnel and on our ability to protect our intellectual property rights. We may not be successful in the development, introduction, marketing, and sourcing of new technologies or innovations, that satisfy customer needs, achieve market acceptance, or generate satisfactory financial returns.

Litigation may adversely affect our business, financial condition, and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operations are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims could adversely affect our business and the results of our operations.

If we fail to implement and maintain proper and effective internal controls and disclosure controls and procedures pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, our ability to produce accurate and timely financial statements and public reports could be impaired, which could adversely affect our operating results, our ability to operate our business, and investors' views of us.

As of March 31, 2018, management assessed the effectiveness of our internal controls over financial reporting. Management concluded, as of the fiscal year ended March 31, 2018, that our internal controls and procedures were not effective to detect the inappropriate application of U.S. GAAP rules. Management concluded that our internal controls were adversely affected by deficiencies in the design or operation of our internal controls, which management considered to be material weakness; specifically, no member of our board of directors qualifies as an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act.

The failure to implement and maintain proper and effective internal controls and disclosure controls could result in material weaknesses in our financial reporting such as errors in our financial statements and in the accompanying footnote disclosures that could require restatements. Investors may lose confidence in our reported financial information and disclosure, which could negatively impact our stock price.

We do not expect that our internal controls over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system's objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. Over time, controls may become inadequate because changes in conditions or deterioration in the degree of compliance with policies or procedures may occur. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Our insurance coverage may be inadequate to cover all significant risk exposures; because we are in the cannabis industry, we have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liabilities.

We will be exposed to liabilities that are unique to the products we provide. While we intend to maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs resulting from risks and uncertainties of our business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition and results of operations. We do not have any business interruption insurance. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

Currently we have insurance coverage in place for business personal property located at 3550 W. Teco Avenue, Las Vegas, Nevada 89118, as well as workers' compensation insurance, directors and officers' liability insurance, and general liability insurance.

Insurance that is otherwise readily available is more difficult for us to find, and more expensive, because we engaged in the medicinal cannabis industry. There are no guarantees that we will be able to find such insurances in the future, or that the cost will be affordable to us. If we are forced to go without such insurances, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities.

RISKS RELATED TO AN INVESTMENT IN OUR SECURITIES

We expect to experience volatility in the price of our common stock, which could negatively affect stockholders' investments.

The trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with securities traded in those markets. Broad market and industry factors may seriously affect the market price of companies' stock, including ours, regardless of actual operating performance. All of these factors could adversely affect your ability to sell your shares of common stock or, if you are able to sell your shares, to sell your shares at a price that you determine to be fair or favorable.

Our common stock is categorized as "penny stock," which may make it more difficult for investors to sell their shares of common stock due to suitability requirements.

Our common stock is categorized as "penny stock". The Securities and Exchange Commission (the "SEC") has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The price of our common stock is significantly less than $5.00 per share and is therefore considered "penny stock." This designation imposes additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer buying our securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities given the increased risks generally inherent in penny stocks. These rules may restrict the ability and/or willingness of brokers or dealers to buy or sell our common stock, either directly or on behalf of their clients, may discourage potential stockholders from purchasing our common stock, or may adversely affect the ability of stockholders to sell their shares.

Financial Industry Regulatory Authority ("FINRA") sales practice requirements may also limit a stockholder's ability to buy and sell our common stock, which could depress the price of our common stock.

In addition to the "penny stock" rules described above, FINRA has adopted rules that require a broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer before recommending an investment to a customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low-priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares of common stock, have an adverse effect on the market for our shares of common stock, and thereby depress our price per share of common stock.

The elimination of monetary liability against our directors, officers, and employees under Nevada law and the existence of indemnification rights for or obligations to our directors, officers, and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers, and employees.

Our Articles of Incorporation contain a provision permitting us to eliminate the personal liability of our directors to us and our stockholders for damages for the breach of a fiduciary duty as a director or officer to the extent provided by Nevada law. We may also have contractual indemnification obligations under any future employment agreements with our officers. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and the resulting costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our stockholders.

We may issue additional shares of common stock in the future, which could cause significant dilution to all stockholders.

Our Certificate of Incorporation authorizes the issuance of up to 400,000,000 shares with a par value of $0.001 per share. As of March 11, 2019, we had approximately 236 million shares of common stock outstanding. However, we require additional capital and will likely issue additional shares of Common Stock in the future in connection with one or more financings or an acquisition. Such issuances may not require the approval of our stockholders. In addition, certain of our outstanding rights to purchase additional shares of common stock or securities convertible into our common stock are subject to full-ratchet anti-dilution protection, which could result in the right to purchase significantly more shares of common stock being issued or a reduction in the purchase price for any such shares or both. Any issuance of additional shares of our common stock, or equity securities convertible into our common stock, including but not limited to, warrants, and options, will dilute the percentage ownership interest of all stockholders, may dilute the book value per share of our common stock, and may negatively impact the market price of our common stock.

The conversion of the Note may depress our stock price and dilute your ownership of the company.

We are registering 13,000,000 common shares to be issued upon the conversion of a Note for resale by the Selling Stockholder. The conversion price of the principal of the Note is $0.17 per share of common stock.

To the extent that the Note is converted, dilution to our stockholders will occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holder of the Note can be expected to convert it at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the conversion terms provided by the Note. Further, in the event the conversion price of the Note is lower than the actual trading price on the day of conversion, the holder could immediately convert the Note, which would have a dilutive effect on the value of the outstanding common shares. Furthermore, the significant downward pressure on the trading price of our common stock when the Note holder converts the Note and sells the common shares received on conversion could encourage short sales by the holders of the Note or other stockholders. This would place further downward pressure on the trading price of our common stock. Even the mere perception of eventual sales of common shares issued on the conversion of the Note could lead to a decline in the trading price of our common stock.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Declaring and paying future dividends, if any, will be determined by our Board, based upon earnings, financial condition, capital resources, capital requirements, restrictions in our Articles of Incorporation, contractual restrictions, and such other factors as our Board deems relevant. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

USE OF PROCEEDS

The 13,000,000 shares offered by this prospectus are being offered solely for the account of the selling stockholder. We will not receive any proceeds from the sale of the shares by the selling stockholder.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

GB Sciences, Inc.'s common stock is quoted on the OTCQB under the symbol "GBLX".

For the periods indicated, the following table sets forth the high and low per share intra-day sales prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Fiscal Year 2019	High ($)	Low ($)
Third Quarter	0.44	0.14
Second Quarter	0.45	0.24
First Quarter	0.82	0.41

Fiscal Year 2018
Fourth Quarter	1.56	0.46
Third Quarter	0.90	0.21
Second Quarter	0.30	0.21
First Quarter	0.37	0.21

Fiscal Year 2017
Fourth Quarter	0.56	0.3
Third Quarter	0.65	0.28
Second Quarter	0.4	0.24
First Quarter	0.45	0.15

Dividends and Dividend Policy

Cash dividends have never been declared or paid on common stock dividends are not anticipated on common stock in the foreseeable future. Future earnings, if any, will be retained to finance the expansion business and for general corporate purposes. There is no assurance we will pay dividends in the future. Future dividend policy is within the discretion of the Board of Directors and will depend upon various factors, including results of operations, financial condition, capital requirements and investment opportunities.

Share-Based Employee Compensation

On February 6, 2008, the Board of Directors adopted the GB Sciences, Inc. 2007 Amended Stock Option Plan ("2007 Plan"). Under the 2007 Plan, 8,000,000 shares of the Company's restricted common stock may be issuable upon the exercise of options issued to employees, advisors and consultants. The Company revised the plan and the Board of Directors adopted the new 2014 Equity Compensation Plan. On June 30, 2015, GB Sciences filed a Form S-8 Registration Statement with the SEC to register 8,500,000 shares of common stock issuable under stock options to grant to employees and consultants. At the Company's special meeting of the shareholders held on April 6, 2018, the adoption by the Board of Directors of the 2014 Equity Compensation Plan was ratified by a majority of shareholders present at the meeting, either in person or by proxy.

DESCRIPTION OF NOTE RELATED TO SHARES BEING REGISTERED

We are registering 13,000,000 common shares to be issued upon the conversion of a Note and are for resale by the Selling Stockholder. The material terms of the Note overlying the Note Shares being registered, as well as the material terms of the transaction in which we issued the Note is summarized below.

Description	Number of shares issuable on conversion	Conversion price ($)	Material Terms
Note in the principal face amount of $1.5 million	13,000,000	0.17	See below (1)

(1)On February 28, 2019, the Company issued a Note in the face amount of $1,500,000 which accrues interest at the rate of 8% per annum.  The Note and any interest thereon is convertible at the rate of $0.17 per share of common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Certain statements in this prospectus constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, among others, uncertainties relating to general economic and business conditions; industry trends; changes in demand for our products and services; uncertainties relating to customer plans and commitments and the timing of orders received from customers; announcements or changes in our pricing policies or that of our competitors; unanticipated delays in the development, market acceptance or installation of our products and services; changes in government regulations; availability of management and other key personnel; availability, terms and deployment of capital; relationships with third-party equipment suppliers; and worldwide political stability and economic growth. The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Executive Overview

The Company seeks to be an innovative technology and solution company that converts the cannabis plant into medicines, therapies and treatments for a variety of ailments. The Company is developing and utilizing state of the art technologies in plant biology, cultivation and extraction techniques, combined with biotechnology, and plans to produce consistent and measurable medical-grade cannabis, cannabis concentrates and cannabinoid therapies.

We seek to become a trusted producer of consistent and efficacious medicinal strains and products, combining both cannabinoids and terpenes, which we intend to market in those states within the United States and in other countries where the sale of medical cannabis products are permitted. In addition, subject to obtaining Food and Drug Administrative (FDA) certification, we intend to market our cannabinoid-based drug discoveries on a world-wide basis.

We were incorporated in the State of Delaware on April 4, 2001, under the name "Flagstick Venture, Inc." On March 28, 2008, stockholders owning a majority of our outstanding common stock approved changing our then name "Signature Exploration and Production Corp." as our business model had changed.

On March 13, 2014, we entered into a definitive assets purchase agreement for the acquisition of assets, including the Growblox™ cultivation technology which resulted in a change in our corporate name on April 4, 2014, from Signature Exploration and Production Corporation to Growblox Sciences, Inc.

Effective December 12, 2016, the Company amended its Certificate of Corporation pursuant to shareholder approval as reported in the Form 8-K filed on October 14, 2016.  Pursuant to the amendment the Company's name was changed from Growblox Sciences, Inc. to GB Sciences, Inc.

Effective April 8, 2018, Shareholders of the Company approved the change in corporate domicile from the State of Delaware to the State of Nevada and increase in the number of authorized capital shares from 250,000,000 to 400,000,000.

Our wholly-owned subsidiary GB Sciences Nevada, LLC ("GBSN") leases a warehouse facility at 3550 W. Teco Avenue, Las Vegas Nevada. On January 4, 2017, GBSN received a State Registration Certificate ("Certificate") for its 28,000-sq. ft. cannabis cultivation facility located in Las Vegas, NV. The receipt of the Certificate allows the Company to cultivate medical cannabis. Phase 1 of the GBSN cultivation facility opened with 200 grow lights. When all phases of construction are completed, the facility is expected to generate revenues of $10 million.  Completion of all Phases of this facility is dependent upon the availability of capital to complete construction. The Company has made completion of all Phases of this facility its number one priority.

On October 4, 2016, we acquired a 60% interest in a Nevada Medical Marijuana Production License with an option of up to 80%.  A production license enables us to convert cannabis plants into to oils and extracts that are suitable for creating medical compounds as well as consumer products. This license is critical and essential to our plan of producing cannabis-based medicines and must be integrated into our cultivation facility to ensure quality control standards and efficiency in our production of cannabis medicines. On October 23, 2017, the Company amended the existing Nevada Medical Marijuana Production License Agreement ("Amended Production License Agreement"). Per the terms of the Amended Production License Agreement, GB Sciences purchased the remaining percentage of the production license resulting in the 100% ownership of the license. GB Sciences also received 100% ownership of the cultivation license included in the original Nevada Medical Marijuana Production License Agreement. In exchange, GB Sciences made one-time payment of $500,000 and issued a Promissory Note in the amount of $700,000 payable in equal monthly payments over a three-year period commencing on January 1, 2018.

On March 31, 2017, we entered into an agreement with Arizona-based company, Kush Cups, to produce cannabis-infused products in the state of Nevada. Cannabis for production will be grown in our Cultivation Labs facility in Las Vegas, NV. We will distribute cannabis-infused Keurig-compatible K-Cups, hot and cold brew coffees as well as infused teas.

We expect our products to compete well in the marketplace because of the considerable efforts we have made in the plant genetics and tissue culturing of our proprietary strains of cannabis.  And, we are the exclusive Nevada grower of Kyle Kushman's proprietary marijuana strains which have been highly rated top sellers in California.

On November 1, 2017, the Company entered into an Edibles Production Agreement (the "EPA") with The Happy Confections, L.L.C. ("THCLLC") through the Company's wholly-owned subsidiary, GB Sciences Las Vegas, LLC ("GBSLV"). Dr. Andrea Small-Howard, a member of GB Science's Board of Directors, is a Co-Managing Member of THCLLC. Under the EPA, THCLLC is to produce cannabis-infused baked goods and other edibles in GBSLV's production facility upon approval of GBSLV's Nevada Medical Marijuana Production License. The Company will receive a royalty of between 20% and 25% on all sales of edibles produced by THCLLC.

Contemporaneously with the EPA, the Company entered into a Non-Revolving Credit Line Agreement and Non-Revolving Credit Line Promissory Note (together, the "THC Note" or "Note") to advance up to $300,000 to THCLLC for the purpose of expanding THCLLC's operations. The Note bears interest at a rate of 1.29% per annum. Beginning 90 days after the sale of its first product, THCLLC is to make repayment of its advances under the Note in an amount equal to 25% of its gross sales revenue. Such repayment is due within 10 days of the sale of any product.

Under the EPA, the Company is to provide accounting and bookkeeping services to THCLLC. In connection with the EPA and THC note, the Company entered into a Reimbursement Agreement for facility expenses and accounting services. Under the Reimbursement Agreement, the Company will be reimbursed $4,500 per month for facility expenses and $2,000 per month for accounting and bookkeeping services. In light of the fact that The Company will be providing the accounting and bookkeeping services to THCLLC, the Company may deduct royalties, facility expenses, and accounting expenses directly from the accounts of THCLLC.

The Company has terminated all of its agreements with THCLLC effective October 19, 2018 and took possession of all tangible assets owned by THCLLC on October 22, 2018, as collateral for the balance owed under the Note. These assets include kitchen and production machinery and equipment, leasehold improvements, and inventory that will be used in the Company’s production operations at the Teco Facility. The Company assessed the Fair Value of the machinery and equipment received at $139,411 and has capitalized that amount in fixed assets during the quarter ended December 31, 2018. All of the machinery and equipment received from THC LLC was placed in service for use in the Company’s production facility during December 2018. The Company also recorded $113,623 as other expense in its Condensed Consolidated Statement of Operations for the three and nine months ended December 31, 2018, which represents the remaining balance of the outstanding note receivable from THC LLC.

On January 31, 2018 the Company entered into a Contract Farming Agreement with Colorado Hemp Project Limited ("CHP") for the development and cultivation of boutique hemp genetics and new strains of hemp which will provide the key ingredient in proprietary CBD formulations. Per the terms of the agreement, the Company leased 8 acres of land on which CHP planted 2000 seeds per acre. CHP is responsible for providing genetics, land, water, planting, cultivation, any soil amendments needed, harvest, drying and stripping into whole plant composite for extraction, if desired. In return, GB Sciences is obligated to pay for all production expenses and delivery or shipping for the total of $16,750 per acre of land farmed.  On March 15, 2018, the Company leased additional 5 acres of land from CHP under the same terms as those included in the original agreement.

Results of Operations

The following table sets forth certain of our Statements of Operations data:

	For the Nine Months Ended December 31,
	2018	2017

Revenue	$2,728,277	$1,635,136
Cost of goods sold	(1,185,878)	(557,649)
Gross profit	1,542,399	1,077,487
General and administrative expenses	12,015,533	12,776,975
Other expense	(8,222,193)	(1,563,956)
Net loss attributable to non-controlling interest	(762,966)	(68,025)
Net Loss	$(19,433,195)	$(13,263,444)

Comparison of the Nine Months Ended December 31, 2018 and 2017

Gross profit

The Company recorded gross profit of approximately $1.5 million for the nine months ended December 31, 2018, as compared to $1.1 million for the same period in the prior year. The increase in gross profit is due to the Company’s Teco cultivation facility located in Las Vegas, NV harvesting its first cannabis in May 2017 and having seven months of sales in the prior year period compared to nine months of sales in the current period.

General and administrative expenses

General and administrative expenses decreased $0.8 million to $12.0 million for the nine months ended December 31, 2018, compared to $12.8 million for the nine months ended December 31, 2017. The decrease is largely attributable to lower costs of equity compensation for consultants and employees during the current year.

Interest expense

Total interest expense increased by $3.0 million to $4.9 million compared to $1.9 million in the same period in the prior year. The increase is primarily due to $3.5 million of unamortized discount recognized as interest expense upon the conversion of convertible notes during the current year.

Other expense

Total other expense increased by $3.7 million compared to the same period in the prior year. The increase is primarily due to $1.0 million paid to Pacific Leaf in connection with the July 2018 Amendment and Termination Agreement and $2.1 million in noncash expense related to that agreement.

The following table sets forth selected data of our Statement of Operations:

	For the Twelve Months Ended March 31,
	2018	2017

Revenue	$2,510,364	$-
Cost of goods sold	(782,727)	-
Gross Profit	1,727,637	-
General and administrative expenses	19,552,288	8,933,111
Other Expense	(5,334,574)	(1,149,992)
Net loss attributable to non-controlling interest	(185,035)	(173,273)
Net Loss	$(22,974,190)	$(9,909,830)

Comparison of the Years Ended March 31, 2018 and 2017

Gross profit.

The Company recorded gross profit of approximately $1.7 million for the twelve months ended March 31, 2018 as compared to no gross profit for the same period in prior year. The increase in gross profit is due to the Company's cultivation facility located in Las Vegas, NV harvesting its first cannabis in May 2017 and subsequent harvests.

General and Administrative Expenses.

General and administrative expense increased $10.6 million to $19.6 million for the twelve months ended March 31, 2018 as compared to $8.9 million for the same period last year. The increase is attributable, in part, to the issuance of $4.1 million in compensation warrants pursuant to the terms of a private placement agreement compared to $1.4 million in compensation warrants during the same period last year and the exercise of compensation warrants resulting in $0.6 million expense, compared to no expense in the prior year. Total payroll and related expense increased $1.9 million to $4.6 million during the twelve months ended March 31, 2018 compared to $2.6 million during the same period in prior year. The increase in payroll expense and related is due to an increase in full time employees. Licenses, taxes, and permits expenses increased by $0.8 million to $0.9 million, compared to $0.1 million in the prior year. The increase in these expenses is largely due to an increase of approximately $0.3 million in state and local taxes on cultivation and $0.1 million of expense resulting from the amortization of prepaid license fees related to the LSU Agreement. Commissions paid pursuant to our private placement agreements increased by $1.9 million to $2 million, compared to $0.1 million in the prior year. Expenses for stock issued to consultants increased by $0.2 million to $0.6 million compared to $0.4 million in the prior year. Lastly, share-based compensation expense increased $0.2 million to $1.8 million for the twelve months ended March 31, 2018 compared to $1.6 million for the same period last year and expense related to stock issued for services increased by $0.2 million to $0.7 million for the twelve months ended March 31, 2018 compared to $0.5 million last year.

Other Income/(Expense)

Other expenses increased by $4.2 million during the period compared to the twelve months ended March 31, 2017. The increase is primarily due to amortization of the debt discount related to the beneficial conversion features discount recorded on the convertible debt.

Liquidity and Capital Resources

Current Liquidity

The Company will need additional capital to implement its strategies. There is no assurance that it will be able to raise the amount of capital needed for future growth plans. Even if financing is available, it may not be on terms that are acceptable. If unable to raise the necessary capital at the times required, the Company may have to materially change the business plan, including delaying implementation of aspects of the business plan or curtailing or abandoning the business plan. The Company represents a speculative investment and investors may lose all of their investment. In order to be able to achieve the strategic goals, the Company needs to further expand its business and financing activities. Based upon the cash position, it is necessary to raise additional capital by the end of the next quarter in order to continue to fund current operations. These factors raise substantial doubt about the ability to continue as a going concern.  The Company is pursuing several alternatives to address this situation, including the raising of additional funding through equity or debt financings. In order to finance existing operations and pay current liabilities over the next twelve months, the Company will need to raise additional capital. No assurance can be given that the Company will be able to operate profitably on a consistent basis, or at all, in the future.

The principal sources of liquidity to date have been cash generated from sales of debt and equity securities and loans.

At December 31, 2018, cash was $0.3 million, other current assets excluding cash were $4.3 million, and our working capital was $(0.4) million. At the same time, current liabilities were approximately $5.0 million and consisted principally of $2.3 million in accounts payable, $0.5 million in accrued liabilities, $1.5 million in notes payable, net of $0.7 million in discounts, and $0.7 million in income tax payable. At March 31, 2018, the Company had a cash balance of $3.6 million, other current assets excluding cash were $3.7 million and our working capital was $5.3 million. Current liabilities were approximately $1.9 million, which consisted principally of and $0.4 million in accounts payable, $0.5 million in accrued liabilities, and $1.1 million in notes payable, net of $5.0 million in discounts.

Sources and Uses of Cash

Operating Activities

Net cash used in operating activities was $7.5 million for the nine months ended December 31, 2018, as compared to net cash used of $8.0 million for the nine months ended December 31, 2017. We anticipate that cash flows from operations may be insufficient to fund business operations for the next twelve-month period. Accordingly, we will have to generate additional liquidity or cash flow to fund our current and anticipated operations. This will likely require the sale of additional common stock or other securities. There is no assurance that we will be able to realize any significant proceeds from such sales, if at all.

Investing Activities

During the nine months ended December 31, 2018 and 2017, the Company used $10.5 million and $1.5 million, respectively, of cash in investing activities. The cash used in investing activities during the nine months ended December 31, 2018 and 2017 was primarily for the purchase of property and equipment.

Financing Activities

During the nine months ended December 31, 2018 and 2017, cash flows from financing activities totaled $14.8 million and $8.3 million, respectively. Cash flows from financing activities for the nine months ended December 31, 2018, related primarily to $4.8 million in proceeds from the issuance of common stock in private placements, $3.9 million in proceeds from warrant exercises, and $6.9 million in proceeds from non-controlling interests. Cash flows from financing activities for the nine months ended December 31, 2017 related primarily to $8.2 million in proceeds from the issuance of convertible notes.

Installment Loan Financing – Convertible Debenture

The Company entered into a Note Purchase Agreement, dated May 12, 2015 and effective as of June 8, 2015, with Pacific Leaf Ventures, LP ("Pacific Leaf"), pursuant to which Pacific Leaf has made installment loans (the "Loans") to the Company in the aggregate amount of $1.75 million. The purpose of the financing is to provide for the acquisition and installation of an operating facility, equipment and other tangible assets by GB Sciences Nevada, LLC ("GBSN"). Such facility and equipment were dedicated to the cultivation of cannabis and the extraction of oils and other constituents present in cannabis, subject at all times to Nevada legal requirements. The note is convertible at the option of the holder into common shares at a conversion price of $0.50, subject to anti-dilution adjustments.

To evidence the Loans, the Company issued to Pacific Leaf a 6% senior secured convertible promissory note (the "Note"), bearing interest at the rate of 6% per annum, payable quarterly. All outstanding principal and interest due under the Note were due and payable on May 12, 2020. The Company was required to repay the outstanding principal amount of the Note on a quarterly basis in an amount equal to 50% of the cash flow (accrued EBITDA) of GBSN attributable to our percentage interest in GBSN no later than the earlier to occur of (a) the fifth (5th) business day following receipt of a distribution of the Company's Share of GBSN's EBITDA for the calendar quarter in question, or (b) thirty (30) days following the end of the calendar quarter in question, with the first such prepayment to be made not later than July 31, 2015 with respect to the quarter ending June 30, 2015. In order to induce the Pacific Leaf to extend the loan to the Company and to secure the payment and performance of all of the Secured Obligations, the Company agreed to grant Pacific Leaf a security interest in certain of its assets and enter into the lending agreement.

On February 8, 2016, the Company entered into the Amended and Restated 6% Senior Convertible Promissory Note ("Amended Note") with Pacific Leaf.  The amended agreement modifies the 6% Senior Secure Convertible Promissory Note dated May 12, 2015 and effective as of June 8, 2015, in the principal amount of $1.75 million.

Per the terms of the amended agreement, Pacific Leaf may make up to $1.0 million in additional advances to the Company under the Amended Note bringing the total in the aggregate to $2.75 million. The note is convertible at the option of the holder into common shares at a conversion price of $0.25, subject to anti-dilution adjustments. The Company has an option to prepay the Amended Note, without premium or penalty, in whole or in part, with accrued interest to the date of such prepayment.

Until the payment in full of the Amended Note, Pacific Leaf or its designee have the option (the "Option") to purchase up to a 20% membership interest in GBSN for a purchase price equal to $100,000 for each 2% of membership interest purchased (i.e., $1,000,000 if the Option is exercised in full), provided that the Option may not be exercised for less than a 1% membership interest in GBSN.

In connection with the Amended Note, the Company also entered into the Amended and Restated Royalty Agreement with Pacific Leaf dated and effective as of February 8, 2016.  Per the terms of the Amended Royalty Agreement, the royalty rate at any time shall equal to the sum of (i) 9.1%, and (ii) the percentage calculated by dividing the amount advanced in excess of $1.75 million by $1.0 million, multiplied by the gross revenues of GBSN.  On the earlier of (i) the seventh anniversary of the royalty payment date, or (ii) the date that all amounts outstanding under the Amended Note have been paid in full, the royalty rate shall be reduced by 50%.

On June 13, 2016, the Company received notice from the Pacific Leaf that it had elected to convert $500,000 of the Pacific Leaf Note into common stock of the Company pursuant to the Amended and Restated 6% Senior Secured Convertible Promissory.  Accordingly, the Company has issued 2,000,000 shares of its common stock ($500,000 converted at a price of $0.25 per share) to Pacific Leaf and the Company's indebtedness pursuant to the Note was reduced by $500,000.

On August 4, 2016, the Company entered into the Second Omnibus Amendment ("Second Amendment") of its existing agreements with Pacific Leaf.  The Second Amendment eliminates Pacific Leaf's option to purchase up to a 20% membership interest in GBSN and reduces Pacific Leaf's existing royalty rate to 16.4% of the gross sales revenue of GBSN.  It also caps maximum aggregate royalty payments to be made to Pacific Leaf at $2,420,000 with respect to any calendar year. In consideration of the amended terms, Pacific Leaf and its designees received 1,000,000 shares of the Company's common stock and a five-year warrant to purchase 1,500,000 shares of the Company's common stock at $0.36 per share resulting in related expense of approximately $0.9 million.

On October 4, October 20, November 1, and November 10, 2016, the Company received notices the Pacific Leaf that it had elected to convert total of $1,776,750 of the Pacific Leaf Note into common stock of the Company pursuant to the Amended and Restated 6% Senior Secured Convertible Promissory.  Accordingly, the Company has issued 7,107,000 shares of its common stock ($1,776,750 converted at a price of $0.25 per share) to Pacific Leaf and the Company's indebtedness pursuant to the Note was reduced by $1,776,750.

On January 24, and February 22, 2017, the Company received additional notices from Pacific Leaf Ventures, LP ("Pacific Leaf") that it had elected to convert $413,085 ($317,938 in principal and $95,145 in accrued interest) of the Pacific Leaf Note into common stock of the Company pursuant to the Amended and Restated 6% Senior Secured Convertible Promissory.  Accordingly, the Company has issued 1,652,332 shares of its common stock ($413,083 converted at a price of $0.25 per share). As of March 31, 2017, the Company indebtedness pursuant to the Note was $0.2 million.

On May 12, 2017, the Company received notice from Pacific Leaf Ventures, LP ("Pacific Leaf") that it had elected to convert $184,805 ($154,805 principal and $30,000 accrued interest) of the Company's indebtedness to Pacific Leaf Note into common stock of the Company pursuant to the Amended and Restated 6% Senior Secured Convertible Promissory.  Accordingly, the Note was reduced by $184,805.

On February 23, 2018, the Company and Pacific Leaf entered into an Agreement whereby all rights and obligations between the parties pursuant to all prior agreements would terminate.  Under the terms of the agreement, the Company paid Pacific Leaf $1,269,818.05 upon the signing of the agreement and will pay Pacific Leaf an additional $1,500,000 on or before July 31, 2018.  The Company will also issue Pacific Leaf 1,600,000 shares of restricted common stock on or before July 31, 2018.  Thereafter, no business relationship will exist between the parties.

In the event that the Company is unable to make the $1.5 million payment to Pacific Leaf on or before July 31, 2018, the Royalty Agreement will continue to be in full force and effect, any and all other agreements that would have been terminated under the terms of the February 2018 Agreement will continue to be in full force and effect, and 75% of all payments made under the February 2018 Agreement will be credited toward royalties owed under the Royalty Agreement.

In connection with the February 2018 Agreement, the Company recorded royalty expense of $269,818 for accrued royalties paid, $250,000 in other expense which represents 25% of the $1 million payment made on February 26, 2018, and $750,000 in prepaid expenses which represents the 75% portion of the $1 million payment which will be credited toward future royalties in the event the $1.5 million payment is not made on or before July 31, 2018.

The market value of the 1.6 million shares issued relating to the February 2018 Agreement was $1,040,000, valued as of the date of the agreement. The Company recorded $260,000 in other expense related to the issuance of those shares, which represents 25% of the market value of those shares. We recorded $780,000 in prepaid expenses, representing the 75% portion of the fair market value of those shares which will be credited toward future royalties in the event that the final $1.5 million payment is not made on or before July 31, 2018.

Convertible Notes and Warrants

In February 2016, the Company issued a short-term Promissory Note ("Note") with a face value of $192,500 resulting in aggregate proceeds of $175,000 reflecting a 9.1% original discount and a nominal rate of 10%. The Note is payable within one year of issuance and is convertible into 962,500 shares of the Company's common stock and 962,500 common stock purchase warrants at any time and from time to time before maturity at the option of the holder. Each warrant gives the Noteholder the right to purchase one share of common stock of the Company at an exercise price of $0.50 per share for a period of three years.  The beneficial conversion feature resulting from the discounted conversion price compared to the market price was calculated based on the date of issuance to be $94,037 after adjusting the effective conversion price for the relative fair value of the note proceeds compared to the fair value of the attached warrants and note. In addition to this discount related to the beneficial conversion feature, an additional discount of $66,912 was recorded based on the fair value of the 962,500 warrants attached to the note.

This value was derived using the Black-Scholes valuation model.

In February 2017, the Company received a notice from the Holder of the Short-Term Promissory Note ("Note") issued in February 2016 with face value of $192,500. The Holder had elected to convert all of the Company's indebtedness into common stock of the Company pursuant to the Convertible Note Agreement. Accordingly, the Company had issued 965,500 shares of its common stock ($192,500 converted at a price of $0.20 per share).

In March 2016, the Company issued a short-term Promissory Note ("Note") with a face value of $300,000 resulting in aggregate proceeds of $250,000 reflecting a 16.67% original discount and a nominal rate of 20%. The Note is payable within one year of issuance and is convertible into 1,500,000 shares of the Company's common stock and 1,500,000 common stock to purchase warrants at any time and from time to time before maturity at the option of the holder. Each warrant gives the Noteholder the right to purchase one share of common stock of the Company at an exercise price of $0.50 per share for a period of three years. The beneficial conversion feature resulting from the discounted conversion price compared to the market price was calculated based on the date of issuance to be $143,750 after adjusting the effective conversion price for the relative fair value of the note proceeds compared to the fair value of the attached warrants and note. In addition to this discount related to the beneficial conversion feature, an additional discount of $93,750 was recorded based on the fair value of the 1,500,000 warrants attached to the note.

In November 2016, the Company received a notice that the Noteholder had elected to convert its $300,000 Note into common stock of the Company pursuant to the Short-Term Convertible Note Agreement.  Accordingly, the Company issued 1,500,000 shares of its common stock ($300,000 converted at a price of $0.20 per share) and a warrant to purchase 1,500,000 shares of the Company's common stock at the price of $0.50 per share for the period of three years.  As a result of the conversion, the Company recorded a loss of $0.1 million.

In July 2016, the Company issued a short-term Promissory Note ("Note") resulting in aggregate proceeds of $500,000. The Note is payable within one year of issuance and is convertible into 2,500,000 shares of the Company's common stock at any time and from time to time before maturity at the option of the holder. The beneficial conversion feature resulting from the discounted conversion price compared to the market price was calculated based on the date of issuance to be $350,000 after adjusting the effective conversion price for the relative fair value of the note proceeds compared to the fair value of the Note.

In January 2017, the Company received a notice from the Holder of the Short-Term Promissory Note ("Note") issued in July 2016 with face value of $500,000. The Holder had elected to convert $500,000 of the Company's indebtedness into common stock of the Company pursuant to the Convertible Note Agreement. Accordingly, the Company had issued 2,538,333 shares of its common stock ($500,000 principal and $38,333 accrued interest converted at a price of $0.20 per share). As a result of the conversion, the Company recorded a loss of $0.2 million.

In March 2017, the Company issued short-term Promissory Notes ("Notes") to various holders with combined face value of $965,500. The Notes are payable within three years of issuance and are convertible into 3,862,000 shares of the Company's common stock and 3,862,000 common stock purchase warrants at any time and from time to time before maturity at the option of the holder. Each warrant gives the Noteholder the right to purchase one share of common stock of the Company at an exercise price of $0.60 per share for a period of three years.  The beneficial conversion feature resulting from the discounted conversion price compared to the market price was calculated based on the date of issuance to be $416,733 after adjusting the effective conversion price for the relative fair value of the note proceeds compared to the fair value of the attached warrants and note. In addition to this discount related to the beneficial conversion feature, an additional discount of $548,767 was recorded based on the fair value of the warrants attached to the note. This value was derived using the Black-Scholes valuation model.

During the three months ended June 30, 2017, the Company issued short-term Promissory Notes ("Notes") to various holders with combined face value of $1,034,500. The Notes are payable within three years of issuance and are convertible into 4,138,000 shares of the Company's common stock. The Company also issued 4,138,000 common stock warrants to the Note holders. The warrants are exercisable at any time and from time to time before maturity at the option of the holder. Each warrant gives the Noteholder the right to purchase one share of common stock of the Company at an exercise price of $0.60 per share for a period of three years.  The beneficial conversion feature resulting from the discounted conversion price compared to the market price was calculated based on the date of issuance to be $487,957 after adjusting the effective conversion price for the relative fair value of the note proceeds compared to the fair value of the attached warrants and note. In addition to this discount related to the beneficial conversion feature, an additional discount of $480,236 was recorded based on the fair value of the warrants attached to the note. This value was derived using the Black-Scholes valuation model.

In July 2017, the Company entered into a Placement Agent's Agreement with a third-party brokerage firm to offer units consisting of a $1,000 6% promissory note convertible into 4,000 shares of the Company's common stock at $0.25 per share and 4,000 warrants to purchase shares of the Company's' common stock at an exercise price of $0.65 per share for the period of three years.

During the three months ended September 30, 2017, the Company issued short-term Promissory Notes ("Notes") to various holders with combined face value of $3,085,000. The Notes are payable within three years of issuance and are convertible into 12,340,000 shares of the Company's common stock. The Company also issued 12,340,000 common stock warrants to the Note holders. The warrants are exercisable at any time and from time to time before maturity at the option of the holder. Each warrant gives the Noteholder the right to purchase one share of common stock of the Company at an exercise price of $0.65 per share for a period of three years.  The beneficial conversion feature resulting from the discounted conversion price compared to the market price was calculated based on the date of issuance to be $1,541,797 after adjusting the effective conversion price for the relative fair value of the note proceeds compared to the fair value of the attached warrants and note. In addition to this discount related to the beneficial conversion feature, an additional discount of $1,532,335 recorded based on the fair value of the warrants attached to the note. This value was derived using the Black-Scholes valuation model.

During the three months ended December 31, 2017, the Company issued short-term Promissory Notes ("Notes") to various holders with combined face value of $4,116,000. The Notes are payable within three years of issuance and are convertible into 16,464,000 shares of the Company's common stock. The Company also issued 16,464,000 common stock warrants to the Note holders. The warrants are exercisable at any time and from time to time before maturity at the option of the holder. Each warrant gives the Noteholder the right to purchase one share of common stock of the Company at an exercise price of $0.65 per share for a period of three years.  The beneficial conversion feature resulting from the discounted conversion price compared to the market price was calculated based on the date of issuance to be $1,600,808 after adjusting the effective conversion price for the relative fair value of the note proceeds compared to the fair value of the attached warrants and note. In addition to this discount related to the beneficial conversion feature, an additional discount of $2,417,856 was recorded based on the fair value of the warrants attached to the note. This value was derived using the Black-Scholes valuation model.

The Notes and Warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 (the "Securities Act") and/or Rule 506 of Regulation D under the Securities Act, as amended.

Variables and Trends

We have limited operating history with respect to the current business plan. In the event we are able to obtain the necessary financing to move forward with the business plan, we expect business expenses to increase significantly as we go operational. Accordingly, the comparison of the financial data for the periods presented may not be a meaningful indicator of future performance and must be considered in light these circumstances.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

DESCRIPTION OF BUSINESS

Company Background

The Company seeks to be an innovative technology and solution company that converts the cannabis plant into medicines, therapies and treatments for a variety of ailments. The Company is developing and utilizing state of the art technologies in plant biology, cultivation and extraction techniques, combined with biotechnology, and plans to produce consistent and measurable medical-grade cannabis, cannabis concentrates and cannabinoid therapies.

We seek to become a trusted producer of consistent and efficacious medicinal strains and products, combining both cannabinoids and terpenes, which we intend to market in those states within the United States and in other countries where the sale of medical cannabis products are permitted. In addition, subject to obtaining Food and Drug Administrative (FDA) certification, we intend to market our cannabinoid-based drug discoveries on a world-wide basis.

We were incorporated in the State of Delaware on April 4, 2001, under the name "Flagstick Venture, Inc." On March 28, 2008, stockholders owning a majority of our outstanding common stock approved changing our then name "Signature Exploration and Production Corp." as our business model had changed.

On March 13, 2014, we entered into a definitive assets purchase agreement for the acquisition of assets, including the Growblox™ cultivation technology which resulted in a change in our corporate name on April 4, 2014, from Signature Exploration and Production Corporation to Growblox Sciences, Inc.

Effective December 12, 2016, the Company amended its Certificate of Corporation pursuant to shareholder approval as reported in the Form 8-K filed on October 14, 2016.  Pursuant to the amendment the Company's name was changed from Growblox Sciences, Inc. to GB Sciences, Inc.

Effective April 8, 2018, Shareholders of the Company approved the change in corporate domicile from the State of Delaware to the State of Nevada and increase in the number of authorized capital shares from 250,000,000 to 400,000,000.

Our common stock is quoted for trading on the OTCQB Market under the symbol GBLX.

Our principal executive offices are located at 3550 W. Teco Avenue, Las Vegas, NV 89118.  Our telephone number is (866) 721-0297.

Business Strategy

GB Sciences intends to operate as an intellectual property company that will conduct its business through its subsidiaries. GB Sciences intends to own all patents and related technologies developed by it and its subsidiaries. In addition, the Company owns and will seek to own majority interests in each of its existing and future operating subsidiaries.

Although we believe that maximum shareholder value will ultimately be achieved through the development, production and marketing of certified cannabinoid medicines, therapies and treatments, in order to generate cash flow and near-term profitability, we cultivate and dispense cannabis for medical and recreational purposes in Nevada. Additionally, we intend to cultivate and dispense cannabis in other states which permit such sales and in which we and our operating partners are able to obtain cultivation and dispensing licenses.

March 28, 2008, stockholders owning a majority of our outstanding common stock approved changing our then name "Signature Exploration and Production Corp." as our business model had changed.

On March 13, 2014, we entered into a definitive assets purchase agreement for the acquisition of assets, including the Growblox™ cultivation technology which resulted in a change in our corporate name on April 4, 2014, from Signature Exploration and Production Corporation to Growblox Sciences, Inc.

Effective December 12, 2016, the Company amended its Certificate of Corporation pursuant to shareholder approval as reported in the Form 8-K filed on October 14, 2016.  Pursuant to the amendment the Company's name was changed from Growblox Sciences, Inc. to GB Sciences, Inc.

Effective April 8, 2018, Shareholders of the Company approved the change in corporate domicile from the State of

Delaware to the State of Nevada and increase in the number of authorized capital shares from 250,000,000 to 400,000,000.

Our wholly-owned subsidiary GB Sciences Nevada, LLC ("GBSN") leases a warehouse facility at 3550 W. Teco Avenue, Las Vegas Nevada. On January 4, 2017, GBSN received a State Registration Certificate ("Certificate") for its 28,000-sq. ft. cannabis cultivation facility located in Las Vegas, NV. The receipt of the Certificate allows the Company to cultivate medical cannabis. Phase 1 of the GBSN cultivation facility opened with 200 grow lights. When all phases of construction are completed, the facility is expected to generate revenues of $10 million.  Completion of all Phases of this facility is dependent upon the availability of capital to complete construction. The Company has made completion of all Phases of this facility its number one priority.

On October 4, 2016, we acquired a 60% interest in a Nevada Medical Marijuana Production License with an option of up to 80%.  A production license enables us to convert cannabis plants into to oils and extracts that are suitable for creating medical compounds as well as consumer products. This license is critical and essential to our plan of producing cannabis-based medicines and must be integrated into our cultivation facility to ensure quality control standards and efficiency in our production of cannabis medicines. On October 23, 2017, the Company amended the existing Nevada Medical Marijuana Production License Agreement ("Amended Production License Agreement"). Per the terms of the Amended Production License Agreement, GB Sciences purchased the remaining percentage of the production license resulting in the 100% ownership of the license. GB Sciences also received 100% ownership of the cultivation license included in the original Nevada Medical Marijuana Production License Agreement. In exchange, GB Sciences made one-time payment of $500,000 and issued a Promissory Note in the amount of $700,000 payable in equal monthly payments over a three-year period commencing on January 1, 2018.

On March 31, 2017, we entered into an agreement with Arizona-based company, Kush Cups, to produce cannabis-infused products in the state of Nevada. Cannabis for production will be grown in our Cultivation Labs facility in Las Vegas, NV. We will distribute cannabis-infused Keurig-compatible K-Cups, hot and cold brew coffees as well as infused teas.

We expect our products to compete well in the marketplace because of the considerable efforts we have made in the plant genetics and tissue culturing of our proprietary strains of cannabis.  And, we are the exclusive Nevada grower of Kyle Kushman's proprietary marijuana strains which have been highly rated top sellers in California.

On November 1, 2017, the Company entered into an Edibles Production Agreement (the "EPA") with The Happy Confections, L.L.C. ("THCLLC") through the Company's wholly-owned subsidiary, GB Sciences Las Vegas, LLC ("GBSLV"). Dr. Andrea Small-Howard, a member of GB Science's Board of Directors, is a Co-Managing Member of THCLLC. Under the EPA, THCLLC is to produce cannabis-infused baked goods and other edibles in GBSLV's production facility upon approval of GBSLV's Nevada Medical Marijuana Production License. The Company will receive a royalty of between 20% and 25% on all sales of edibles produced by THCLLC.

Contemporaneously with the EPA, the Company entered into a Non-Revolving Credit Line Agreement and Non-Revolving Credit Line Promissory Note (together, the "THC Note" or "Note") to advance up to $300,000 to THCLLC for the purpose of expanding THCLLC's operations. The Note bears interest at a rate of 1.29% per annum. Beginning 90 days after the sale of its first product, THCLLC is to make repayment of its advances under the Note in an amount equal to 25% of its gross sales revenue. Such repayment is due within 10 days of the sale of any product.

Under the EPA, the Company is to provide accounting and bookkeeping services to THCLLC. In connection with the EPA and THC note, the Company entered into a Reimbursement Agreement for facility expenses and accounting services. Under the Reimbursement Agreement, the Company will be reimbursed $4,500 per month for facility expenses and $2,000 per month for accounting and bookkeeping services. In light of the fact that The Company will be providing the accounting and bookkeeping services to THCLLC, the Company may deduct royalties, facility expenses, and accounting expenses directly from the accounts of THCLLC.

The Company has terminated all of its agreements with THCLLC effective October 19, 2018 and took possession of all tangible assets owned by THCLLC on October 22, 2018, as collateral for the balance owed under the Note. These assets include kitchen and production machinery and equipment, leasehold improvements, and inventory that will be used in the Company’s production operations at the Teco Facility. The Company assessed the Fair Value of the machinery and equipment received at $139,411 and has capitalized that amount in fixed assets during the quarter ended December 31, 2018. All of the machinery and equipment received from THC LLC was placed in service for use in the Company’s production facility during December 2018. The Company also recorded $113,623 as other expense in its Condensed Consolidated Statement of Operations for the three and nine months ended December 31, 2018, which represents the remaining balance of the outstanding note receivable from THC LLC.

On January 31, 2018 the Company entered into a Contract Farming Agreement with Colorado Hemp Project Limited ("CHP") for the development and cultivation of boutique help genetics and new strains of hemp which will provide the key ingredient in proprietary CBD formulations. Per the terms of the agreement, the Company leased 8 acres of land on which CHP planted 2000 seeds per acre. CHP is responsible for providing genetics, land, water, planting, cultivation, any soil amendments needed, harvest, drying and stripping into whole plant composite for extraction, if desired. In return, GB Sciences is obligated to pay for all production expenses and delivery or shipping for the total of $16,750 per acre of land farmed.  On March 15, 2018, the Company leased additional 5 acres of land from CHP under the same terms as those included in the original agreement.

Drug Discovery and Development of Novel Cannabis-Based Therapies

Through its wholly owned subsidiary Growblox Life Sciences (GBLS"), the Company has conducted ground-breaking research embracing the complexity of the whole plant led by Dr. Andrea Small-Howard, the Company's Chief Science Officer, and Dr. Helen Turner, Vice President of Innovation and Dean of the Science and Technology Department at Chaminade University.  Small-Howard and Turner posited that complex mixtures of cannabinoids and terpenes that are derived from native mixtures in the cannabis plant, but with precise optimizations, would provide more targeted and effective treatments for specific disease conditions than either single cannabinoids or whole plant formulations.  They developed a rapid screening and assaying system which tested thousands of combinations of cannabinoids and terpenes in vitro against cell-based models of disease.  This process identified precise mixtures of cannabinoids and terpenes, many of which contained no THC, to treat categories of disease conditions, including neurological disorders, inflammation, heart disease, metabolic syndrome, neuropathic pain and chronic pain.

GB Sciences' drug discovery process combines high throughput screening of tens of thousands of combinations of compounds derived from specific chemovars of the cannabis plant in well-established cellular models of diseases and a proprietary network pharmacology algorithm for the prediction of complex therapeutic mixtures that the Company spent two-and-a-half-years training and testing against cell assay data. This combined approach to drug discovery increases research efficiency and accuracy. Screening of cannabis-based mixtures for drug discovery involves the testing of specific combinations of plant chemicals from many naturally occurring cannabis chemovars and the use of live models for these diseases that have been well established by other researchers. First, the Company finds chemovars that show some therapeutic activity, and then refines these natural mixtures to optimize their effectiveness in cellular assays by removing compounds that do not act synergistically with the others in the mixtures.  The Company also use its internally-validated GBSci Network Pharmacology Platform to prioritize and eliminate some potential combinations.

The U.S. Patent and Trademark Office allows complex mixtures to be claimed as Active Pharmaceutical Ingredients, and GB Sciences has a series of patents containing cannabis-derived complex mixtures that act as therapeutic agents for specific disease categories, as described below. The Company's patents are protected whether the individual compounds are derived from the cannabis plant, another plant, synthetically produced, or derived from a combination of sources for the individual chemical compounds in these mixtures.

Intellectual Property Portfolio

GBLS retained Fenwick & West, a Silicon Valley based law firm focusing on life sciences and high technology companies with a nationally top-ranked intellectual property practice, to develop strategies for the protection of the Company's intellectual property. The following patents have been filed to date:

Three patent applications (USPTO & PCT)

10/2017_Cannabis-based Formulas to treat Neurodegenerative Disorders (PD, AD, dementia)

02/2018_Cannabis-based Formulas to treat Anti-Inflammatory Disorders (asthma, IBD, etc.)

05/2018_Myrcene-based Formulas to treat Heart Disorders & Pain

Four provisional patent applications (USPTO)

10/2016_Cannabis-based Formulas to treat Neurodegenerative Disorders (PD, AD, dementia)

02/2017_Cannabis-based Formulas to treat Anti-Inflammatory Disorders (asthma, IBD, etc.)

05/2017_Myrcene-based Formulas to treat Heart Disorders & Pain

05/2018_Cannabis-based Formula to Modulate Pain

Two licensed patents complete the GBLS portfolio:

Two licensed patents (USPTO & PCT)

03/2017_Licensed Cannabinoid Receptor-based Heart Disease Patent (approved)

10/2017_Exclusive Worldwide License on Time-Released Cannabinoid Nanoparticles (approved in Spain, applied in the US, Canada, and Europe)

GBLS is collecting research data and intends to file future patents on:

Future Patents in Discovery Phase

Triple-negative breast cancer therapies

Wound healing

HIV/AIDS adjunctive therapy without THC

HAND: HIV Associated Neurocognitive Disorder

Partnering Strategy

The Company runs a lean drug development program and minimizes expenses, including personnel, overhead, and fixed capital expenses (such as lab and diagnostic equipment), through strategic partnerships with Universities and Contract Research Organizations ("CROs"). Through these research and development agreements, the Company has created a virtual pipeline for the further development of novel medicines extracted from the cannabis plant. The partners bring both expertise and infrastructure at a reasonable cost to the life sciences program. GB Sciences has also negotiated with these partners to keep 100% of the ownership of the IP within GBLS for original patent filings.

The Company currently has active and on-going research agreements with the following institutions covering the indicated areas of research:

•Chaminade University: Broad-based research program to support the drug discovery platform that has yielded all of GBLS's original patents to date in the areas of neurodegenerative diseases, heart disease, inflammatory diseases, neuropathic pain and chronic pain.

•Michigan State University: Evaluation of the Company's Neuroprotective and Anti-inflammatory Panel of Compounds for Immunomodulatory Activity Employing Human Primary Leukocytes.

•The University of Seville: Development of polymeric nanoparticles of cannabis-based terpene-mixtures for oral administration in pain treatments.

•The University of Cadiz: Testing the safety and efficacy of the above mentioned polymeric nanoparticles in a rodent model.

•University of Hawaii: Validating the efficacy of a complex cannabis-based mixture for the treatment of cardiac hypertrophy and cardiac disease in a rodent model.

The Company also has consulting agreements with the following subject matter experts:

•Dr. Zoltan Mari, Section Head, Nevada Movement Disorders Program & Lee Pascal Parkinson's Disease Scholar at Cleveland Clinic.

•Dr. Ziva Cooper, Columbia University, Associate Professor of Clinical Neurobiology, will design GBLS's human neuropathic and chronic pain trials and provide strategic guidance on clinical development of these products.  For nearly a decade, Dr. Cooper has been building on her training in preclinical models of drug dependence and developing an expertise in human laboratory studies on cannabis, cannabinoids, opioids, and cocaine while maintaining research projects in animal models of substance use. Her current research investigates the direct neurobiological effects of emerging drugs of abuse, including synthetic cannabinoids in laboratory animals and the direct physiological and behavioral effects of cannabinoids as they pertain to both their abuse potential and potential therapeutic effects in double-blind, placebo controlled human laboratory studies. Dr. Cooper's research is funded by the National Institute on Drug Abuse.

Path to Market: Drug Development Stages and Proposed Clinical Trials

The Company has cannabis-based therapeutic products in the following stages of drug development: Discovery, Pre-Clinical, and entering the Clinical Phase. It has also licensed therapeutic products that the Company intends to develop through partners, labeled Partner Programs.

The completion of pre-clinical studies, clinical trials, and obtaining FDA-approvals for pharmaceutical products is traditionally a long and expensive process. However, GB Sciences believe that its drug development program, novel regulatory strategy, experienced development partners, and aggressive licensing of these products at early clinical stages can mitigate some of the risks. The Company uses a combination of in silico discovery methods and automated screening of cellular models of disease to decrease the time in Discovery prior to filing novel patent applications for disease-specific therapeutics. GB Sciences' original patent applications cover new chemical entities ("NCE") based on complex combinations of plant-derived compounds. Its Exploratory IND/Phase 0 Program gets the Company to First-in-Man sooner than traditional programs, which reduces translational risks, and includes preliminary efficacy measures for responsible development decisions. In contrast, a traditional phased-development path would not provide any efficacy measures until Phase II. After the completion of our Phase 0 study, which compares the efficacies of multiple related cannabis-based formulations, the Company plans to advance the lead drug candidate using an adaptive trial design that is more efficient than the traditional phased-development pathway. GB Sciences has entered into research contracts, partnerships, and/or joint ventures with several respected, independent contract research organizations, medical schools, universities, and other scientific researchers to increase developmental efficiencies. If and when one or more of the Company's drugs, therapies or treatments are approved by the FDA, the Company will seek to market them under licensing arrangements with major biotechnology or pharmaceutical companies.

The Company plans to use a combination of FDA-registered human clinical trials, as described in detail above, and pilot human studies in the development of its therapeutic product portfolio. Early in product development, human pilot studies that are fully-compliant with state medical cannabis programs will be used to gather early data on safety and efficacy that can later be referenced in the next phase of product development. The Company may be able to produce and sell the early products that prove efficacious, through licensing agreements with cannabis companies in other US states and countries that have legalized cannabis programs.  GB Sciences believes that these pilot studies will provide significant value by reducing the cost of commercialization, more rapidly putting effective drugs in the hands of patients and accelerating by years the monetization of research. The Company's goal is to be the perfect partner to those companies with greater resources and experience in the marketing and distribution of medications worldwide.

There can be no assurance that we will ever be able to enter into any joint ventures or other arrangements with third parties to finance our drug development program or that if we are able to do so, that any of our projected therapies will ever be approved by the FDA. Even if we obtain FDA approval for a therapy, there can be no assurance that it could be successfully marketed or would not be superseded by another cannabis-based therapy produced by one or more of our competitors. It also may be anticipated that even if we enter into a joint venture development with a financially stable pharmaceutical or institutional partner, we will still be required to raise significant additional capital in the future to achieve the strategic goals of our Science Division. There can be no assurance that we will be able to obtain such additional capital on reasonable terms, if at all. If our Science Division fails to achieve its goal of producing one or more cannabis-based pharmaceuticals or therapies, it would have a material adverse effect on our future financial condition and business prospects.

Agreement with Growblox Sciences Puerto Rico

On May 7, 2015, the Company entered into certain agreements with Growblox Sciences, Puerto Rico, LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico ("GBSPR").   GBSPR was formed and is being capitalized primarily by Cesar Cordero-Kruger, a prominent business executive and resident of Puerto Rico.

Under the terms of a commercialization agreement between the Company and GBSPR, the Company has granted to GBSPR the exclusive world-wide rights to all of our technology and intellectual property to:

(a) manufacture, produce, lease and license our indoor series of controlled-climate indoor agricultural technology growing and cultivation chambers engineered and designed to produce medical grade cannabis and other plant extracts (the "Growblox Chambers") and provide remote diagnostic monitoring and servicing of the Growing Chambers to third party growers and processors of hemp, cannabis and other plant extracts;

(b) sell to the Company, for resale and distribution throughout the world, in all territories and jurisdictions (including states in the United States) where the sale and use of such products are permitted, any and all pharmaceutical raw materials and products as well as neutraceuticals and cosmeceutical skin care products derived from medical-grade cannabis and hemp raw materials that were cultivated and grown in Growblox Chambers;

(c) use the trademarks and packaging developed by the Company to be used to identify all cannabis products grown in Growblox Chambers;

(d) provide technical support for the licensing, permitting and other requisite applications for the cannabis business in Puerto Rico and related markets;

(e) access all research supporting the Growblox Chambers and educational materials previously developed or collected in the future by the Company to the extent associated or used with GBSPR Business; and

(f) access all of the dispensary related technology, proprietary information and contacts including, without limitation, technology, proprietary information, and contacts.

All rights not granted to GBSPR under the commercialization agreement are retained by the Company and include the (i) right to conduct pre-clinical and clinical trials and ongoing research and development to create cannabis-based therapies for specific clinical conditions based on an understanding of how cannabinoids interact with the natural receptors in the human body; (ii) formulation of targeted combinations of active ingredients to combat specific conditions and diseases; (iii) use of proprietary cannabinoid formulations, to develop palliative and curative pharmaceutical treatment options and products for patients with certain critical diseases; (iv) exclusive right to  sell, dispense and market cannabinoid and hemp based pharmaceutical raw materials and products as well as neutraceuticals and cosmeceutical skin care products throughout the world, either directly, through distributors or under other agreements with third parties; and (iv) right, directly, or through one or more of our subsidiaries (other than GBSPR), to cultivate, grow, dispense and sell medical-grade cannabis or marijuana in Nevada and Colorado.

To the extent that GBSPR produces and sells to the Company for resale or distribution pharmaceutical raw materials and products, neutraceuticals and/or cosmeceutical skin care products derived from plants cultivated and grown in Growblox Chambers (collectively, the "Finished Products"), the Company has agreed to establish mutually acceptable transfer pricing between GBSPR and the Company for such Finished Products; failing which agreement, an independent third party will arbitrate such pricing and pricing policies.  In the event that GBSPR is unable to fulfill 100% of the requirements of the customers for Growblox Chambers or Finished Products, GBSPR will subcontract such production to third parties that are reasonably acceptable to the Company.  Neither the Company nor GBSPR may commercially sell (as opposed to leasing or licensing) Growblox Chambers without the consent of both parties.

The grant of rights under the commercialization agreement was subject to the condition that GBSPR obtain not less than $1.25 million of equity financing by no later than September 30, 2015, failing which we could unilaterally terminate the agreement.  GBSPR failed to obtain the funds by September 30, 2015 required pursuant to the commercialization agreement.

During the three-month period ended December 31, 2017, the Company agreed to transfer approximately 17% of its membership interest in GB Sciences Puerto Rico, LLC (GBSPR) to Cesar Cordero-Kruger, who at the time of the agreement owned approximately 34% of GBSPR. The Company did not receive any consideration in the transaction but was relieved of any obligation to fund the losses of GBSPR going forward.

As the result of the transaction, the Company deconsolidated the assets, liabilities and noncontrolling interests of GBSPR since its ownership interest was reduced to a non-controlling level.

Total net liabilities deconsolidated were $228,572, which consisted of the following:

October 1, 2017
Cash and cash equivalents	$19,417
Long term deposits	112,134
Property and equipment	45,752
Less:
Accrued liabilities	405,000
Other liabilities	875
Net liabilities deconsolidated	$(228,572)

GBSPR has a history of recorded losses and no revenue or sales contracts to date. Its liabilities exceed its assets and management does not have any reason to believe that GBSPR will ever generate positive cash flows to the Company. The Company is not obligated to fund GBSPR's future losses. Based on these facts, the Company determined that the fair value of its remaining interest in GBSPR is zero and recorded a gain on the deconsolidation of GBSPR, calculated as follows:

October 1, 2017
Consideration received	$-
Fair value of retained noncontrolling interest	-
Carrying value of noncontrolling interest	129,396
Net liabilities deconsolidated	228,572
Gain on sale of membership interest in GB Sciences Puerto Rico, LLC	$357,968

The gain on deconsolidation of GBSPRLLC is classified under the other income/(expense) caption in the Company's Condensed Consolidated Statement of Operations for the twelve months ended March 31, 2018.

The investment in GBSPR will be accounted for under the equity method as the Company maintains significant influence but lacks control over GBSPR. Because the Company is not obligated to and does not intend to fund future losses, the Company's share of GBSPR's net losses will be suspended until GBSPR achieves cumulative net profitability.

Competition

The medical cannabis industry is subject to intense and increasing competition. Some of our competitors may have substantially greater capital resources, facilities and infrastructure then we have, which may enable them to compete more effectively in this market. These competitors include TerraTech Corp., Cannabis Science, Inc., Peak Pharmaceuticals, Inc., Cannabis-Rx, Inc. and Nemus Biosciences, Inc. In addition, the development of therapies and pharmaceutical products based on extracts from the cannabis plant is being undertaken by a number of medical and educational institutions, including the University of Mississippi, which is the only U.S. based entity authorized by the Federal government to cultivate cannabis for research. Such institutions have significantly greater financial resources and facilities than we have

Government Regulation and Federal Policy

Under the Controlled Substances Act ("CSA"), the policies and regulations of the Federal government and its agencies are that cannabis (marijuana) is a stage 1 narcotic that is addictive and has no medical benefit. Accordingly, and a range of activities including cultivation and the personal use of cannabis is prohibited and subject to prosecution and criminal penalties. Unless and until Congress amends the CSA with respect to medical cannabis, there is a risk that the federal authorities may enforce current federal law, and we may be deemed to be engaged in producing, cultivating, or dispensing cannabis in violation of federal law, or we may be deemed to be facilitating the sale or distribution of drug paraphernalia in violation of federal law with respect to our Company's business operations. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect our strategic goals, revenues and profits. The risk of strict enforcement of the CSA in light of Congressional activity, judicial holdings, and stated federal policy remains uncertain. See "Risk Factors" below.

The U.S. Supreme Court declined to hear a case brought by San Diego County, California that sought to establish federal preemption over state medical cannabis laws. The preemption claim was rejected by every court that reviewed the case. The California 4th District Court of Appeals wrote in its unanimous ruling, "Congress does not have the authority to compel the states to direct their law enforcement personnel to enforce federal laws." However, in another case, the U.S. Supreme Court held that, as long as the CSA contains prohibitions against cannabis, under the Commerce Clause of the United States Constitution, the United States may criminalize the production and use of cannabis even where states approve its use for medical purposes.

In an effort to provide guidance to federal law enforcement, the Department of Justice ("DOJ") has issued Guidance Regarding Cannabis Enforcement to all United States attorneys in a memorandum from Deputy Attorney General David Ogden on October 19, 2009, in a memorandum from Deputy Attorney General James Cole on June 29, 2011 and in a memorandum from Deputy Attorney General James Cole on August 29, 2013. Each memorandum provides that the DOJ is committed to the enforcement of the CSA, but, the DOJ is also committed to using its limited investigative and prosecutorial resources to address the most significant threats in the most effective, consistent and rational way.

The August 29, 2013 memorandum provides updated guidance to federal prosecutors concerning cannabis enforcement in light of state laws legalizing medical and recreational cannabis possession in small amounts.

The memorandum sets forth certain enforcement priorities that are important to the federal government:

•    Distribution of cannabis to children;

•    Revenue from the sale of cannabis going to criminals;

•    Diversion of medical cannabis from states where it is legal to states where it is not;

•    Using state authorized cannabis activity as a pretext of another illegal drug activity;

•    Preventing violence in the cultivation and distribution of cannabis;

•    Preventing drugged driving;

•    Growing cannabis on federal property; and

•    Preventing possession or use of cannabis on federal property.

On January 4, 2018, Attorney General Jeff Sessions revoked the Ogden Memo and the Cole Memos.

The DOJ has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of cannabis for use on private property but has relied on state and local law enforcement to address cannabis activity. In the event the DOJ reverses its stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical cannabis and recreational cannabis in small amounts, there may be a direct and adverse impact to our business and our revenue and profits. Furthermore, H.R. 83, enacted by Congress on December 16, 2014, provides that none of the funds made available to the DOJ pursuant to the 2015 Consolidated and Further Continuing Appropriations Act may be used to prevent certain states, including Nevada and California, from implementing their own laws that authorized the use, distribution, possession, or cultivation of medical cannabis.

In contrast to federal policy, there are currently 29 states and the District of Columbia that have laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Many other states are considering similar legislation.

Employees

As of March 19, 2019, we employed sixty employees consisting of management and support staff.

Facilities

Our executive offices, Science and Cultivation divisions are located at 3550 W. Teco Avenue, Las Vegas, NV 89118 under a ten-year lease with one option to extend the lease for five years, or until December 31, 2030. The monthly rent payments per the Amended Lease Agreement was $40,000 through December 31, 2017. Commencing January 1, 2018, the monthly rent payments increased by 3% per annum through the expiration of the lease.

MANAGEMENT

Executive Officers and Directors

The names of the executive officers and directors of Growblox, their ages as of March 19, 2019, and the positions currently held by each are as follows:

Name	Age	Position
John Poss	71	Chief Executive Officer and Chairman of the Board of Directors
Dr. Andrea Small-Howard	49	Chief Science Officer and Director
Ksenia Griswold	36	Chief Financial Officer and Chief Operating Officer
Leslie Bocskor	54	Chairman of the Audit and Compensation Committees and Vice Chairman of the Board of Directors
Shane Terry	40	Member of the Audit and Compensation Committees and Director

Biographies

Set forth below are brief accounts of the business experience of each director an executive officer of the Company.

John Poss, Chief Executive Officer and Chairman of the Board

Effective April 29, 2016, The Board of Directors elected John Poss to serve as Chief Executive Officer. Mr. Poss served as the CFO of the Company August, 2015 and its COO since December 31, 2015.  He resigned his position as CFO on August 4, 2016 and his position as COO on November 10, 2017.

Effective May 8, 2017, following the retirement of Craig Ellins, our Chief Innovation Officer and Chairman of the Board, Mr. Poss, replaced Mr. Ellins as Chairman of the Board.

Mr. Poss has over 30 years of experience working as a consultant to companies facing major transitions and transformations. Mr. Poss began his career in the Washington, D.C. office of Arthur Andersen & Co. and has served as Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Technology Officer of both public and private companies in such diverse industries as homebuilding, mining, telecommunications, manufacturing, logistics, construction lending and mortgage banking. For the past twenty months prior to joining Growblox, Mr. Poss served as Chief Executive Officer of Experiential Teaching Online Corp., an educational content developer and for four years prior thereto owned and operated his own consulting firm. Mr. Poss has also has worked extensively internationally, successfully negotiating agreements in countries throughout Asia, Europe and the Americas. Mr. Poss graduated from the University of Texas in 1974 with a degree in accounting.

Dr. Andrea Small-Howard, PhD, MBA, Chief Science Officer and Director

Dr. Small-Howard was appointed as our Chief Science Officer and as a member of our board of directors on June 10, 2014 and has served continuously in both positions since that time. As the Chief Science Officer, her goal is to create and maintain a novel cannabinoid therapy pipeline based on the Company's proprietary technology suite, direct research & development efforts, facilitate clinical research partnerships, guide product commercialization strategies, develop corporate cannabis education programming, and create corporate messaging around our novel drug discovery process.

From January, 2012 to present, she has served as a Director on the Board of Directors at The Center for Healthcare Innovation, "CHI". CHI is a non-profit, non-partisan, and independent organization committed to serving as a catalyst for stimulating ideas, people, companies, and institutions to collaborate and achieve excellence in healthcare innovation, particularly in the biotechnology, medical device, nanotechnology, and pharmaceutical sectors. Her board level responsibilities at CHI have included shaping and supporting the evolving mission of this dynamic group. She has also been on the planning committee for their annual "Emerging Markets in the Life Sciences" seminar series, which is now in its 5th consecutive year.

From July 2011 to June 2014, Dr. Small-Howard was the Founder and President of International Biotechnology Solutions, a management consulting firm that created customized, cost-effective commercialization solutions for viable yet abandoned biopharmaceutical products. International Biotechnology Solutions provided management consulting with a focus on assisting US biotech companies with products that could be commercialized within the Asia-Pacific region. Dr. Small-Howard she successfully completed projects within the areas of business development, corporate alliance building, product commercialization, due diligence reporting on medical marijuana companies, corporate restructuring, and management of successful fund-raising campaigns.

From June 2011 to March 2013, she served as a Director on the Board of Directors (President for part of that time), for the Ceremax Investment Corporation. The Ceremax Investment Group was established by members of the USC EMBA Class XXV to pool its financial and intellectual resources to identify investment opportunities. During her tenure at Ceremax, Dr. Small Howard reviewed and approved capital and resource investments in promising start-up or scale-up phase private companies.

From November, 2008 to July, 2011, she served as the Vice President of Scientific Oversight for the Radient Pharmaceutical Corporation, a vertically-integrated biopharmaceutical research, development and manufacturing corporation with operations in both the US and China. Dr. Small-Howard provided oversight for global product development in multiple international business divisions. She authored and/or attained 12 patents & 3 trademarks on proprietary cancer tests, cancer (gene) therapies, cosmeceuticals, and animal models. She achieved numerous regulatory approvals for cancer tests, cancer therapies, pharmaceuticals, and cosmeceutical products with the United States FDA, Health Canada and other foreign ministries of health. She initiated and/or nurtured five international, collaborative, cancer research trial programs with universities and that yielded 7 publications supporting cancer products and supervised the Quality Management Systems for an ISO 13485/cGMP compliant medical device manufacturing facility in the US; as well as the regulated manufacturing facilities in China. She also led and participated in internal and US FDA, CDPH, CE Mark/ISO 13485, and CMDR audits of Radient's Quality Management System.

Ksenia Griswold, Vice President and Chief Financial Officer

Ms. Griswold has been serving as the controller of the Company since November 2015 and was appointed Chief Financial Officer on August 4, 2016.  For the five years prior to November 2015, beginning in October 2010, she worked in the Las Vegas, Nevada office of Ernst & Young, LLP.  At the time of her departure from Ernst & Young, she was audit manager.

Leslie Bocskor, Vice Chairman of the Board and Chairman of the Audit and Compensation Committees

Effective May 8, 2017, Mr. Bocskor was appointed as Vice Chairman of the Board.

In the burgeoning cannabis economy, Leslie Bocskor has emerged as one of the most influential and respected global advisors for business, policy and social reform, using his unique lens and understanding of what is, what will be, and what is needed -- based on decades of success in the trenches of investment banking and entrepreneurship in disruptive industries.  With his rare combination of financial market experience and business sensibilities, he is beloved by policy makers and growers, technologists and scientists, doctors and patients alike, curating the unrivaled network necessary to shepherd them all into achieving goals and prosperity.

The advisory firm he founded, Electrum Partners, works with leading companies around the globe in the hemp, legal medical cannabis, recreational cannabis, cannabis-based pharmaceuticals, cannabis-based nutraceuticals and supplements, technology, retails sales, processing, cultivation, ecommerce, unique brands, edibles manufacturing, intellectual property, finance and banking.  The firm is sought after to deliver high-level strategies for profitability and shareholder value, and to bring together critical partnerships and solutions that contribute positively to further develop the cannabis business ecosystem.  The company maintains relationships with key industry groups including MPP, DPA, NCIA, The ArcView Group, Red Estatal de Mujeres Antiprohibicionistas and Women Grow.

In position to provide perspective and guidance as to how the dots will be connected as the industry takes shape, Mr. Bocskor's contributions have already had substantial impact.  He was bestowed with the 2015 ArcView Group Outstanding Member Award and was named 2015 CEO of the Year by The Weed Blog, one of the industry's most-trafficked media sites.  Bocskor is the founding chairman of the Nevada Cannabis Industry Association and in November 2014, Mr. Bocskor was ranked 58th of 100 Most Influential People in the Cannabis industry by Cannabis Business Executive Magazine and was soon after the subject of a Newsweek's Special Edition Weed 2.0. Magazine feature article, "A Future Gold Mine," and featured on CNBC's special coverage of the Marijuana business economy among hundreds of news features and commentaries.

Share Terry, Director and Member of Audit and Compensation Committees

Mr. Terry is an independent consultant provides advisory services to Medical Marijuana Establishments (MME's) in Nevada and other states. He served as a CEO of NuVeda NMS, LLC, a company that operates marijuana dispensaries in Nevada, from 2013 until 2016. He is also a former President of the Nevada Dispensary Association Mr. Terry is a decorated veteran of the United States Air Force, whose 15-year career as an Officer and F-16 fighter pilot included earning two Air Medals for combat action over Iraq and Afghanistan while leading his team to three Air Force Outstanding Unit awards from 2006-2009.

During the past five years none of our directors, executive officers, promoters or control persons was:

1) the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2) convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3) subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4) found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Family Relationships

None.

Audit Committee

On July 6, 2016, the Board established the Audit Committee and approved and adopted a charter (the "Audit Committee Charter") to govern the Audit Committee. The audit committee is comprised of Leslie Bocskor and Shane Terry, each of whom is independent under the rules governing OTC Market. Leslie Bocskor is designated the chairperson of the committee. In addition to the enumerated responsibilities of the Audit Committee in the Audit Committee Charter, the primary function of the Audit Committee is to assist the Board in its general oversight of our accounting and financial reporting processes, audits of our financial statements, and internal control and audit functions. The Audit Committee Charter is filed herewith as Exhibit 10.25.

Audit Committee Financial Expert

As of the date of filling of this registration statement, no member of our board of directors qualifies as an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act.

Compensation Committee

On July 6, 2016, the Board established the Compensation Committee and approved and adopted a charter (the "Compensation Committee Charter"). The compensation committee is comprised of Leslie Bocskor and Shane Terry, each of whom is independent under the rules of the Securities and Exchange Commission standards. Leslie Bocskor is designated the chairperson of the committee. In addition to the enumerated responsibilities of the Compensation Committee in the Compensation Committee Charter, the primary function of the Compensation Committee is to oversee the compensation of our executives, produce an annual report on executive compensation for inclusion in our proxy statement, if and when required by applicable laws or regulations, and advise the Board on the adoption of policies that govern our compensation programs. The Compensation Committee Charter is filed herewith as Exhibit 10.26.

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who directly or indirectly beneficially own more than 10% of our equity securities to file reports of ownerships on Forms 3, 4 and 5 with the SEC. Executive officers, directors and 10% stockholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 they file. Based solely on our review of the copies of such forms we have received, we believe that each of our officers and directors is under a current obligation to file a Form 3.

Code of Ethics

We adopted the Growblox Sciences, Inc. Code of Ethics for the CEO and Senior Financial Officers (the "finance code of ethics"), a code of ethics that applies to Chief Executive Officer, Chief Financial Officer, Chief Science Officer and other finance organization employees. A copy of the finance code of ethics may be obtained from the Company, free of charge, upon written request delivered to Growblox Sciences, Inc. 3550 W. Teco Avenue, Las Vegas, NV 89118. If we make any substantive amendments to the finance code of ethics or grant any waiver, including any implicit waiver, from a provision of the code to the Chief Executive Officer or Chief Financial Officer, we will disclose the nature of such amendment or waiver in a report on Form 8-K.

EXECUTIVE COMPENSATION

The following summary compensation table reflects all compensation awarded to, earned by, or paid to the Chief Executive Officer, Chief Science Officer, Chief Financial Officer, and Chief Operating Officer for all services rendered to us in all capacities during each of the years ended March 31, 2018 and 2017.

Summary Compensation Table

Name and Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Total
John Poss, CEO and Chairman of the Board	2018	$ 120,000	$ 221,028	$ -	$ 351,217	$ 692,245
	2017	147,692	32,000	41,250	399,866	620,808
Dr. Andrea Small-Howard, CSO and Director	2018	125,385	10,000	-	117,072	252,457
	2017	84,659	5,500	23,200	342,693	456,052
Ksenia Griswold, CFO	2018	156,154	70,000	-	105,365	331,519
	2017	103,574	5,500	5,000	139,576	253,650
Kevin Kuethe, COO	2018	144,923	101,190	-	234,144	480,257

(1) Represents the grant date fair value of restricted stock awards granted, as calculated in accordance with stock-

based compensation accounting standards.  The fair value of each of these awards is based on the closing share price of our stock on the grant date.  Although the table above indicates the full grant date value of the awards in the year which the compensation is considered, the restricted stock granted vests over a three-year period.

(2) Represents the grant date fair value of option awards granted, as calculated in accordance with stock-based compensation accounting standards.  The fair value of these awards is determined under the Black-Scholes option pricing model. For the assumptions used for purposes of determining the value of the awards included in each year's compensation, please refer to Note 10. Although the table above indicates the full grant date value of the awards in the year which the compensation is considered, the options granted vest over a three-year period.

Employment Agreements

John Poss, Chief Executive Officer and Chairman of the Board of Directors

On August 10, 2015, Mr. Poss, entered into an employment agreement with the Company. The term of employment is one-year subject to automatic extensions for additional one-year periods unless either party chooses to terminate such employment. The Company may terminate the Employment Agreement at any time with or without cause. If the Company terminates the Employment Agreement without cause, Mr. Poss is entitled to six months' severance. No severance payments are due in the case of a termination for cause. Similar severance provisions apply to a termination by Mr. Poss for good reason but not to a termination by Mr. Poss without good reason. Mr. Poss receives a monthly salary of $10,000 per month. In addition, in August 2015, the Company issued 600,000 options to Mr. Poss under our 2014 Equity Incentive Plan. The options are exercisable for a period of 10 years from issuance for the purchase of shares of our common stock at a price of $0.30 per share. As of the date of this prospectus the options are fully vested. The number of options issuable to Mr. Poss is subject to increase at the discretion of our Board of Directors. At each annual renewal date of the contract, Mr. Poss’ salary shall be renegotiated in good faith by the parties.  As currently amended, Mr. Poss will receive an annual salary of not less than $120,000 and quarterly bonuses equal to the value of 125,000 shares of Company common stock.  Bonuses are payable in S-8 stock or cash in the discretion of the Company.  Under the agreement, Mr. Poss will also receive options to acquire 1.4 million shares of the Company's common stock subject to certain vesting requirements.  The option strike price is the market value of the stock on the date the options are granted.

Effective May 8, 2017, following the retirement of Craig Ellins, our Chief Innovation Officer and Chairman of the Board, Mr. Poss, replaced Mr. Ellins as Chairman of the Board.

Dr. Andrea Small-Howard, PhD, MBA, Chief Science Officer and Director

On June 19, 2014, Dr. Andrea Small-Howard, Chief Science Officer, entered into a three-year employment agreement with Growblox. Dr. Small-Howard received a salary at the annual rate of $78,000 and 450,000 shares of restricted common stock that vests over the three-year term of employment. The stock is restricted as defined by the Rules and Regulations promulgated under the Securities Act of 1933, as amended. The Company may terminate the Employment Agreement at any time with or without cause. If the Company terminates the Employment Agreement without cause, Dr. Small-Howard is entitled any unpaid base salary accrued through the effective date of termination notice and pay in a lump sum of an amount equal to the product of the sum of the executive's-based salary plus the amount of the highest annual bonus or other incentive compensation payment therefore made by the Company to the executive, multiplied by one. In the event of a Change of Control, as such term is defined in the 2014 Equity Incentive Plan, all of the restricted stock granted to Dr. Small-Howard shall vest immediately. Dr. Small-Howard also received 500,000 of stock options not in connection with her employment agreement, of which 100,000 vested immediately and the remainder vest over three years.

Effective on June 1, 2016, the Company amended its employment agreement with Dr. Small-Howard.  Pursuant to the amendment, Ms. Small-Howard surrendered a stock award for 450,000 shares of common stock in exchange for warrants to purchase 1.2 million common shares at the strike price of $0.30 per share.

Ksenia Griswold, Chief Financial Officer

On August 5, 2016, the Company's Board of Directors accepted the resignation of John Poss as Chief Financial Officer of the Company and appointed Ksenia Griswold as the Company's Vice President and Chief Financial

Officer. Pursuant to the appointment of Ms. Griswold as the Company's Vice President and Chief Financial Officer, the Company entered into an Amended and Restated Employment Agreement, effective October 7, 2016.  The agreement will end on November 1, 2017, which end date can be extended upon the mutual agreement of the parties.  Under the agreement Ms. Griswold will receive an annual salary of not less than $110,000 and options to acquire 350,000 shares of the Company's common stock subject to certain vesting requirements.  The option strike price is the market value of the stock on the date the options were granted.

Effective April 24, 2017, the Company amended its employment agreement with Ms. Griswold.  Pursuant to the amendment, Ms. Griswold will receive a base salary at the annual rate no less than $160,000 and a quarterly bonus equivalent to $15,000.

Leslie Bocskor, Director

Effective June 1, 2016, the Board of Directors established compensation for Mr. Bocskor to be $25,000 annually with an additional $1,000 for each meeting attended.  The compensation is payable in cash or stock at the election of the Company.  Mr. Bocskor also received options to purchase 450,000 shares of stock which vest over 24 months.  The strike price of the options is $0.16 per share, the market value of the Company's common stock on the date the Mr. Bocskor was elected to the Board.

Effective May 8, 2017, Mr. Bocskor was appointed as Vice Chairman of the Board.

Effective on December 1, 2017, the Company amended Mr. Bocskor's compensation.  Pursuant to the amendment, Ms. Bocskor will receive $75,000 annually with an additional $1,000 for each meeting attended. Mr. Bocskor also received additional options to purchase 450,000 shares of stock which vest over 24 months.  The strike price of the options is $0.24 per share, the market value of the Company's common stock on the date the Mr. Bocskor was elected to the Board.

Share Terry, Director

Effective June 1, 2016, the Board of Directors established compensation for Mr. Terry to be $25,000 annually with an additional $1,000 for each meeting attended.  The compensation is payable in cash or stock at the election of the Company.  Mr. Terry also received options to purchase 450,000 shares of stock which vest over 24 months.  The strike price of the options is $0.16 per share, the market value of the Company's common stock on the date the Mr. Terry was elected to the Board.

Outstanding Equity Awards

The following table summarizes the number of shares underlying outstanding equity incentive plan awards for each named executive officer as of March 31, 2018:

Name	Number of shares underlying exercisable options/warrants (2)		Number of shares underlying unexercised options/warrants	Option exercise price ($)	Option expiration date	Market value of shares not vested ($) (1)
Andrea Small-Howard	477,083		22,917	0.17	3/27/2025	11,000
	1,100,000	(3)	100,000	0.30	6/1/2026	48,000
	270,834		229,166	0.24	11/26/2027	110,000
John Poss	520,000		80,000	0.30	8/10/2025	38,400
	1,322,222		77,778	0.30	6/1/2023	37,333
	812,500		687,500	0.24	11/26/2027	330,000
Ksenia Griswold	76,667		23,333	0.29	11/4/2025	11,200
	61,111		38,889	0.30	6/1/2023	18,667
	291,667		58,333	0.32	10/7/2026	28,000
	243,750		206,250	0.24	11/26/2027	99,000
Kevin Kuethe	416,667		83,333	0.32	10/7/2026	40,000
	541,667		458,333	0.24	11/26/2027	220,000
Leslie Bocskor	425,000		25,000	0.16	6/1/2023	12,000
	243,750		206,250	0.24	11/26/2027	99,000
Shane Terry	425,000		25,000	0.16	6/1/2023	12,000

(1) Based on our closing stock price of $0.48 on March 31, 2018.

(2) These options were vested at March 31, 2016.

(3) Represents a warrant to purchase 1,200,000 shares of common stock at an exercise price of $0.30 per share.

Directors' Compensation

All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. Officers are appointed annually by the Board of Directors and each executive officer serves at the discretion of the Board of Directors. Directors are entitled to be reimbursed for reasonable and necessary expenses incurred on behalf of the Company. Outside directors are paid compensation fee annually with an additional $1,000 for each meeting attended.  The compensation is payable in cash or stock at the election of the Company.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table presents information known to us, as of March 11, 2019, relating to the beneficial ownership of common stock by:

•  each person who is known by us to be the beneficial holder of more than 5% of outstanding common stock;

•  each of named executive officers and directors; and

•  directors and executive officers as a group.

We believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted.

Percentage ownership in the following table is based on 236,115,350 shares of common stock outstanding as of March 11, 2019. A person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from the date of the Annual Report for the period ended March 31, 2018 upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by dividing the number of shares beneficially owned by that person by the base number of outstanding shares, increased to reflect the shares underlying options, warrants or other convertible securities included in that person's holdings, but not those underlying shares held by any other person.

Name of Beneficial Owner (1)	No. of Shares Owned		Percentage of Total Shares Owned
Officers and Directors
John Poss	3,022,500	(2)	1.26%
Dr. Andrea Small-Howard	2,109,750	(3)	* (12)
Ksenia Griswold	767,361	(4)	* (12)
Kevin Kuethe	1,069,445	(5)	* (12)
Leslie Bocskor	731,250	(6)	* (12)
Shane Terry	450,000	(7)	* (12)
Directors and officers as a group (six) persons	8,150,306		3.34%
5% Holders:
Lawrence D. Ordower	16,915,484	(8)	6.69%
Dave Ruggieri	12,956,335	(9)	5.20%
Robert Moody, Jr.	14,005,000	(10)	5.60%
Edward Pershing	11,443,490	(11)	4.62%

(1) Unless otherwise noted, the address of each person listed is GB Sciences, Inc. 3550 W. Teco Avenue, Las Vegas, NV 89118.

(2) Includes (a) 125,000 shares of common stock currently owned of record by Mr. Poss, (b) options to purchase 1,960,000 shares of common stock at $0.30 per share exercisable as of the Record Date or within 60 days thereafter, and (c) options to purchase 937,500 shares of common stock at $0.24 per share exercisable as of the Record Date or within 60 days thereafter.

(3) Includes (a) 116,000 shares of common stock currently owned of record by Dr. Small-Howard, (b) options to purchase 481,250 shares of common stock at $0.17 per share exercisable as of the Record Date or within 60 days thereafter, (c) 1,200,000 additional shares of common stock issuable upon exercise of stock warrant at an exercise price of $0.30 per share, and (d) 312,500 shares of common stock issuable upon exercise of stock options at an exercise price of $0.24 per share exercisable as of the Record Date or within 60 days thereafter.

(4) Includes (a) 25,000 shares of common stock currently owned of record by Ms. Griswold, (b) options to purchase 83,333 shares of common stock at $0.29 per share exercisable as of the Record Date or within 60 days thereafter, (c) options to purchase 66,667 shares of common stock at $0.30 per share exercisable as of the Record Date or within 60 days thereafter, (d) options to purchase 311,111 shares of common stock at $0.32 per share exercisable as of the Record Date or within 60 days thereafter, and (e) options to purchase 281,250 shares of common stock at $0.24 per share exercisable as of the Record Date or within 60 days thereafter.

(5) Includes 444,444 options to purchase shares of common stock at $0.32 per share exercisable as of the Record Date or within 60 days thereafter and options to purchase 625,000 shares of common at $0.24 per share exercisable as of the Record Date or within 60 days thereafter.

(6) Includes 450,000 options to purchase shares of common stock at $0.16 per share exercisable as of the Record Date or within 60 days thereafter and options to purchase 281,250 shares of common at $0.24 per share exercisable as of the Record Date or within 60 days thereafter.

(7) Includes 450,000 options to purchase shares of common stock at $0.16 per share exercisable as of the Record Date or within 60 days thereafter.

(8) Address is Lawrence B. Ordower, 25 East Washington Street, Suite 1400, Chicago, IL  60602. Of the total amount of 16,915,484 the amount of 2,928,000 are common shares that may be acquired by Mr. Ordower upon the conversion of notes, 3,828,000 of the shares may be acquired by Mr. Ordower upon the exercise of warrants, 944,532 are common shares held by Mr. Ordower, 3,090,952 are common shares held by ELGJO LLC, a limited liability company controlled by Mr. Ordower, 1,324,000 of the shares may be acquired by ELGJO LLC upon the exercise of warrants, 2,400,000 are common shares that may be acquired by a trust over which Mr. Ordower has depository control upon the conversion of a note, and 2,400,000 of the shares may be acquired by the same trust upon the exercise of warrants.

(9) Address is David Ruggieri 1107 West Marion Ave, Unit 116, Punta Gorda, FL  33950. The total consists of

3,968,835 common shares held by Mr. Ruggieri and 5,847,500 shares of common stock issuable upon exercise of warrants and conversion of Notes, and 3,140,000 that may be acquired by Mr. Ruggieri upon the conversion of notes.

(10) Address is Robert Moody Jr, 2302 Post Office Street, Suite 601, Galveston, TX  77550. The total consists of 4,762,500 common shares held by Mr. Moody, 5,002,500 shares that may be acquired upon the exercise of warrants, and 4,240,000 may be acquired upon the conversion of notes.

(11) Address is Edward Pershing, 2220 Southerland Ave, Knoxville TN 37919. The total consists of 5,821,990 common shares held by Mr. Pershing, 4,437,500 shares that may be acquired upon the exercise of warrants, and 1,184,000 may be acquired upon the conversion of notes.

(12) Less than 1%.

SELLING STOCKHOLDERS

This prospectus relates in part to our registering the resale of 13,000,000 shares of common stock of the Company by the Selling Stockholder who may acquire such shares upon the conversion of the Note. There can be no assurance that the Selling Stockholder will sell any or all of their common stock offered by this prospectus. We do not know if, when, or in what amounts, the selling stockholders may offer the common stock for sale.

Selling Stockholders

The following table sets forth:

•the names of the Selling Stockholder;

•the number of shares of common stock that can be acquired by the Selling Stockholder through the conversion of the Note;

•the number of shares of common stock being registered with respect to the Selling Stockholder;

•the number of shares of common stock owned by the Selling Stockholders after the offering assuming all shares acquired by the Selling Shareholder are sold; and

•the person with voting or investment control if the stockholder is not a natural person.

As of March 11, 2019, there were 236,115,350 shares of common stock outstanding. To the extent that any successor(s) to the named selling Stockholder wish to sell under this prospectus, we will file a prospectus supplement identifying such successors as selling stockholders.

Selling Stockholder	Shares Acquirable upon Conversion of Note	Shares Being Registered	Shares Owned After the Offering Assuming all Note Principal, Interest and Fees are Converted and all Shares Sold	Person with Voting or Investment Control
CSW Ventures, LP	13,000,000	13,000,000	0	David Weiner

PLAN OF DISTRIBUTION

Sales by Selling Stockholder

The Selling Stockholder (the "Selling Stockholder") of the common stock ("Common Stock") of the Company and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The common shares are currently listed on the OTCQB under the symbol GBLX.  The Selling Stockholder may use any one or more of the following methods when selling shares:

•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•an exchange distribution in accordance with the rules of the applicable exchange;

•privately negotiated transactions;

•settlement of short sales entered into after the date of this prospectus;

•broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•a combination of any such methods of sale;

•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. "Short sale" is the name given to a transaction that takes place when a person believes a company's stock price is about to go down. The person borrows from his broker or other individual shares of the company's stock and sells the borrowed shares at the current price. After the price goes down, the person buys in the market, shares of the company's stock at the reduced price and uses the purchased shares to replace the shares that were borrowed. As a result of the short sale, the person succeeds in buying low and selling high. The buying and selling are simply reversed in order. Short sales can have the effect of driving down the trading price of a company's stock. If a stock price is falling and stockholders are selling short, stock purchases for the purpose of replacing borrowed shares further depress the market and encourages additional short selling. The net effect can be a downward spiral of the stock price of the company.

The Selling Stockholder may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act, he will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. It is our understanding that the Selling Stockholder has not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale or the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholder without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed him of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 400,000,000 shares of common stock, $0.001 par value. As of March 11, 2019, there were

236,115,350 shares of common stock were issued and outstanding. The outstanding shares of stock have been duly authorized and are fully paid and non-assessable.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors from funds legally available therefore, subject to the dividend preferences of the preferred stock, if any. Upon our liquidation or dissolution, the holders of common stock are entitled to share ratably in all assets available for distribution after payment of liabilities and liquidation preferences of the preferred stock, if any. Holders of common stock have no preemptive rights, no cumulative voting rights and no rights to convert their common stock into any other securities. Any action taken by holders of common stock must be taken at an annual or special meeting or by written consent of the holders of over 33% of our capital stock entitled to vote on such action.

Warrants

As of March 11, 2019, the Company had warrants issued and outstanding for the purchase of approximately sixty-five million shares of its common stock.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Gary R. Henrie, Attorney at Law, Nauvoo, Illinois. These legal matters include that shares of common stock to be sold by the Selling Shareholders are validly issued, fully paid and non-assessable. Mr. Henrie's address is P.O. Box 107, 315 Kimball's Garden Circle, Nauvoo, IL 62354. Mr. Henrie is licensed to practice law in the State of Nevada, the state in which the Company is incorporated and in which its business operations are headquartered.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXPERTS

The audited consolidated financial statements as of March 31, 2018 and 2017, included in this prospectus have been audited by Soles, Heyn & Company, LLP., an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the sale or resale of an aggregate of 13,000,000 shares of common stock. This prospectus was filed as a part of that registration statement but does not contain all of the information contained in the registration statement and exhibits. Reference is thus made to the omitted information. Statements made in this prospectus are summaries of the material terms of contracts, agreements and documents and are not necessarily complete; however, all information we considered material has been disclosed. Reference is made to each exhibit for a more complete description of the matters involved and these statements are qualified in their entirety by the reference. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Securities and Exchange Commission's principle office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site (http://www.sec.gov) that contains this filed registration statement, reports, proxy statements and information regarding us that we have filed electronically with the Commission. For more information pertaining to our company and the sale or resale of an aggregate of 13,000,000 shares of common stock, reference is made to the registration statement.

GB SCIENCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	31-Dec-18	31-Mar-18
CURRENT ASSETS:
Cash and cash equivalents	$ 324,055	$ 3,579,700
Accounts receivable, net of allowance for doubtful accounts of $42,723 and $74,706 at December 31, 2018 and March 31, 2018, respectively	429,806	667,073
Inventory	2,832,666	1,049,372
Prepaid expenses	1,055,427	1,956,734
TOTAL CURRENT ASSETS	4,641,954	7,252,879
Property and equipment, Net	23,119,337	13,759,157
Intangible assets, net of accumulated amortization of $5,355 and $4,140 at December 31, 2018 and March 31, 2018, respectively	1,651,267	1,404,366
Deposits and prepayments	1,204,265	1,464,457
Other assets	17,824	168,895
TOTAL ASSETS	$ 30,634,647	$ 24,049,754
CURRENT LIABILITIES:
Accounts payable	$ 2,269,696	$ 371,925
Accrued interest	110,300	175,878
Accrued liabilities	413,385	316,090
Notes payable, net of unamortized discount of $730,465 and $5.0 million at December 31, 2018 and March 31, 2018, respectively	1,472,032	1,056,301
Income tax payable	737,568	-
TOTAL CURRENT LIABILITIES	5,002,981	1,920,194
Note payable, net of unamortized discount of $27,563 and $0 at December 31, 2018 and March 31, 2018, respectively	225,215	355,233
Capital lease obligations	6,035,581	6,142,606
TOTAL LIABILITIES	11,263,777	8,418,033
Commitments and contingencies (Note 7)
STOCKHOLDERS' EQUITY:
Common Stock, $0.0001 par value, 400,000,000 and 250,000,000 shares authorized, 228,071,805 and 168,616,855 shares issued and outstanding at December 31, 2018 and March 31, 2018, respectively	22,807	16,862
Additional paid-in capital	90,068,083	70,961,104
Accumulated deficit	(79,760,900)	(58,229,235)
TOTAL GB SCIENCES, INC. STOCKHOLDERS' EQUITY	10,329,990	12,748,731
Non-controlling interest	9,040,880	2,882,990
TOTAL STOCKHOLDERS’ EQUITY	19,370,870	15,631,721
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 30,634,647	$ 24,049,754

The accompanying notes are an integral part of these condensed consolidated financial statements

GB SCIENCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2018	2017	2018	2017

SALES REVENUE	$ 695,764	$ 1,275,000	$ 2,728,277	$ 1,635,136
COST OF GOODS SOLD	(302,569)	(388,259)	(1,185,878)	(557,649)
GROSS PROFIT	393,195	886,741	1,542,399	1,077,487
GENERAL AND ADMINISTRATIVE EXPENSES	2,982,621	7,106,605	12,015,533	12,776,975
LOSS FROM OPERATIONS	(2,589,426)	(6,219,864)	(10,473,134)	(11,699,488)
OTHER INCOME (EXPENSE)
Interest expense	(321,149)	(1,131,466)	(4,870,182)	(1,918,264)
Other income/(expense)	(402,504)	389,151	(3,352,311)	354,308
Total other expense	(723,653)	(742,315)	(8,222,493)	(1,563,956)
NET LOSS BEFORE INCOME TAX EXPENSE	(3,313,079)	(6,962,179)	(18,695,627)	(13,263,444)
Income tax expense	(737,568)	-	(737,568)	-
NET LOSS	(4,050,647)	(6,962,179)	(19,433,195)	(13,263,444)
Net loss attributable to non-controlling interest	(287,406)	-	(762,966)	(68,025)
NET LOSS ATTRIBUTABLE TO GB SCIENCES, INC.	$ (3,763,241)	$ (6,962,179)	$ (18,670,229)	$ (13,195,419)
Net loss per share - basic and diluted	$ (0.02)	$ (0.05)	$ (0.09)	$ (0.10)
Weighted average common shares outstanding - basic and diluted	222,856,453	128,301,565	200,971,724	127,389,398

The accompanying notes are an integral part of these condensed consolidated financial statements

GB SCIENCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
	Nine Months Ended December 31,
	2018	2017
OPERATING ACTIVITIES:
Net loss	$ (19,433,195)	$ (13,263,444)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	487,924	600,725
Stock-based compensation	2,322,630	4,623,657
Bad debt expense recovery	(18,175)	-
Amortization of debt discount and beneficial conversion feature	685,766	1,328,908
Interest expense on conversion of notes payable	3,464,187	-
Stock issued for settlement of Pacific Leaf royalty agreement	2,140,925	-
Loss on disposition of THC LLC Note	113,623	-
Gain on sale of assets	-	(357,968)
Changes in operating assets and liabilities:
Accounts Receivable	255,442	(552,501)
Prepaid expenses and other assets	704,640	(300,878)
Inventory	(1,647,252)	(518,371)
Accounts payable	1,897,771	(64,467)
Accrued expenses	756,390	481,830
Income taxes payable	737,568	-
Net cash used in operating activities	(7,531,756)	(8,022,509)
INVESTING ACTIVITIES:
Cash deconsolidated - GB Sciences Puerto Rico, LLC	-	(19,417)
Payments on capital lease obligations	(559,892)	-
Purchase of property and equipment	(9,843,521)	(1,210,481)
Change in deposits and other assets	(89,887)	(246,793)
Net cash used in investing activities	(10,493,300)	(1,476,691)
FINANCING ACTIVITIES:
Proceeds from issuance of common stock and warrants	8,823,555	-
Proceeds from issuance of debt	300,000	-
Proceeds from non-controlling interest	6,920,856	120,000
Proceeds from convertible notes payable	-	8,235,500
Payments under long-term obligations	(275,000)	(66,465)
Payments made to settle Pacific Leaf Royalty Agreement	(1,000,000)	-
Other financing activities	-	4,619
Net cash provided by financing activities	14,769,411	8,293,654
Net change in cash and cash equivalents	(3,255,645)	(1,205,546)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	3,579,700	2,692,953
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 324,055	$ 1,487,407
Non-cash transactions:
Stock issued upon conversion of long-term note payable	$ 4,640,971	$ 656,886
Stock issued to settle Pacific Leaf Royalty Agreement	$ 131,000	$ -
Capital lease obligation	$ -	$ 2,525,000
Induced dividend from warrant exercises	$ 2,861,436	$ -

The accompanying notes are an integral part of these condensed consolidated financial statements

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1 – Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements of GB Sciences, Inc. (the “Company,” “We” or “Us”) have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulations S-X.  Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.  Operating results for the periods presented are not necessarily indicative of the results that may be expected for the year ending March 31, 2019. The balance sheet at March 31, 2018 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s annual report on Form 10-K for the year ended March 31, 2018.

Principles of Consolidation

The condensed consolidated financial statements include all operating divisions and majority owned subsidiaries, reported as a single operating segment, for which we maintain controlling interests. Intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to the comparative period amounts in order to conform to the current period presentation.  These reclassifications had no effect on the reported financial position, results of operations or cash flows of the Company.

Significant Accounting Policies

A description of the Company's significant accounting policies is included in Note 3 of its Annual Report on Form 10–K for the fiscal year ended March 31, 2018.

Inventory

We value our inventory at the lower of the actual cost of our inventory, as determined using the first-in, first-out method, or its current estimated market value. We periodically review our physical inventory for excess, obsolete, and potentially impaired items and reserve accordingly. Our reserve estimate for excess and obsolete inventory is based on expected future use.

Revenue Recognition

The FASB issued Accounting Standards Codification (“ASC”) 606 as guidance on the recognition of revenue from contracts with customers. Revenue recognition depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also requires disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The guidance permits two methods of adoption: retrospectively to each prior reporting period presented, or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the cumulative catch-up transition method). The Company adopted the guidance on April 1, 2018 and applied the cumulative catch-up transition method.

The Company’s only current revenue source is from sales of cannabis, a distinct physical good. Under ASC 606, the Company is required to separately identify each performance obligation resulting from its contracts from customers, which may be a good or a service. A contract may contain one or more performance obligations. All of the Company’s contracts with customers, past and present, contain only a single performance obligation, the delivery of distinct physical goods. Because fulfillment of the company’s performance obligation to the customer under ASC 606 results in the same timing of revenue recognition as under the previous guidance (i.e. revenue is recognized upon delivery of physical goods), the Company did not record any material adjustment to report the cumulative effect of initial application of the guidance.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued amended accounting guidance that changes the accounting for leases and requires expanded disclosures about leasing activities. Under the new guidance, lessees will be required to recognize a right-of-use asset and a lease liability, measured on a discounted basis, at the commencement date for all leases with terms greater than twelve months. Lessor accounting will remain largely unchanged, other than certain targeted improvements intended to align lessor accounting with the lessee accounting model and with the updated revenue recognition guidance issued in 2014. Lessees and lessors must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The amended guidance is effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2018, and early application is permitted. The Company expects that adoption of this guidance will result in the recognition of right-of-use assets and related obligations.

In August 2016, the FASB issued ASU 2016-15, which amends the guidance in ASC 230 on the classification of certain cash receipts and payments in the statement of cash flows. The primary purpose of the ASU is to reduce the diversity in practice that has resulted from the lack of consistency on this topic. The standard is effective for annual and interim periods beginning after December 15, 2017.  There were no significant classification modifications upon adoption at April 1, 2018.

Management does not believe that any other recently issued but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

Note 2 – Going Concern

The Company’s condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has sustained net losses since inception, which have caused an accumulated deficit of approximately $79.8 million at December 31, 2018. In addition, the Company has consumed cash in its operating activities of approximately $7.5 million for the nine months ended December 31, 2018, compared to $8.0 million for the same period last year. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Management has been able, thus far, to finance the losses through a public offering, private placements and obtaining operating funds from stockholders. The Company is continuing to seek sources of financing.  There are no assurances that the Company will be successful in securing capital necessary to achieve its goals.

In view of these conditions, the Company’s ability to continue as a going concern is dependent upon its ability to obtain additional financing or capital sources, to meet its financing requirements, and ultimately to achieve profitable operations. Management believes that its current and future plans provide an opportunity to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that may be necessary in the event the Company is unable to continue as a going concern.

Note 3 – Convertible Notes

In March 2017, the Company issued short-term Promissory Notes (“Notes”) to various holders with combined face value of $965,500. The Notes are payable within three years of issuance and are convertible into 3,862,000 shares of the Company’s common stock. The Company also issued 3,862,000 common stock warrants to the Note holders. The warrants are exercisable at any time and from time to time before maturity at the option of the holder. Each warrant gives the Noteholder the right to purchase one share of common stock of the Company at an exercise price of $0.60 per share for a period of three years.  The beneficial conversion feature resulting from the discounted conversion price compared to the market price was calculated based on the date of issuance to be $416,733 after adjusting the effective conversion price for the relative fair value of the note proceeds compared to the fair value of the attached warrants and note. In addition to this discount related to the beneficial conversion feature, an additional discount of $548,767 was recorded based on the fair value of the warrants attached to the note. This value was derived using the Black-Scholes valuation model.

During the three months ended June 30, 2017, the Company issued short-term Promissory Notes (“Notes”) to various holders with combined face value of $1,034,500. The Notes are payable within three years of issuance and are convertible into 4,138,000 shares of the Company’s common stock. The Company also issued 4,138,000 common stock warrants to the Note holders. The warrants are exercisable at any time and from time to time before maturity at the option of the holder. Each warrant gives the Noteholder the right to purchase one share of common stock of the Company at an exercise price of $0.60 per share for a period of three years.  The beneficial conversion feature resulting from the discounted conversion price compared to the market price was calculated based on the date of issuance to be $487,957 after adjusting the effective conversion price for the relative fair value of the note proceeds compared to the fair value of the attached warrants and note. In addition to this discount related to the beneficial conversion feature, an additional discount of $480,236 was recorded based on the fair value of the warrants attached to the note. This value was derived using the Black-Scholes valuation model.

In July, 2017, the Company entered into a Placement Agent’s Agreement with a third-party brokerage firm to offer units consisting of a $1,000 6% promissory note convertible into 4,000 shares of the Company’s common stock at $0.25 per share and 4,000 warrants to purchase shares of the Company’s’ common stock at an exercise price of $0.65 per share for the period of three years.

During the three months ended September 30, 2017, the Company issued short-term Promissory Notes (“Notes”) to various holders with combined face value of $3,085,000. The Notes are payable within three years of issuance and are convertible into 12,340,000 shares of the Company’s common stock. The Company also issued 12,340,000 common stock warrants to the Note holders. The warrants are exercisable at any time and from time to time before maturity at the option of the holder. Each warrant gives the Noteholder the right to purchase one share of common stock of the Company at an exercise price of $0.65 per share for a period of three years.  The beneficial conversion feature resulting from the discounted conversion price compared to the market price was calculated based on the date of issuance to be $1,541,797 after adjusting the effective conversion price for the relative fair value of the note proceeds compared to the fair value of the attached warrants and note. In addition to this discount related to the beneficial conversion feature, an additional discount of $1,532,335 recorded based on the fair value of the warrants attached to the note. This value was derived using the Black-Scholes valuation model.

During the three months ended December 31, 2017, the Company issued short-term Promissory Notes (“Notes”) to various holders with combined face value of $4,116,000. The Notes are payable within three years of issuance and are convertible into 16,464,000 shares of the Company’s common stock. The Company also issued 16,464,000 common stock warrants to the Note holders. The warrants are exercisable at any time and from time to time before maturity at the option of the holder. Each warrant gives the Noteholder the right to purchase one share of common stock of the Company at an exercise price of $0.65 per share for a period of three years.  The beneficial conversion feature resulting from the discounted conversion price compared to the market price was calculated based on the date of issuance to be $1,600,808 after adjusting the effective conversion price for the relative fair value of the note proceeds compared to the fair value of the attached warrants and note. In addition to this discount related to the beneficial conversion feature, an additional discount of $2,417,856 was recorded based on the fair value of the warrants attached to the note. This value was derived using the Black-Scholes valuation model.

The Notes and Warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 (the “Securities Act”) and/or Rule 506 of Regulation D under the Securities Act, as amended.

As of December 31, 2018, convertible notes of $591,352 remained outstanding, net of discount of $665,648. The net amount is reported in Notes Payable under the current liabilities section of the Company’s Condensed Consolidated Balance Sheet as of December 31, 2018.

Note 4– Notes Payable

6% Promissory Note due to Pacific Leaf Ventures, LP

The Company entered into a Note Purchase Agreement, dated May 12, 2015 and effective as of June 8, 2015, with Pacific Leaf Ventures, LP (“Pacific Leaf”), pursuant to which Pacific Leaf has made installment loans (the “Loans”) to the Company in the aggregate amount of $1.75 million. The purpose of the financing is to provide for the acquisition and installation of an operating facility, equipment and other tangible assets by GB Sciences Nevada, LLC (“GBSN”). Such facility and equipment were dedicated to the cultivation of cannabis and the extraction of oils and other constituents present in cannabis, subject at all times to Nevada legal requirements. The note is convertible at the option of the holder into common shares at a conversion price of $0.50, subject to anti-dilution adjustments.

To evidence the Loans, the Company issued to Pacific Leaf a 6% senior secured convertible promissory note (the “Note”), bearing interest at the rate of 6% per annum, payable quarterly. All outstanding principal and interest due under the Note were due and payable on May 12, 2020. The Company was required to prepay the outstanding principal amount of the Note on a quarterly basis in an amount equal to 50% of the cash flow (accrued EBITDA) of GBSN attributable to our percentage interest in GBSN no later than the earlier to occur of (a) the fifth (5th) business day following receipt of a distribution of the Company's Share of GBSN’s EBITDA for the calendar quarter in question, or (b) thirty (30) days following the end of the calendar quarter in question, with the first such prepayment to be made not later than July 31, 2015 with respect to the quarter ending June 30, 2015. In order to induce the Pacific Leaf to extend the loan to the Company and to secure the payment and performance of all of the Secured Obligations, the Company agreed to grant Pacific Leaf a security interest in certain of its assets and enter into the lending agreement.

On February 8, 2016, the Company entered into the Amended and Restated 6% Senior Convertible Promissory Note (“Amended Note”) with Pacific Leaf.  The amended agreement modifies the 6% Senior Secure Convertible Promissory Note dated May 12, 2015 and effective as of June 8, 2015, in the principal amount of $1.75 million.

Per the terms of the amended agreement, Pacific Leaf may make up to $1.0 million in additional advances to the Company under the Amended Note bringing the total in the aggregate to $2.75 million. The note is convertible at the option of the holder into common shares at a conversion price of $0.25, subject to anti-dilution adjustments. The Company has an option to prepay the Amended Note, without premium or penalty, in whole or in part, with accrued interest to the date of such prepayment.

Until the payment in full of the Amended Note, Pacific Leaf or its designee have the option (the “Option”) to purchase up to a 20% membership interest in GBSN for a purchase price equal to $100,000 for each 2% of membership interest purchased (i.e., $1,000,000 if the Option is exercised in full), provided that the Option may not be exercised for less than a 1% membership interest in GBSN.

In connection with the Amended Note, the Company also entered into the Amended and Restated Royalty Agreement (“Pacific Leaf Royalty Agreement”) with Pacific Leaf dated and effective as of February 8, 2016.  Per the terms of the Pacific Leaf Royalty Agreement, the royalty rate at any time shall equal to the sum of (i) 9.1%, and (ii) the percentage calculated by dividing the amount advanced in excess of $1.75 million by $1.0 million, multiplied by the gross revenues of GBSN.  On the earlier of (i) the seventh anniversary of the royalty payment date, or (ii) the date that all amounts outstanding under the Amended Note have been paid in full, the royalty rate shall be reduced by 50%.

On June 13, 2016, the Company received notice from the Pacific Leaf that it had elected to convert $500,000 of the Pacific Leaf Note into common stock of the Company pursuant to the Amended and Restated 6% Senior Secured Convertible Promissory.  Accordingly, the Company has issued 2,000,000 shares of its common stock ($500,000 converted at a price of $0.25 per share) to Pacific Leaf and the Company’s indebtedness pursuant to the Note was reduced by $500,000.

On August 4, 2016, the Company entered into the Second Omnibus Amendment ("Second Amendment") of its existing agreements with Pacific Leaf.  The Second Amendment eliminates Pacific Leaf's option to purchase up to a 20% membership interest in GBSN and reduces Pacific Leaf's existing royalty rate to 16.4% of the gross sales revenue of GBSN.  It also caps maximum aggregate royalty payments to be made to Pacific Leaf at $2,420,000 with respect to any calendar year. In consideration of the amended terms, Pacific Leaf and its designees received 1,000,000 shares of the Company's common stock and a five-year warrant to purchase 1,500,000 shares of the Company's common stock at $0.36 per share resulting in related expense of approximately $0.9 million.

On October 4, October 20, November 1, and November 10, 2016, the Company received notices from Pacific Leaf that it had elected to convert total of $1,776,750 of the Pacific Leaf Note into common stock of the Company pursuant to the Amended and Restated 6% Senior Secured Convertible Promissory Note.  Accordingly, the Company has issued 7,107,000 shares of its common stock ($1,776,750 converted at a price of $0.25 per share) to Pacific Leaf and the Company’s indebtedness pursuant to the Note was reduced by $1,776,750.

On January 24, and February 22, 2017, the Company received additional notices from Pacific Leaf that it had elected to convert $413,085 ($317,938 in principal and $95,145 in accrued interest) of the Pacific Leaf Note into common stock of the Company pursuant to the Amended and Restated 6% Senior Secured Convertible Promissory Note.  Accordingly, the Company has issued 1,652,332 shares of its common stock ($413,083 converted at a price of $0.25 per share) to Pacific Leaf and the Company’s indebtedness pursuant to the Note was reduced to $200,000.

On May 12, 2017, the Company received notice from Pacific Leaf that it had elected to convert $184,805 ($154,805 principal and $30,000 accrued interest) of the Company’s indebtedness to Pacific Leaf Note into common stock of the Company pursuant to the Amended and Restated 6% Senior Secured Convertible Promissory Note.  Accordingly, the Note was reduced by $184,805.

February 2018 Agreement

On February 23, 2018, the Company and Pacific Leaf entered into the Agreement (“February 2018 Agreement”) whereby all rights and obligations between the parties pursuant to all prior agreements would terminate.  Under the terms of the February 2018 Agreement, the Company paid Pacific Leaf $1,269,818 upon the signing of the agreement and was to pay Pacific Leaf an additional $1,500,000 on or before July 31, 2018.  The Company would also issue Pacific Leaf 1,600,000 shares of restricted common stock on or before July 31, 2018. Thereafter, no business relationship would exist between the parties and no royalties would be owed.

If the Company were unable to make the $1.5 million payment to Pacific Leaf on or before July 31, 2018, the Royalty Agreement and all other agreements that would have been terminated under the terms of the February 2018 Agreement would have continued in full force and effect, and 75% of all payments made under the February 2018 Agreement would have been credited toward royalties owed under the Royalty Agreement.

In connection with the February 2018 Agreement, the Company recorded royalty expense of $269,818 in fiscal year 2018 for accrued royalties paid, $250,000 in other expense which represents 25% of the $1 million payment made on February 26, 2018, and $750,000 in prepaid expenses which represents the 75% portion of the $1 million payment which would have been credited toward future royalties in the event the $1.5 million payment were not made on or before July 31, 2018.

The market value of the 1.6 million shares issued relating to the February 2018 Agreement was $1,040,000, valued as of the date of the agreement. The Company recorded $260,000 in other expense related to the issuance of those shares, which represents 25% of the market value of those shares. The Company recorded $780,000 in prepaid expenses, representing the 75% portion of the fair market value of those shares which would have been credited toward future royalties in the event that the final $1.5 million payment were not made on or before July 31, 2018.

All amounts related to the February 2018 Agreement recorded in the Company’s Condensed Consolidated Balance Sheet and Statement of Operations for the year ended March 31, 2018, are summarized below:

	Year Ended March 31, 2018		As of March 31, 2018
Pacific Leaf Ventures LP February 2018 Agreement	Royalty Expense	Other Expense	Prepaid Expense	Total
Payment made on February 26, 2018	$269,818	$250,000	$750,000	$1,269,818
1,600,000 shares common stock issued in connection with the February 2018 Agreement	-	260,000	780,000	1,040,000
Total recorded in Fiscal Year 2018 related to the February 2018 Agreement	$269,818	$510,000	$1,530,000	$2,309,818

July 2018 Amendment and Termination Agreement

On July 28, 2018, the Company entered into the Amendment and Termination Agreement (“Amendment and Termination Agreement”) with Pacific Leaf. Pursuant to that agreement, the Pacific Leaf Royalty Agreement and all other agreements with Pacific Leaf were terminated in their entirety, and the Company would make payments totaling $1 million of the $1.5 million balance due to Pacific Leaf by August 31, 2018.

Because the Amendment and Termination Agreement irrevocably terminated the Pacific Leaf Royalty Agreement, the Company recorded an expense of $1,530,000 in the quarter ended September 30, 2018 related to the prepaid royalties previously recorded on the Condensed Consolidated Balance Sheet in connection with the February 2018 Agreement. The expense is included in the Other Expense caption of the Company’s Condensed Consolidated Statement of Operations for the three and nine months ended December 31, 2018.

Contemporaneously with the Amendment and Termination Agreement, the Company issued a Promissory Note (“Promissory Note”) for the remaining $0.5 million due to Pacific Leaf. The Promissory Note accrues interest at a rate of 6% per annum and matured on November 30, 2018.

In consideration for deferring the payment of the amounts due to Pacific Leaf, the Company issued 100,000 shares of its common stock to Pacific Leaf on July 31, 2018 having a fair market value of $36,000. The Company made cash payments totaling $1.0 million to Pacific Leaf in August 2018 related to the Amendment and Termination Agreement. Both the $36,000 fair value of shares issued to Pacific Leaf and the $1,000,000 in cash payments made to Pacific Leaf in August 2018 are recorded in the Company’s Condensed Consolidated Statement of Operations for the Three and Nine Months Ended December 31, 2018, under the other expense caption.

On December 21, 2018, the company made a $100,000 payment on the promissory note. The payment was applied to interest accrued to date of $12,164 and the remaining $87,836 was applied to the principal balance of the Note. As of December 31, 2018, the principal balance of the Note was $412,164 and is recorded in the short-term notes payable caption on the Company’s Condensed Consolidated Balance Sheet as of December 31, 2018. Interest continues to accrue at 6% on the unpaid balance and as of December 31, 2018, $677.53 related to the Note was recorded in accrued interest on the Company’s Condensed Consolidated Balance Sheet.

On December 21, 2018, the Company also issued 500,000 shares of its common stock to Pacific Leaf in consideration for further deferral of repayment of the Note. The Company recognized $95,000 in expense related to the shares issued, which is recorded in the Company’s Condensed Consolidated Statement of Operations for the Three and Nine Months Ended December 31, 2018, under the other expense caption.

In total, the Company recorded $3.1 million related to the Amendment and Termination Agreement in Other Expense in its Condensed Consolidated Statement of Operations for the three and nine months ended December 31, 2018, as summarized in the table below:

Amendment and Termination Agreement -	As of
Amounts Recorded in Other Expense	December 31, 2018

Prepaid royalties recorded in February 2018	$1,530,000
Cash payments made in August 2018	1,000,000
Promissory note issued to Pacific Leaf, due on or before November 30, 2018	500,000
100,000 shares common stock issued to Pacific Leaf	36,000
Settlement of convertible note payable and related accrued interest	(20,075)
500,000 shares common stock issued to Pacific Leaf on December 21, 2018	95,000
Total	$3,140,925

Note due to BCM MED, LLC

On December 20, 2018, GB Sciences Louisiana, LLC (“GBSLA") entered into a $300,000 Loan Agreement with BCM MED, LLC (“BCM MED”). BCM MED is a related party to Wellcana Group, LLC, the minority member in GBSLA. The purpose of the financing is to fund operating expenses incurred by or on behalf of medical marijuana operations of GBSLA.

Pursuant to the Loan Agreement, GBSLA will make eight (8) monthly installment payments in the amount of $33,333 on or before the 10th business day of each month commencing in April 2019. GBSLA will make the 9th and final installment payment in the amount of $33,333 on or before the 10th business day of December 2019. The aggregate amount of the installment payments from GBSLA to BCM MED shall be equal to the loan amount. GBSLA has the option to defer one monthly installment payment to the first day of the following calendar month.

Summary of Notes Payable

As of December 31, 2018, the following notes payable were recorded in the Company’s Condensed Consolidated Balance Sheet:

	As of December 31, 2018
Short-Term Notes Payable	Face Value	Discount	Carrying Value
Convertible Notes Payable to various investors	$1,257,000	$(665,648)	$591,352
6% Promissory Note due to Pacific Leaf Ventures, LP	412,164	-	412,164
Note Payable to William Moore and Brian Moore, current portion	233,333	(64,818)	168,516
Note Payable - BCM Med	300,000	-	300,000
Total Short-Term Notes Payable	$2,202,498	$(730,466)	$1,472,032

Long-Term Notes Payable
Note Payable to William Moore and Brian Moore, long-term	$252,778	$(27,563)	$225,215
Total Long-Term Notes Payable	$252,778	$(27,563)	$225,215

Note 5 – Capital Lease

In July 2016, an entity associated with Pacific Leaf Partners, LLC completed the purchase of the building housing the Company’s cultivation facility at 3550 W. Teco Ave., Las Vegas, NV. In connection with the purchase, the Company entered into the Amended Lease Agreement for an initial term of ten and a half years with one option to extend the lease for five years, or until December 31, 2030. The monthly rent payments per the Amended Lease Agreement are $40,000 through December 31, 2017. Commencing January 1, 2018, the monthly rent payments will increase by 3% per annum through the expiration of the lease. The Company analyzed the transaction in accordance with the applicable accounting guidance determining that the aggregate amount of $3.9 million met the requirements for capitalization. The building has been capitalized and is included in property and equipment, net balance with related obligations included as part of current and non-current liabilities. The obligation recorded is based upon the present value of the future minimum lease payments discounted at an 11.6% interest rate.

In August 2017, GB Sciences Louisiana, LLC entered into the Lease Agreement with Petroleum Drive Investment, LLC for 36,125 square feet of interior space on approximately 5.38 acres of land located at 18350 Petroleum Drive, Baton Rouge, LA 70809. The Lease Agreement is for an initial term of five years with two options to extend the lease for five years, or until June 30, 2032. The monthly rent payments per the Lease Agreement are $25,588 through June 30, 2022. If the Company exercises its first and second options to extend, monthly rent payments will increase to $28,147 beginning August 1, 2022, and to $30,966 beginning August 1, 2027. The Company analyzed the transaction in accordance with the applicable accounting guidance determining that the aggregate amount of $2.5 million met the requirements for capitalization. The building has been capitalized and is included in property and equipment, net balance with related obligations included as part of current and non-current liabilities. The obligation recorded is based upon the present value of the future minimum lease payments discounted at a 10.2% interest rate.

Amortization of assets under capital leases is included in depreciation expense. The future minimum lease payments required under the capital leases and the net present value of the minimum lease payments as of December 31, 2018, are as follows:

	Year Ending March 31,	Total

	2019 (3 months)	$178,484
	2020	820,107
	2021	835,499
	2022	851,352
	2023	890,712
	Thereafter	8,246,770
Total minimum lease payments		11,822,924
Less: Amount representing interest		(5,651,347)
Present value of minimum lease payments		6,171,577
Less: Current maturities of capital lease obligations		(135,996)
Long-term capital lease obligations		$6,035,581

Note 6 – Capital Transactions

Effective April 8, 2018, Shareholders of the Company approved the change in corporate domicile from the State of Delaware to the State of Nevada and an increase in authorized capital from 250,000,000 to 400,000,000 shares.

During the nine months ended December 31, 2018, the Company issued an aggregate of 59,454,950 shares of common stock, as follows:

•During the nine months ended December 31, 2018, the Company received notice from convertible note holders of the conversion of notes having a total of $4,470,000 face value and $170,971 in accrued interest. Accordingly, the Company has issued 18,563,885 shares of its common stock based on a $0.25 per share conversion price. In connection with the conversions, $3,464,187 in unamortized discount on the related notes was recognized as interest expense and the Company has reduced the carrying amount of convertible notes payable by $1,005,813.

•The Company issued 3,885,412 shares in exchange for past and future consulting services and recorded a related expense of $0.9 million and recorded $0.3 million in prepaid expenses. The shares and services were valued at the closing price of the Company’s common stock on the dates granted under the related consulting agreements.

•In order to encourage the exercise of the 8,000,000 warrants issued to investors in the private offering of convertible notes dated March 2017 and the 28,804,000 warrants issued to investors in the private offering of convertible notes dated July 2017, the Company effected a temporary decrease in the exercise price of the warrants from $0.60 and $0.65, respectively, to $0.30 and $0.325 per share. As a result of the price reduction, the Company issued 12,332,750 shares of its common stock and received net proceeds of approximately $3.9 million. In connection with the induced exercise of the warrants, the Company recorded an inducement dividend of approximately $2.9 million.

•The Company issued 325,125 shares of its common stock in connection with the exercise of compensation warrants at $0.01 per share.

•On August 10, 2018, the Company entered into a Placement Agent’s Agreement to offer a total of 10,000,000 units at the price of $0.25 per unit. Each unit consisted of one share of the Company’s common stock and one warrant to purchase one share of the Company’s common stock at the price of $0.60 for a period of three years. On August 23, 2018, the Placement Agent’s Agreement was amended to increase the number of units offered by 10,000,000 to 20,000,000 in total, with no other changes to the agreement. Between August 10, 2018 and September 25, 2018, the Company received a total of $4.4 million in proceeds from the private placement, net of $0.6 million in brokerage fees and issued 20 million shares of its common stock and 20 million warrants to purchase one share of its common stock for a period of three years to the investors who participated in the private placement.

•On December 4, 2018, the Company entered into a Placement Agent’s Agreement to offer a total of 15,000,000 units at the price of $0.20 per unit up to a total of $3 million. Each unit consisted of one share of the Company’s common stock and one warrant to purchase one share of the Company’s common stock at the price of $0.60 for a period of five years. On January 15, 2019, the Placement Agent’s Agreement was amended to decrease the unit price from $0.20 per unit to $0.15 per unit and decrease the exercise price of the warrants included in each unit from $0.60 to $0.30, applied retroactively to funds raised prior to the date of the amendment, with no other changes to the agreement. Between December 4, 2018 and December 31, 2018, the Company received a total of $452,835 in proceeds from the private placement, net of $67,665 in brokerage fees and issued 3.5 million shares of its common stock and 3.5 million warrants to purchase one share of its common stock at the amended terms to the investors who participated in the private placement.

•During the nine months ended December 31, 2018, the Company issued 277,778 shares of its common stock to an investor for the cash purchase of shares at $0.36 per share.

•In connection with the Pacific Leaf Amendment and Termination Agreement (Note 4), the Company issued 600,000 shares of its common stock, 100,000 shares on July 31, 2018 at the time of the Amendment and 500,000 shares on December 21, 2018 upon deferment of payment on the $0.5 million promissory note. The company recorded $131,000 in other expense related to those shares.

Options and Warrants

In connection with the Placement Agent’s Agreement dated August 10, 2018 and as amended August 23, 2018, the Company issued 2,000,000 compensation warrants to the brokers who participated in the offering and recorded a related expense of $0.6 million. Each compensation warrant is for the purchase of one share of the Company’s common stock at a price of $0.60 per share and expires on October 1, 2023.

During the nine months ended December 31, 2018, the Company issued 400,000 stock options under the 2014 Equity Incentive Plan to its employees. The options are exercisable upon vesting for a period of 10 years from issuance at an exercise price ranging from $0.37 to $0.60 per share. The Company has recognized total of $0.8 million in share-based compensation expense related to all outstanding options during the nine months ended December 31, 2018.

Note 7 – Commitments and Contingencies

On September 18, 2017 GB Sciences finalized its agreement with Louisiana State University (“LSU”) AgCenter to be the sole operator of the LSU’s medical marijuana program. The LSU Board of Supervisors entered into a five-year agreement—that has an option to renew for two additional five-year terms—with GB Sciences.

The contract includes the Company’s commitment to make a minimum financial contribution to the LSU AgCenter in the amount of $3.4 million, or a 10% commission of gross receipts, in addition to annual research investments of $500,000 to the LSU AgCenter.

The monetary contributions would be used to conduct research on plant varieties, compounds, extraction techniques and delivery methods that could generate additional revenue through discoveries that are subject to intellectual property rights, which AgCenter would retain 50% of those rights. As of December 31, 2018, GB Sciences has made payments totaling $1,500,000 toward its obligations under the agreement.

On December 1, 2018, the Company entered into an agreement with EMLL Group, LLC. Upon commencement of future business advisory and consulting services, we will issue warrants to purchase 8 million shares of the Company’s common stock at $0.1125 per share. The Company valued the warrants at $969,197 using the Black-Scholes valuation model and will recognize the expense at the time that EMLL Group provides the services. No services have been provided as of December 31, 2018.

On December 6, 2018, the Company entered into an agreement with SylvaCap Media. Upon commencement of future business advisory and consulting services, we will issue warrants to purchase 2 million shares of the Company’s common stock at $0.1125 per share. The Company valued the warrants at $244,000 using the Black-Scholes valuation model and will recognize the expense at the time that SylvaCap Media provides the services. No services have been provided as of December 31, 2018. In connection with the agreement, the Company will also pay a $10,000 monthly fee for 12 months and issue 4 million restricted shares of the Company’s common stock. 2 million shares were due on the date of the contract and have been issued to the consultant. The remaining 2 million shares will be issued on June 6, 2018.

From time to time, the Company may become involved in certain legal proceedings and claims which arise in the ordinary course of business. In management’s opinion, based on consultations with outside counsel, the results of any of these ordinary course matters, individually and in the aggregate, are not expected to have a material effect on our results of operations, financial condition, or cash flows. As more information becomes available, if management should determine that an unfavorable outcome is probable on such a claim and that the amount of such probable loss that it will incur on that claim is reasonably estimable, the Company would record a reserve for the claim in question. If and when the Company records such a reserve, it could be material and could adversely impact its results of operations, financial condition, and cash flows.

Note 8 – Income Taxes

The Company’s effective tax rate was -4.0% and 0% for the nine months ended December 31, 2018 and 2017, respectively.

Income tax expense was $737,568 for the nine months ended December 31, 2018. This amount includes $211,423 attributable to current year income taxes, $510,647 attributable to the tax year ended March 31, 2018, and $15,498 in tax penalties attributable to the year ended March 31, 2018. Income tax expense was $0 for the nine months ended December 31, 2017.

Deferred tax assets are evaluated by considering historical levels of income, estimates of future taxable income and the impact of tax planning strategies. The Company continues to evaluate its deferred tax asset valuation allowance on a quarterly basis. The Company concluded that, as of December 31, 2018, it is more likely than not that the Company will not have sufficient taxable income within the applicable net operating loss carry-forward period to realize any portion of its deferred tax assets.

The Company’s income tax payable was $737,568 as of December 31, 2018, and $0 as of December 31, 2017. The increase in income taxes payable is based on current quarter projections of estimated taxable income and a tax liability attributable to the March 31, 2018 tax year.

As of December 31, 2018, the Company had approximately $34.5 million of federal net operating loss carryforwards (“NOLs”) which will begin to expire in 2025. These NOLs have the potential to be used to offset future ordinary taxable income and reduce future cash tax liabilities.

Because the Company operates in the legal cannabis industry, it is subject to the limitations of Internal Revenue Code Section 280E (“280E”) for U.S. income tax purposes. Under 280E, the Company is allowed to deduct expenses that are directly related to the production of its products, i.e. cost of goods sold, but is allowed no further deductions for ordinary and necessary business expenses from its gross profit. The Company believes that the deductions disallowed include the deduction of NOLs. The unused NOLs will continue to carry forward and may be used by the Company to offset future taxable income that is not subject to the limitations of 280E.

Note 9 – Loss per Share

The Company’s basic loss per share has been calculated using the weighted average number of common shares outstanding during the period. The Company had 108,999,521 and 84,116,413 shares of potentially dilutive common shares at December 31, 2018, and December 31, 2017, respectively. However, such common stock equivalents were not included in the computation of diluted net loss per share as their inclusion would have been anti-dilutive.

Note 10 – Related Party Transactions

During the fiscal year ended March 31, 2017, the Company entered into a consulting contract with Quantum Shop, a Company owned by a relative of one of the Company’s executives. Per the terms of the agreement, Quantum Shop is to provide GB Sciences with research, design, development, fabrication, and production services. During the nine months ended December 31, 2018, the Company made payments totaling $1.1 million to Quantum Shop primarily related to the build-out of the Company’s cultivation and production facility in Baton Rouge, Louisiana.

During the year ended March 31, 2017, the Company entered into an advisory agreement with Electrum Partners, LLC, a company whose President resides on GB Sciences’ Board of Directors and serves as a Chair of the Audit Committee. The agreement has a term of one year and was renewed for a successive one-year period on March 31, 2018.  During the nine months ended December 31, 2018, the Company made payments totaling $73,904 to Electrum Partners, LLC and issued 285,412 shares of its restricted stock at an expense of $99,596. Subsequent to December 31, 2018, the Company terminated its agreement with Electrum Partners, LLC, as described in Note 11 below.

On November 1, 2017, the Company entered into an Edibles Production Agreement (the “EPA”) with The Happy Confections, L.L.C. (“THCLLC”) through the Company’s wholly-owned subsidiary, GB Sciences Las Vegas, LLC (“GBSLV”). Dr. Andrea Small-Howard, a member of GB Science’s Board of Directors, is a Co-Managing Member of THCLLC. Under the EPA, THCLLC is to produce cannabis-infused baked goods and other edibles in GBSLV’s production facility upon approval of GBSLV’s Nevada Medical Marijuana Production License. The Company will receive a royalty of between 20% and 25% on all sales of edibles produced by THCLLC.

Contemporaneously with the EPA, the Company entered into a Non-Revolving Credit Line Agreement and Non-Revolving Credit Line Promissory Note (together, the “THC Note” or “Note”) to advance up to $300,000 to THCLLC for the purpose of expanding THCLLC’s operations. The Note bears interest at a rate of 1.29% per annum. Beginning 90 days after the sale of its first product, THCLLC is to make repayment of its advances under the Note in an amount equal to 25% of its gross sales revenue. Such repayment is due within 10 days of the sale of any product.

As of December 31, 2018, the Company has advanced $253,034 under the THC Note. On October 15, 2018, the Company gave notice to The Happy Confections, LLC (“THC LLC”) that Company would not provide any additional financing beyond the $300,000 Credit Line granted under the Non-Revolving Credit Line Agreement dated November 1, 2017. In this notice, the Company requested that THC LLC seek to find additional sources of financing to be able to fund the manufacture of edibles. The Company further notified THC LLC that the Company would terminate the Edibles Production Agreement and all other related agreements with THC LLC if it was unable to acquire additional funding by October 22, 2018. On October 19, 2018, the Company received a response from THC LLC that it was unable to acquire additional funding. Accordingly, the Company has terminated all of its agreements with THCLLC effective October 19, 2018 and took possession of all tangible assets owned by THCLLC on October 22, 2018, as collateral for the balance owed under the Note. These assets include kitchen and production machinery and equipment, leasehold improvements, and inventory that will be used in the Company’s production operations at the Teco Facility.

The Company assessed the Fair Value of the machinery and equipment received at $139,411 and has capitalized that amount in fixed assets during the quarter ended December 31, 2018. All of the machinery and equipment received from THC LLC was placed in service for use in the Company’s production facility during December 2018. The Company also recorded $113,623 as other expense in its Condensed Consolidated Statement of Operations for the three and nine months ended December 31, 2018, which represents the remaining balance of the outstanding note receivable from THC LLC.

Note 11 – Formation of GBS Global Biopharma

The Company plans to license some of Growblox Life Sciences LLC’s intellectual property to a newly created, wholly-owned Canadian entity, GBS Global Biopharma Inc. The entity was formed in the Province of Ontario during the nine months ended December 31, 2018 and does not currently hold any assets or have any activity to date. It is anticipated that GBS Global Biopharma Inc. will pursue clinical development of the intellectual property, including clinical trials.

Note 12 – Non-Controlling Interests

On February 12, 2018, the Company’s wholly-owned subsidiary, GB Sciences Louisiana, LLC (“GBSLA"), issued members’ equity interests equal to 15% in GBSLA to Wellcana Group, LLC (“Wellcana”) for $3 million. Under the GBSLA operating agreement, Wellcana has the option to make additional capital contributions for the purchase of up to an additional 35% membership interest in GBSLA, at the rate of 5% membership interest per $1 million contributed.

During the nine months ended December 31, 2018, Wellcana made additional capital contributions totaling $6.9 million, thereby increasing its membership interest in GBSLA to 49.6%. Subsequent to December 31, 2018, Wellcana contributed an additional $0.1 million, increasing its membership interest to 49.99%. The capital contributions have been used to fund the buildout of the Petroleum Drive facility and to pay for the operating costs of GBSLA.

The Company maintains a majority interest in GBSLA and continues to exercise control over the management and operations of GBSLA. Accordingly, the Company continues to consolidate GBSLA in its condensed consolidated financial statements for the three and nine months ended December 31, 2018.

Note 13 – Subsequent Events

Capital Transactions

Subsequent to December 31, 2018, the Company issued 8,043,545 shares of its common stock as the result of the following transactions:

•The Company received $1.2 million in connection with the December 2018 Placement Agent’s Agreement and issued 7,971,667 shares of its common stock and 7,971,667 warrants to purchase one share of common stock at $0.30 per share for a period of five years to the investors participating in the private placement.

•The Company issued 71,878 shares of its common stock to Electrum Partners, LLC, a related party, in connection with its advisory agreement.

Termination of Agreement with Electrum Partners, LLC

During the year ended March 31, 2017, the Company entered into an advisory agreement with Electrum Partners, LLC, a company whose President resides on GB Sciences’ Board of Directors and serves as a Chair of the Audit Committee. The agreement has a term of one year and was renewed for a successive one-year period on March 31, 2018. The Company has the option to terminate the agreement at any time upon 30 days’ notice. On January 29, 2019, the Company provided Electrum Partners with notice of the agreement’s termination effective February 28, 2019.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of GB Sciences, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of GB Sciences, Inc. and Subsidiaries (the Company) as of March 31, 2018 and 2017, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended March 31, 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financials have been prepared assuming the Company will continue as a going concern. As of March 31, 2018, the Company had accumulated losses of approximately $58,230,000, has generated limited revenue, and may experiences losses in the near term.  These factors and the need for additional financing in order for the Company to meet its business plan, raise substantial doubt about its ability to continue as a going concern. Management's plan to continue as a going concern is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Soles, Heyn & Company, LLP Soles, Heyn & Company, LLP

We have served as the Company's auditor since the year ended March 31, 2014.
West Palm Beach, Florida
June 29, 2018

GB SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	31-Mar-18	31-Mar-17
CURRENT ASSETS:
Cash and cash equivalents	$3,579,700	$2,692,953
Accounts receivable, net of allowance for doubtful accounts of $74,706 and $0 at March 31, 2018 and March 31, 2017, respectively	667,073	-
Inventory	1,049,372	89,037
Prepaid expenses	1,956,734	166,378
TOTAL CURRENT ASSETS	7,252,879	2,948,368
Property and equipment, net	13,759,157	8,642,677
Intangible assets, net of accumulated amortization of $4,140 and $3,420 at March 31, 2018 and March 31, 2017, respectively	1,404,366	154,786
Deposits and prepayments	1,464,457	1,203,305
Other assets	168,895	57,743
TOTAL ASSETS	$24,049,754	$13,006,879
CURRENT LIABILITIES:
Accounts payable	$371,925	$176,152
Accrued interest	175,878	48,969
Accrued liabilities	316,090	447,710
Notes payable, net of unamortized discount of $5.0 million and $1.0 million at March 31, 2018 and March 31, 2017, respectively	1,056,301	2,734
TOTAL CURRENT LIABILITIES	1,920,194	675,565
Note payable	355,233	155,312
Capital lease obligations	6,142,606	3,771,321
TOTAL LIABILITIES	8,418,033	4,602,198
Commitments and contingencies (Note 11)
STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value, 200,000,000 shares authorized, 168,616,855 and 124,406,818 shares issued and outstanding at March 31, 2018 and March 31, 2017, respectively	16,862	12,441
Additional paid in capital	70,961,104	43,569,864
Accumulated Deficit	(58,229,235)	(35,255,045)
TOTAL GB SCIENCES,INC.STOCKHOLDERS' EQUITY	12,748,731	8,327,260
Non-controlling interest	2,882,990	77,421
TOTAL(DEFICIT)/EQUITY	15,631,721	8,404,681
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$24,049,754	$13,006,879

The accompanying notes are an integral part of these consolidated financial statements

GB SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Twelve Months Ended March 31,
	2018	2017

SALES REVENUE	$2,510,364	$-
COST OF GOODS SOLD	(782,727)	-
GROSS PROFIT	1,727,637	-
GENERAL AND ADMINISTRATIVE EXPENSES	19,552,288	8,933,111
LOSS FROM OPERATIONS	(17,824,651)	(8,933,111)
OTHER EXPENSE
Interest expense	(5,176,361)	(901,134)
Other expense	(158,213)	(248,858)
Total other expense	(5,334,574)	(1,149,992)
NET LOSS	(23,159,225)	(10,083,103)
Net loss attributable to non-controlling interest	(185,035)	(173,273)
NET LOSS ATTRIBUTABLE TO GB SCIENCES, INC.	$(22,974,190)	$(9,909,830)
Net loss per share - basic and diluted	$(0.17)	$(0.13)
Weighted average common shares outstanding - basic and diluted	132,934,141	79,002,685

The accompanying notes are an integral part of these consolidated financial statements

GROWBLOX SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Non-Controlling Interest	Total
Balance at March 31, 2016	47,335,147	4,733	18,878,818	(20,779,862)	(78,603)	(1,974,914)

Issuance of stock for debt conversion	15,760,165	1,576	3,688,319	-	-	3,689,895
Exercise of warrants for stock	25,606,171	2,561	5,118,673	-	-	5,121,234
Issuance of stock for services	916,300	92	464,396	-	-	464,488
Issuance of common stock to settle payables	1,991,943	199	640,763	-	-	640,962
Share based compensation expense	-	-	1,574,145	-	-	1,574,145
Issuance of warrants	-	-	1,824,973	-	-	1,824,973
Issuance of stock for cash, net of issuance costs	29,872,500	2,987	4,623,084	-	-	4,626,071
Beneficial conversion feature on notes payable	-	-	1,315,500	-	-	1,315,500
Contributions from non-controlling interest	-	-	-	-	329,296	329,296
Induced dividend from warrant exercises	-	-	4,565,353	(4,565,353)	-	-
Stock issued to settle legal obligations	1,600,000	160	410,840	-	-	411,000
Stock issued for modification of notes payable	1,000,000	100	359,900	-	-	360,000
Stock issued to employees	266,345	27	85,853	-	-	85,880
Compensation warrants	58,247	6	19,247	-	-	19,253
Net Loss	-	-	-	(9,909,830)	-	(9,909,830)
Loss attributable to non-controlling interest	-	-	-	-	(173,272)	(173,272)
Balance at March 31, 2017	124,406,818	12,441	43,569,864	(35,255,045)	77,421	8,404,681

Issuance of stock for debt conversion	15,231,828	1,523	3,804,711	-	-	3,806,234
Exercise of warrants for stock	4,168,940	417	3,783	-	-	4,200
Issuance of stock for services	1,928,845	192	667,386	-	-	667,578
Share based compensation expense	-	-	1,821,294	-	-	1,821,294
Issuance of stock for cash, net of issuance costs	18,000,000	1,800	7,198,200	-	-	7,200,000
Beneficial conversion feature on notes payable	-	-	8,120,988	-	-	8,120,988
Contributions from non-controlling interest	-	-	-	-	3,120,000	3,120,000
Deconsolidation of GB Sciences Puerto Rico, LLC	-	-	-	-	(129,396)	(129,396)
Stock issued to settle Pacific Leaf royalty agreement	1,600,000	160	1,039,840	-	-	1,040,000
Stock issued to employees	195,140	20	33,466	-	-	33,486
Compensation warrants	3,085,284	309	4,701,572	-	-	4,701,881
Net Loss	-	-	-	(22,974,190)	-	(22,974,190)
Loss attributable to non-controlling interest	-	-	-	-	(185,035)	(185,035)
Balance at March 31, 2018	168,616,855	16,862	70,961,104	(58,229,235)	2,882,990	15,631,721
The accompanying notes are an integral part of these consolidated financial statements

GB SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended March 31,
	2018	2017
OPERATING ACTIVITIES:
Net loss	$(23,159,225)	$(10,083,103)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	804,788	415,979
Stock-based compensation	7,224,239	4,328,497
Bad debt expense	74,706	-
Amortization of debt discount and beneficial conversion feature	1,620,709	530,484
Interest expense on conversion of notes payable	2,647,445	248,858
Loss on disposal	-	5,572
Gain on sale of membership interest in GB Sciences Puerto Rico, LLC	(357,968)	-
Stock issued for settlement of Pacific Leaf royalty agreement	(1,269,818)	-
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(1,962,470)	(82,702)
Accounts payable	975,591	61,906
Accrued expenses	1,154,009	105,514
Net cash used in operating activities	(12,247,994)	(4,468,995)
INVESTING ACTIVITIES:
Cash deconsolidated on sale of membership interest in GB Sciences Puerto Rico, LLC	(19,417)	-
Payments on capital lease obligations	(740,680)
Purchase of property and equipment	(3,429,751)	(3,052,270)
Change in deposits and other assets	(1,213,671)	(1,144,053)
Net cash used in investing activities	(5,403,519)	(4,196,323)
FINANCING ACTIVITIES:
Proceeds from issuance of common stock and warrants	7,200,000	9,749,465
Proceeds from non-controlling interest	3,120,000	329,134
Proceeds from convertible notes	8,235,500	1,620,305
Payments under long-term obligations	(21,440)	(375,457)
Other financing activities	4,200	-
Net cash provided by financing activities	18,538,260	11,323,447
Net change in cash and cash equivalent	886,747	2,658,129
CASH AND CASH EQUIVALENT AT BEGINNING OF PERIOD	2,692,953	34,824
CASH AND CASH EQUIVALENT AT END OF PERIOD	$3,579,700	$2,692,953
Non-cash transactions:
Stock issued to settle payables	$-	$590,777
Stock issued upon conversion of long-term note payable	$3,806,234	$3,688,319
Stock issued to settle legal obligations	$-	$460,840
Stock issued to settle Pacific Leaf Royalty Agreement	$1,040,000	$-
Capital lease obligation	$2,525,000	$3,900,000
Stock and warrants issued upon amendment of long-term note payable	$-	$875,663
Induced dividend from warrant exercises	$-	$4,565,192

The accompanying notes are an integral part of these consolidated financial statements

Note 1 - Background and Basis of Presentation

Background

The Company seeks to be an innovative technology and solution company that converts the cannabis plant into medicines, therapies and treatments for a variety of ailments. The Company is developing and utilizing state of the art technologies in plant biology, cultivation and extraction techniques, combined with biotechnology, and plans to produce consistent and measurable medical-grade cannabis, cannabis concentrates and cannabinoid therapies.

We seek to become a trusted producer of consistent and efficacious medicinal strains and products, combining both cannabinoids and terpenes, which we intend to market in those states within the United States and in other countries where the sale of medical cannabis products are permitted. In addition, subject to obtaining Food and Drug Administrative (FDA) certification, we intend to market our cannabinoid-based drug discoveries on a world-wide basis.

We were incorporated in the State of Delaware on April 4, 2001, under the name "Flagstick Venture, Inc." On March 28, 2008, stockholders owning a majority of our outstanding common stock approved changing our then name "Signature Exploration and Production Corp." as our business model had changed.

On March 13, 2014, we entered into a definitive assets purchase agreement for the acquisition of assets, including the Growblox™ cultivation technology which resulted in a change in our corporate name on April 4, 2014, from Signature Exploration and Production Corporation to Growblox Sciences, Inc.

Effective December 12, 2016, the Company amended its Certificate of Corporation pursuant to shareholder approval as reported in the Form 8-K filed on October 14, 2016.  Pursuant to the amendment the Company's name was changed from Growblox Sciences, Inc. to GB Sciences, Inc.

Effective April 8, 2018, Shareholders of the Company approved the change in corporate domicile from the State of Delaware to the State of Nevada and increase in the number of authorized capital shares from 250,000,000 to 400,000,000.

Recent Developments

Our wholly-owned subsidiary GB Sciences Nevada, LLC ("GBSN") leases a warehouse facility at 3550 W. Teco Avenue, Las Vegas Nevada. On January 4, 2017, GBSN received a State Registration Certificate ("Certificate") for its 28,000-sq. ft. cannabis cultivation facility located in Las Vegas, NV. The receipt of the Certificate allows the Company to cultivate medical cannabis. Phase 1 of the GBSN cultivation facility opened with 200 grow lights. When all phases of construction are completed, the facility is expected to generate revenues of $10 million.  Completion of all Phases of this facility is dependent upon the availability of capital to complete construction. The Company has made completion of all Phases of this facility its number one priority.

On October 4, 2016, we acquired a 60% interest in a Nevada Medical Marijuana Production License with an option of up to 80%.  A production license enables us to convert cannabis plants into to oils and extracts that are suitable for creating medical compounds as well as consumer products. This license is critical and essential to our plan of producing cannabis-based medicines and must be integrated into our cultivation facility to ensure quality control standards and efficiency in our production of cannabis medicines. On October 23, 2017, the Company amended the existing Nevada Medical Marijuana Production License Agreement ("Amended Production License Agreement"). Per the terms of the Amended Production License Agreement, GB Sciences purchased the remaining percentage of the production license resulting in the 100% ownership of the license. GB Sciences also received 100% ownership of the cultivation license included in the original Nevada Medical Marijuana Production License Agreement. In exchange, GB Sciences made one-time payment of $500,000 and issued a Promissory Note in the amount of $700,000 payable in equal monthly payments over a three-year period commencing on January 1, 2018.

On March 31, 2017, we entered into an agreement with Arizona-based company, Kush Cups, to produce cannabis-infused products in the state of Nevada. Cannabis for production will be grown in our Cultivation Labs facility in

Las Vegas, NV. We will distribute cannabis-infused Keurig-compatible K-Cups, hot and cold brew coffees as well as infused teas.

We expect our products to compete well in the marketplace because of the considerable efforts we have made in the plant genetics and tissue culturing of our proprietary strains of cannabis.  And, we are the exclusive Nevada grower of Kyle Kushman's proprietary marijuana strains which have been highly rated top sellers in California.

On November 1, 2017, the Company entered into an Edibles Production Agreement (the "EPA") with The Happy Confections, L.L.C. ("THCLLC") through the Company's wholly-owned subsidiary, GB Sciences Las Vegas, LLC ("GBSLV"). Dr. Andrea Small-Howard, a member of GB Science's Board of Directors, is a Co-Managing Member of THCLLC. Under the EPA, THCLLC is to produce cannabis-infused baked goods and other edibles in GBSLV's production facility upon approval of GBSLV's Nevada Medical Marijuana Production License. The Company will receive a royalty of between 20% and 25% on all sales of edibles produced by THCLLC.

Contemporaneously with the EPA, the Company entered into a Non-Revolving Credit Line Agreement and Non-Revolving Credit Line Promissory Note (together, the "THC Note" or "Note") to advance up to $300,000 to THCLLC for the purpose of expanding THCLLC's operations. The Note bears interest at a rate of 1.29% per annum. Beginning 90 days after the sale of its first product, THCLLC is to make repayment of its advances under the Note in an amount equal to 25% of its gross sales revenue. Such repayment is due within 10 days of the sale of any product.

Under the EPA, the Company is to provide accounting and bookkeeping services to THCLLC. In connection with the EPA and THC note, the Company entered into a Reimbursement Agreement for facility expenses and accounting services. Under the Reimbursement Agreement, the Company will be reimbursed $4,500 per month for facility expenses and $2,000 per month for accounting and bookkeeping services. In light of the fact that The Company will be providing the accounting and bookkeeping services to THCLLC, the Company may deduct royalties, facility expenses, and accounting expenses directly from the accounts of THCLLC.

On January 31, 2018 the Company entered into a Contract Farming Agreement with Colorado Hemp Project Limited ("CHP") for the development and cultivation of boutique help genetics and new strains of hemp which will provide the key ingredient in proprietary CBD formulations. Per the terms of the agreement, the Company leased 8 acres of land on which CHP planted 2000 seeds per acre. CHP is responsible for providing genetics, land, water, planting, cultivation, any soil amendments needed, harvest, drying and stripping into whole plant composite for extraction, if desired. In return, GB Sciences is obligated to pay for all production expenses and delivery or shipping for the total of $16,750 per acre of land farmed.  On March 15, 2018, the Company leased additional 5 acres of land from CHP under the same terms as those included in the original agreement.

Intellectual Property

Through its wholly owned subsidiary, Growblox Life Sciences ("GBLS"), the Company retained Fenwick & West, a Silicon Valley based law firm focusing on life sciences and high technology companies with a nationally top-ranked intellectual property practice, to develop strategies for the protection of the Company's intellectual property.

As of March 31, 2018, the following patent applications have been filed:

Two patent applications (USPTO & PCT)

10/2017_Cannabis-based Formulas to treat Neurodegenerative Disorders (PD, AD, dementia)

02/2018_Cannabis-based Formulas to treat Anti-Inflammatory Disorders (asthma, IBD, etc.)

Three provisional patent applications (USPTO)

10/2016_Cannabis-based Formulas to treat Neurodegenerative Disorders (PD, AD, dementia)

02/2017_Cannabis-based Formulas to treat Anti-Inflammatory Disorders (asthma, IBD, etc.)

05/2017_Myrcene-based Formulas to treat Heart Disorders & Pain

Two licensed patents complete the GBLS portfolio:

Two licensed patents (USPTO & PCT)

03/2017_Licensed Cannabinoid Receptor-based Heart Disease Patent (approved)

10/2017_Exclusive Worldwide License on Time-Released Cannabinoid Nanoparticles (approved in Spain, applied in the US, Canada, and Europe)

The Company runs a lean drug development program and minimizes expenses, including personnel, overhead, and fixed capital expenses (such as lab and diagnostic equipment), through strategic partnerships with Universities and Contract Research Organizations ("CROs"). Through these research and development agreements, the Company has created a virtual pipeline for the further development of novel medicines extracted from the cannabis plant. The partners bring both expertise and infrastructure at a reasonable cost to the life sciences program. GB Sciences has also negotiated with these partners to keep 100% of the ownership of the IP within GBLS for original patent filings.

Note 2 - Going Concern

The Company's financial statements have been prepared assuming the Company will continue as a going concern. The Company has sustained net losses since inception. For the years ended March 31, 2018 and 2017, the Company sustained net losses of approximately $23.0 million and $9.9 million respectively and had an accumulated deficit of approximately $58.2 million and $35.3 million respectively. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.

Management has been able, thus far, to finance the losses through a public offering, private placements and obtaining operating funds from stockholders. The Company is continuing to seek sources of financing.  There are no assurances that the Company will be successful in achieving its goals.

In view of these conditions, the Company's ability to continue as a going concern is dependent upon its ability to obtain additional financing or capital sources, to meet its financing requirements, and ultimately to achieve profitable operations. Management believes that its current and future plans provide an opportunity to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that may be necessary in the event the Company is unable to continue as a going concern.

Note 3 - Basis of Presentation and Summary of Significant Accounting Policies

Principles of Consolidation

We prepare our consolidated financial statements in accordance with generally accepted accounting principles (GAAP) for the United States of America. Our consolidated financial statements include all operating divisions and majority-owned subsidiaries, reported as a single operating segment, for which we maintain controlling interests. Intercompany accounts and transactions have been eliminated in consolidation. In our opinion, all adjustments, consisting only of normal recurring adjustments considered necessary for a fair presentation of the financial statements, have been included.

Certain reclassifications have been made to the comparative period amounts in order to conform to the current period presentation. These reclassifications had no effect on the reported financial position, results of operations or cash flows.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company adopted ASC 820, Fair Value Measurements and Disclosures (ASC 820). ASC 820 defines fair value,

establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follows:

•Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•Level 3 inputs to valuation methodology are unobservable and significant to the fair measurement.

The carrying value of cash, accounts receivable, accounts payables and accrued expenses are estimated by management to approximate fair value primarily due to the short-term nature of the instruments.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable

Accounts receivable are carried at their estimated collectible amounts. Trade accounts receivable are periodically evaluated for collectability.

Inventory

We value our inventory at the lower of the actual cost of our inventory, as determined using the first-in, first-out method, or its current estimated market value. We periodically review our physical inventory for excess, obsolete, and potentially impaired items and reserve accordingly. Our reserve estimate for excess and obsolete inventory is based on expected future use.

Finite-Lived Intangible Assets

Our finite-lived intangible assets primarily represent the value of our patents. We amortize our finite-lived intangible assets over their estimated useful lives using the straight-line method, and we periodically evaluate the remaining useful lives of our finite-lived intangible assets to determine whether events or circumstances warrant a revision to the remaining period of amortization.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets: 3-8 years for machinery and equipment, leasehold improvements are amortized over the shorter of the estimated useful lives or the underlying lease term. Repairs and maintenance expenditures which do not extend the useful lives of related assets are expensed as incurred.

Long-Lived Assets

Property and equipment comprise a significant portion of our total assets. We evaluate the carrying value of property and equipment if impairment indicators are present or if other circumstances indicate that impairment may exist under authoritative guidance. The annual testing date is March 31. When management believes impairment indicators may exist, projections of the undiscounted future cash flows associated with the use of and eventual disposition of property and equipment are prepared. If the projections indicate that the carrying value of the property and equipment are not recoverable, we reduce the carrying values to fair value. These impairment tests are heavily influenced by assumptions and estimates that are subject to change as additional information becomes available.

Beneficial Conversion Feature of Convertible Notes Payable

The Company accounts for convertible notes payable in accordance with the guidelines established by the Financial Accounting Standards Board's ("FASB") Accounting Standards Codification ("ASC") Topic 470-20, Debt with Conversion and Other Options and Emerging Issues Task Force ("EITF") 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments".  A beneficial conversion feature ("BCF") exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of any attached equity instruments, if any related equity instruments were granted with the debt. In accordance with this guidance, the BCF of a convertible note is measured by allocating a portion of the note's proceeds to the warrants, if applicable, and as a reduction of the carrying amount of the convertible note equal to the intrinsic value of the conversion feature, both of which are credited to additional paid-in-capital. The Company calculates the fair value of warrants issued with the convertible notes using the Black-Scholes valuation model and uses the same assumptions for valuing any employee options in accordance with ASC Topic 718 Compensation – Stock Compensation. The only difference is that the contractual life of the warrants is used.

The value of the proceeds received from a convertible note is then allocated between the conversion features and warrants on a relative fair value basis. The allocated fair value is recorded in the financial statements as a debt discount (premium) from the face amount of the note and such discount is amortized over the expected term of the convertible note (or to the conversion date of the note, if sooner) and is charged to interest expense.

Other Assets

Other assets primarily include employee advances and a note receivable related to the operation of our cannabis production facility in Las Vegas, NV

Revenue Recognition

The FASB issued ASC 606 as guidance on the recognition of revenue from contracts with customers in May 2014 with amendments in 2015 and 2016. Revenue recognition depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also requires disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The guidance permits two methods of adoption: retrospectively to each prior reporting period presented, or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the cumulative catch-up transition method). The Company adopted the guidance on April 1, 2018 and applied the cumulative catch-up transition method.

The Company's only current revenue source is from sales of cannabis, a distinct physical good. Under previous accounting guidance, the Company recognized revenue upon delivery of distinct physical goods to the customer. Under ASC 606, the Company is required to separately identify each performance obligation resulting from its contracts from customers, which may be a good or a service. A contract may contain one or more performance obligations. All of the Company's contracts with customers, past and present, contain only a single performance obligation, the delivery of distinct physical goods. Because fulfillment of the company's performance obligation to the customer under ASC 606 results in the same timing of revenue recognition as under previous guidance (i.e. revenue is recognized upon delivery of physical goods), the Company did not record any material adjustment to report the cumulative effect of initial application of the guidance.

Research and Development Costs

Research and development costs are expensed as incurred.

Equity-Based Compensation

The Company accounts for equity instruments issued to employees in accordance with the provisions of ASC 718 Stock Compensation (ASC 718) and Equity-Based Payments to Non-employees pursuant to ASC 505-50 (ASC 505-50). The computation of the expense associated with stock-based compensation requires the use of a valuation model. The FASB-issued accounting guidance requires significant judgment and the use of estimates, particularly surrounding Black-Scholes assumptions such as stock price volatility, expected option lives, and expected option forfeiture rates, to value equity-based compensation. We currently use a Black-Scholes option pricing model to calculate the fair value of our stock options. We primarily use historical data to determine the assumptions to be used in the Black-Scholes model and have no reason to believe that future data is likely to differ materially from historical data. However, changes in the assumptions to reflect future stock price volatility and future stock award exercise experience could result in a change in the assumptions used to value awards in the future and may result in a material change to the fair value calculation of stock-based awards. This accounting guidance requires the recognition of the fair value of stock compensation in net income. Although every effort is made to ensure the accuracy of our estimates and assumptions, significant unanticipated changes in those estimates, interpretations and assumptions may result in recording stock option expense that may materially impact our financial statements for each respective reporting period.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in financial statements or tax returns. Deferred tax items are reflected at the enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Due to the uncertainty regarding the success of future operations, management has valued the deferred tax asset allowance at 100% of the related deferred tax assets.

Loss per Share.

The Company's basic loss per share has been calculated using the weighted average number of common shares outstanding during the period. The Company had 104,207,396 and 39,882,413 potentially dilutive common shares at March 31, 2018 and 2017, respectively. However, such common stock equivalents were not included in the computation of diluted net loss per share as their inclusion would have been anti-dilutive.

Note 4 – Capital Lease

In July 2016, an entity associated with Pacific Leaf Partners, LLC completed the purchase of the building housing the Company's cultivation facility at 3550 W. Teco Ave., Las Vegas, NV. In connection with the purchase, the Company entered into the Amended Lease Agreement for an initial term of ten and a half years with one option to extend the lease for five years, or until December 31, 2030. The monthly rent payments per the Amended Lease Agreement were $40,000 through December 31, 2017. Commencing January 1, 2018, the monthly rent payments increased by 3% and will increase by 3% per annum through the expiration of the lease. The Company analyzed the transaction in accordance with the applicable accounting guidance determining that the aggregate amount of $3.9 million met the requirements for capitalization. The building has been capitalized and is included in property and equipment, net balance, with related obligations included as part of current and non-current liabilities. The obligation recorded is based upon the present value of the future minimum lease payment discounted at 11.6% interest rate.

On August 4, 2017, the Company entered into a Lease Agreement for the building located at 18350 Petroleum Drive in Baton Rouge, Louisiana, which will be used for the Company's medical marijuana operations in the State of Louisiana. The Lease is for an initial term of five years beginning on July 1, 2018, with two options to extend the lease for five years, or until June 30, 2032. The monthly rent payments per the Lease Agreement are $25,588 through June 30, 2022. If the Company chooses to exercise its first option to extend the Lease term, the monthly rent payments will increase to $28,147 per month for the period from July 1, 2022 through June 30, 2027. If the Company chooses to exercise its second option to extend the Lease term, the monthly rent payments will increase to $30,966 per month for the period from July 1, 2027 through June 30, 2032.The Company analyzed the transaction in accordance with the applicable accounting guidance determining that the aggregate amount of $2.5 million met the requirements for capitalization. The building has been capitalized and is included in property and equipment, net balance, with related obligations included as part of current and non-current liabilities. The obligation recorded is based upon the present value of the future minimum lease payment discounted at a 10.3% interest rate.

Note 5 – Note Payable

The Company entered into a Note Purchase Agreement, dated May 12, 2015 and effective as of June 8, 2015, with Pacific Leaf Ventures, LP ("Pacific Leaf"), pursuant to which Pacific Leaf has made installment loans (the "Loans") to the Company in the aggregate amount of $1.75 million. The purpose of the financing is to provide for the acquisition and installation of an operating facility, equipment and other tangible assets by GB Sciences Nevada, LLC ("GBSN"). Such facility and equipment were dedicated to the cultivation of cannabis and the extraction of oils and other constituents present in cannabis, subject at all times to Nevada legal requirements. The note is convertible at the option of the holder into common shares at a conversion price of $0.50, subject to anti-dilution adjustments.

To evidence the Loans, the Company issued to Pacific Leaf a 6% senior secured convertible promissory note (the "Note"), bearing interest at the rate of 6% per annum, payable quarterly. All outstanding principal and interest due under the Note were due and payable on May 12, 2020. The Company was required to repay the outstanding principal amount of the Note on a quarterly basis in an amount equal to 50% of the cash flow (accrued EBITDA) of GBSN attributable to our percentage interest in GBSN no later than the earlier to occur of (a) the fifth (5th) business day following receipt of a distribution of the Company's Share of GBSN's EBITDA for the calendar quarter in question, or (b) thirty (30) days following the end of the calendar quarter in question, with the first such prepayment to be made not later than July 31, 2015 with respect to the quarter ending June 30, 2015. In order to induce the Pacific Leaf to extend the loan to the Company and to secure the payment and performance of all of the Secured Obligations, the Company agreed to grant Pacific Leaf a security interest in certain of its assets and enter into the lending agreement.

On February 8, 2016, the Company entered into the Amended and Restated 6% Senior Convertible Promissory Note ("Amended Note") with Pacific Leaf.  The amended agreement modifies the 6% Senior Secure Convertible Promissory Note dated May 12, 2015 and effective as of June 8, 2015, in the principal amount of $1.75 million.

Per the terms of the amended agreement, Pacific Leaf may make up to $1.0 million in additional advances to the Company under the Amended Note bringing the total in the aggregate to $2.75 million. The note is convertible at the option of the holder into common shares at a conversion price of $0.25, subject to anti-dilution adjustments. The Company has an option to prepay the Amended Note, without premium or penalty, in whole or in part, with accrued interest to the date of such prepayment.

Until the payment in full of the Amended Note, Pacific Leaf or its designee have the option (the "Option") to purchase up to a 20% membership interest in GBSN for a purchase price equal to $100,000 for each 2% of membership interest purchased (i.e., $1,000,000 if the Option is exercised in full), provided that the Option may not be exercised for less than a 1% membership interest in GBSN.

In connection with the Amended Note, the Company also entered into the Amended and Restated Royalty Agreement with Pacific Leaf dated and effective as of February 8, 2016.  Per the terms of the Amended Royalty Agreement, the royalty rate at any time shall equal to the sum of (i) 9.1%, and (ii) the percentage calculated by dividing the amount advanced in excess of $1.75 million by $1.0 million, multiplied by the gross revenues of GBSN.  On the earlier of (i) the seventh anniversary of the royalty payment date, or (ii) the date that all amounts outstanding under the Amended Note have been paid in full, the royalty rate shall be reduced by 50%.

On June 13, 2016, the Company received notice from the Pacific Leaf that it had elected to convert $500,000 of the Pacific Leaf Note into common stock of the Company pursuant to the Amended and Restated 6% Senior Secured Convertible Promissory.  Accordingly, the Company has issued 2,000,000 shares of its common stock ($500,000 converted at a price of $0.25 per share) to Pacific Leaf and the Company's indebtedness pursuant to the Note was reduced by $500,000.

On August 4, 2016, the Company entered into the Second Omnibus Amendment ("Second Amendment") of its existing agreements with Pacific Leaf.  The Second Amendment eliminates Pacific Leaf's option to purchase up to a 20% membership interest in GBSN and reduces Pacific Leaf's existing royalty rate to 16.4% of the gross sales revenue of GBSN.  It also caps maximum aggregate royalty payments to be made to Pacific Leaf at $2,420,000 with respect to any calendar year. In consideration of the amended terms, Pacific Leaf and its designees received 1,000,000 shares of the Company's common stock and a five-year warrant to purchase 1,500,000 shares of the Company's common stock at $0.36 per share resulting in related expense of approximately $0.9 million.

On October 4, October 20, November 1, and November 10, 2016, the Company received notices the Pacific Leaf that it had elected to convert total of $1,776,750 of the Pacific Leaf Note into common stock of the Company pursuant to the Amended and Restated 6% Senior Secured Convertible Promissory.  Accordingly, the Company has issued 7,107,000 shares of its common stock ($1,776,750 converted at a price of $0.25 per share) to Pacific Leaf and the Company's indebtedness pursuant to the Note was reduced by $1,776,750.

On January 24, and February 22, 2017, the Company received additional notices from Pacific Leaf Ventures, LP ("Pacific Leaf") that it had elected to convert $413,085 ($317,938 in principal and $95,145 in accrued interest) of the Pacific Leaf Note into common stock of the Company pursuant to the Amended and Restated 6% Senior Secured Convertible Promissory.  Accordingly, the Company has issued 1,652,332 shares of its common stock ($413,083 converted at a price of $0.25 per share). As of March 31, 2017, the Company indebtedness pursuant to the Note was $0.2 million.

On May 12, 2017, the Company received notice from Pacific Leaf Ventures, LP ("Pacific Leaf") that it had elected to convert $184,805 ($154,805 principal and $30,000 accrued interest) of the Company's indebtedness to Pacific Leaf Note into common stock of the Company pursuant to the Amended and Restated 6% Senior Secured Convertible Promissory.  Accordingly, the Note was reduced by $184,805.

On February 23, 2018, the Company and Pacific Leaf entered into an Agreement whereby all rights and obligations between the parties pursuant to all prior agreements would terminate.  Under the terms of the agreement, the Company paid Pacific Leaf $1,269,818.05 upon the signing of the agreement and will pay Pacific Leaf an additional $1,500,000 on or before July 31, 2018.  The Company will also issue Pacific Leaf 1,600,000 shares of restricted common stock on or before July 31, 2018.  Thereafter, no business relationship will exist between the parties.

In the event that the Company is unable to make the $1.5 million payment to Pacific Leaf on or before July 31, 2018, the Royalty Agreement will continue to be in full force and effect, any and all other agreements that would have been terminated under the terms of the February 2018 Agreement will continue to be in full force and effect, and 75% of all payments made under the February 2018 Agreement will be credited toward royalties owed under the Royalty Agreement.

In connection with the February 2018 Agreement, the Company recorded royalty expense of $269,818 for accrued royalties paid, $250,000 in other expense which represents 25% of the $1 million payment made on February 26, 2018, and $750,000 in prepaid expenses which represents the 75% portion of the $1 million payment which will be credited toward future royalties in the event the $1.5 million payment is not made on or before July 31, 2018.

The market value of the 1.6 million shares issued relating to the February 2018 Agreement was $1,040,000, valued as of the date of the agreement. The Company recorded $260,000 in other expense related to the issuance of those shares, which represents 25% of the market value of those shares. We recorded $780,000 in prepaid expenses, representing the 75% portion of the fair market value of those shares which will be credited toward future royalties in the event that the final $1.5 million payment is not made on or before July 31, 2018.

Note 6 - Property and Equipment

Property and equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the asset or, in the case of leasehold improvements amortized over the lesser of the useful life of the asset or the underlying lease term. We recorded depreciation expense of $0.8 million and $0.4 million for the fiscal years ended March 31, 2018 and March 31, 2017, respectively. Property and equipment is comprised of the following:

	March 31,
	2018	2017
Computer and software	$151,748	$151,748
Machinery and equipment	1,094,472	981,130
Leaseholds	4,357,779	4,185,528
Construction in progress	3,193,767	83,812
Capital lease - building	6,425,000	3,900,000
	15,222,766	9,302,218
Less accumulated depreciation and amortization	(1,463,609)	(659,541)
Property and Equipment, Net	$13,759,157	$8,642,677

Note 7 – Income Taxes

At March 31, 2018 and 2017 respectively, the Company had net operating loss carryforwards for income tax purposes of approximately $43,764,901 and $22,264,747 available as offsets against future taxable income. The net operating loss carryforwards are expected to expire at various times from 2025 through 2038. Utilization of the Company's net operating losses may be subject to substantial annual limitation if the Company experiences a 50% change in ownership, as provided by the Internal Revenue Code and similar state provisions.  Such an ownership change would substantially increase the possibility of net operating losses expiring before complete utilization.

The provision for income taxes is different than would result from applying the U.S. statutory rate to profit before taxes for the reasons set forth in the following reconciliation:

	2018	2017
Tax benefit computed at U.S. statutory rates	$(4,824,580)	$(3,377,374)
Increases (decreases) in taxes resulting from:
Non-deductible items	170,052	(25,000)
Stock based compensation	(5,620)	-
Change in valuation allowance	4,659,788	3,421,580
State taxes	-	(19,206)
Total	$-	$-

The tax effects of the primary temporary differences giving rise to the Company's deferred tax assets and liabilities are as follows for the year ended March 31, 2018 and 2017:

	2018	2017
Deferred tax assets:
Net operating loss carryforward	$9,190,629	$7,570,014
Depreciation and Amortization expense	(286,240)	(391,362)
Stock based compensation	752,617	792,991
Total deferred tax assets	9,657,006	7,971,643
Less valuation allowance	(9,657,006)	(7,971,643)
Net deferred tax asset	$-	$-

Because of the Company's lack of earnings history, the deferred tax assets have been fully offset by a valuation allowance. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during those periods that the temporary differences become deductible. The Company believes that the tax positions taken in its tax returns would be sustained upon examination by taxing authorities. The Company files income tax returns in the U.S. federal jurisdiction and other required state jurisdictions. The Company's periodic tax returns filed in 2015 and, thereafter, are subject to examination by taxing authorities under the normal statutes of limitations in the applicable jurisdictions. During the year ended March 31, 2018 and 2017, the increase in the deferred tax asset valuation allowance amounted to approximately $1.7 million and $2.8 million, respectively.

Note 8 – Convertible Notes

In February 2016, the Company issued a short-term Promissory Note ("Note") with a face value of $192,500 resulting in aggregate proceeds of $175,000 reflecting a 9.1% original discount and a nominal rate of 10%. The Note is payable within one year of issuance and is convertible into 962,500 shares of the Company's common stock and 962,500 common stock purchase warrants at any time and from time to time before maturity at the option of the holder. Each warrant gives the Noteholder the right to purchase one share of common stock of the Company at an exercise price of $0.50 per share for a period of three years.  The beneficial conversion feature resulting from the discounted conversion price compared to the market price was calculated based on the date of issuance to be $94,037 after adjusting the effective conversion price for the relative fair value of the note proceeds compared to the fair value of the attached warrants and note. In addition to this discount related to the beneficial conversion feature, an additional discount of $66,912 was recorded based on the fair value of the 962,500 warrants attached to the note. This value was derived using the Black-Scholes valuation model.

In February 2017, the Company received a notice from the Holder of the Short-Term Promissory Note ("Note") issued in February 2016 with face value of $192,500. The Holder had elected to convert all of the Company's indebtedness into common stock of the Company pursuant to the Convertible Note Agreement. Accordingly, the Company had issued 965,500 shares of its common stock ($192,500 converted at a price of $0.20 per share).

In March 2016, the Company issued a short-term Promissory Note ("Note") with a face value of $300,000 resulting in aggregate proceeds of $250,000 reflecting a 16.67% original discount and a nominal rate of 20%. The Note is payable within one year of issuance and is convertible into 1,500,000 shares of the Company's common stock and 1,500,000 common stock to purchase warrants at any time and from time to time before maturity at the option of the holder. Each warrant gives the Noteholder the right to purchase one share of common stock of the Company at an exercise price of $0.50 per share for a period of three years. The beneficial conversion feature resulting from the discounted conversion price compared to the market price was calculated based on the date of issuance to be $143,750 after adjusting the effective conversion price for the relative fair value of the note proceeds compared to the fair value of the attached warrants and note. In addition to this discount related to the beneficial conversion feature, an additional discount of $93,750 was recorded based on the fair value of the 1,500,000 warrants attached to the note.

In November 2016, the Company received a notice that the Noteholder had elected to convert its $300,000 Note into common stock of the Company pursuant to the Short-Term Convertible Note Agreement.  Accordingly, the Company issued 1,500,000 shares of its common stock ($300,000 converted at a price of $0.20 per share) and a warrant to purchase 1,500,000 shares of the Company's common stock at the price of $0.50 per share for the period of three years.  As a result of the conversion, the Company recorded a loss of $0.1 million.

In July 2016, the Company issued a short-term Promissory Note ("Note") resulting in aggregate proceeds of $500,000. The Note is payable within one year of issuance and is convertible into 2,500,000 shares of the Company's common stock at any time and from time to time before maturity at the option of the holder. The beneficial conversion feature resulting from the discounted conversion price compared to the market price was calculated based on the date of issuance to be $350,000 after adjusting the effective conversion price for the relative fair value of the note proceeds compared to the fair value of the Note.

In January 2017, the Company received a notice from the Holder of the Short-Term Promissory Note ("Note") issued in July 2016 with face value of $500,000. The Holder had elected to convert $500,000 of the Company's indebtedness into common stock of the Company pursuant to the Convertible Note Agreement. Accordingly, the Company had issued 2,538,333 shares of its common stock ($500,000 principal and $38,333 accrued interest converted at a price of $0.20 per share). As a result of the conversion, the Company recorded a loss of $0.2 million.

In March 2017, the Company issued short-term Promissory Notes ("Notes") to various holders with combined face value of $965,500. The Notes are payable within three years of issuance and are convertible into 3,862,000 shares of the Company's common stock and 3,862,000 common stock purchase warrants at any time and from time to time before maturity at the option of the holder. Each warrant gives the Noteholder the right to purchase one share of common stock of the Company at an exercise price of $0.60 per share for a period of three years.  The beneficial conversion feature resulting from the discounted conversion price compared to the market price was calculated based on the date of issuance to be $416,733 after adjusting the effective conversion price for the relative fair value of the note proceeds compared to the fair value of the attached warrants and note. In addition to this discount related to the beneficial conversion feature, an additional discount of $548,767 was recorded based on the fair value of the warrants attached to the note. This value was derived using the Black-Scholes valuation model.

During the three months ended June 30, 2017, the Company issued short-term Promissory Notes ("Notes") to various holders with combined face value of $1,034,500. The Notes are payable within three years of issuance and are convertible into 4,138,000 shares of the Company's common stock. The Company also issued 4,138,000 common stock warrants to the Note holders. The warrants are exercisable at any time and from time to time before maturity at the option of the holder. Each warrant gives the Noteholder the right to purchase one share of common stock of the Company at an exercise price of $0.60 per share for a period of three years.  The beneficial conversion feature resulting from the discounted conversion price compared to the market price was calculated based on the date of issuance to be $487,957 after adjusting the effective conversion price for the relative fair value of the note proceeds compared to the fair value of the attached warrants and note. In addition to this discount related to the beneficial conversion feature, an additional discount of $480,236 was recorded based on the fair value of the warrants attached to the note. This value was derived using the Black-Scholes valuation model.

In July 2017, the Company entered into a Placement Agent's Agreement with a third-party brokerage firm to offer units consisting of a $1,000 6% promissory note convertible into 4,000 shares of the Company's common stock at $0.25 per share and 4,000 warrants to purchase shares of the Company's' common stock at an exercise price of $0.65 per share for the period of three years.

During the three months ended September 30, 2017, the Company issued short-term Promissory Notes ("Notes") to various holders with combined face value of $3,085,000. The Notes are payable within three years of issuance and are convertible into 12,340,000 shares of the Company's common stock. The Company also issued 12,340,000 common stock warrants to the Note holders. The warrants are exercisable at any time and from time to time before maturity at the option of the holder. Each warrant gives the Noteholder the right to purchase one share of common stock of the Company at an exercise price of $0.65 per share for a period of three years.  The beneficial conversion feature resulting from the discounted conversion price compared to the market price was calculated based on the date of issuance to be $1,541,797 after adjusting the effective conversion price for the relative fair value of the note proceeds compared to the fair value of the attached warrants and note. In addition to this discount related to the beneficial conversion feature, an additional discount of $1,532,335 recorded based on the fair value of the warrants attached to the note. This value was derived using the Black-Scholes valuation model.

During the three months ended December 31, 2017, the Company issued short-term Promissory Notes ("Notes") to various holders with combined face value of $4,116,000. The Notes are payable within three years of issuance and are convertible into 16,464,000 shares of the Company's common stock. The Company also issued 16,464,000 common stock warrants to the Note holders. The warrants are exercisable at any time and from time to time before maturity at the option of the holder. Each warrant gives the Noteholder the right to purchase one share of common stock of the Company at an exercise price of $0.65 per share for a period of three years.  The beneficial conversion feature resulting from the discounted conversion price compared to the market price was calculated based on the date of issuance to be $1,600,808 after adjusting the effective conversion price for the relative fair value of the note proceeds compared to the fair value of the attached warrants and note. In addition to this discount related to the beneficial conversion feature, an additional discount of $2,417,856 was recorded based on the fair value of the warrants attached to the note. This value was derived using the Black-Scholes valuation model.

The Notes and Warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 (the "Securities Act") and/or Rule 506 of Regulation D under the Securities Act, as amended.

Note 9 – Capital Transactions

Sale of Common Stock and Warrants

Debt Conversions

During the year ended March 31, 2018, the Company issued an aggregate 15,231,828 shares of common stock as a result of debt conversions as follows:

•The Company issued an aggregate 739,220 shares of its common stock at the conversion price of $0.25 per share to Pacific Leaf as a result of a conversion of $184,805 of debt outstanding pursuant to the Amended and Restated 6% Senior Secured Convertible Promissory.

•The Company issued 14,492,608 shares of its common stock as a result of conversions of the following Short-Term Promissory Notes:

•During the three months ended December 31, 2017, the Company received notice from convertible note holders of the conversion of a total of $453,500 face value and $18,581 in interest accrued on the related convertible notes. Accordingly, the Company has issued 1,889,048 shares of its common stock based on a $0.25 per share conversion price. In connection with the conversions, $349,956 in unamortized discount on the related notes was recognized as interest expense and the Company has reduced the carrying amount of convertible notes payable by $103,544.

•During the three months ended March 31, 2018, the Company received notice from convertible note holders of the conversion of a total of $3,020,500 face value and $128,848 in interest accrued on the related convertible notes. Accordingly, the Company has issued 12,603,560 shares of its common stock based on a $0.25 per share conversion price. In connection with the conversions, $2,297,716 in unamortized discount on the related notes was recognized as interest expense and the Company has reduced the carrying amount of convertible notes payable by $722,784.

Exercise of Warrants for Stock

During the year ended March 31, 2018, the Company issued 4,168,940 shares of its common stock for the exercise of warrants as follows:

•In January 2018, the Company received notice from Craig Ellins, our former CEO, of the cashless exercise of warrants to purchase 5,000,000 shares at $0.30 per share. We issued 3,314,607 shares of our common stock to Mr. Ellins as the result of his exercise.

•In January 2018, the Company received notice from Pacific Leaf Ventures, LP ("Pacific Leaf") that it had elected to purchase 1,500,000 shares of Company's common stock at $0.36 per share in a cashless exercise of warrants issued pursuant to our Second Omnibus Agreement. As a result, the Company issued 833,333 shares of common stock in a cashless transaction.

•The Company issued 21,000 shares of its common stock in connection with the exercise of warrants at $0.20 per share.

Issuance of Stock for Services

The Company issued 1,928,845 shares in exchange for consulting services and recorded a related expense of $0.7 million. The Company also issued 195,140 shares of common stock to employees and recorded an expense of $0.03 million.

Issuance of Stock for Cash

In January 2018, the Company sold an aggregate 18,000,000 shares of common stock through a private placement at a price of $0.40 per unit. Each unit consisted of one share of common stock and one common stock purchase warrant, expiring in three years, with an exercise price of $0.65.

Issuance of Stock to Settle Pacific Leaf Royalty Agreement

On February 20, 2018, the Company entered into the Agreement ("February 2018 Agreement") with Pacific Leaf which supersedes and replaces all previous agreements and understandings between the Company and Pacific Leaf. In consideration for the full and complete termination of any and all previous agreements or understandings with Pacific Leaf, the Company paid $269,818 in cash for royalties earned through the date of the February 2018 Agreement, the Company paid $1.0 million in cash on February 26, 2018, the Company agreed to pay $1.5 million on or before July 31, 2018. On April 3, 2018, the Company also issued 1,600,000 shares of its common stock to Pacific Leaf in connection with the February 2018 Agreement.

In the event that the Company is unable to make the $1.5 million payment to Pacific Leaf on or before July 31, 2018, the Royalty Agreement will continue to be in full force and effect, any and all other agreements that would have been terminated under the terms of the February 2018 Agreement will continue to be in full force and effect, and 75% of all payments made under the February 2018 Agreement will be credited toward royalties owed under the

Royalty Agreement.

In connection with the February 2018 Agreement, the Company recorded royalty expense of $269,818 for accrued royalties paid, $250,000 in other expense which represents 25% of the $1 million payment made on February 26, 2018, and $750,000 in prepaid expenses which represents the 75% portion of the $1 million payment which will be credited toward future royalties in the event the $1.5 million payment is not made on or before July 31, 2018.

The market value of the 1.6 million shares issued relating to the February 2018 Agreement was $1,040,000, valued as of the date of the agreement. The Company recorded $260,000 in other expense related to the issuance of those shares, which represents 25% of the market value of those shares. We recorded $780,000 in prepaid expenses, representing the 75% portion of the fair market value of those shares which will be credited toward future royalties in the event that the final $1.5 million payment is not made on or before July 31, 2018.

Exercise of Compensation Warrants for Stock

During the year ended March 31, 2018, the Company issued 3,085,284 shares of its common stock to a third-party brokerage firm as a result of the cashless exercise of 3,317,375 compensation warrants at the weighted average exercise price of $0.06 per share and recorded a related expense of $0.6 million.

Options and Warrants

During the year ended March 31, 2018, the Company issued warrants to purchase 32,942,000 shares of its common stock at the price of $0.60 to $0.65 per share for the period of three years to various holders of its convertible notes. Convertible notes issued during the year ended March 31, 2018, have a combined face value of $8,235,500. During the year ended March 31, 2018, the Company recorded a discount of $4,430,427 based on the fair value of the warrants attached to the notes. This value was derived using the Black-Scholes valuation model.

In connection with its private placement of common stock in January 2018, the Company issued warrants to purchase 9,000,000 shares of its common stock at a strike price of $0.65 and issued 18,000,000 shares of its common stock for a total of $7,200,000 in cash proceeds. The Company recorded an increase of $7,200,000 to capital related to the private placement.

In connection with the private placements above, the Company issued a total of 5,480,000 compensation warrants to a third-party brokerage firm at a price of $0.25 to $1.00 per share and recorded a related expense of $4.1 million.

Warrants Outstanding

Presented below is a summary of the Company's warrant activity for the years ended March 31, 2018 and 2017:

	Warrants Outstanding
	Number of Shares	Exercise Price

Outstanding at April 1, 2016	19,315,334
Warrants issued	40,723,250	$0.36-0.60
Warrants exercised	(25,606,171)	$0.20
Warrants expired/cancelled	(1,500,000)	$1.00
Outstanding at March 31, 2017	32,932,413
Warrants issued	51,284,000	$0.60-1.00
Warrants exercised	(9,838,375)	$0.01-0.20
Warrants expired/cancelled	(8,494,976)	$1.00
Outstanding at March 31, 2018	65,883,062

All of the foregoing securities, including GB Sciences common stock, were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 (the "Securities Act") and/or Rule 506 of Regulation D under the Securities Act, as amended.

Note 10 – Employee Benefit Plan

Share-Based Employee Compensation

On February 6, 2008, the Board of Directors adopted the GB Sciences, Inc. 2007 Amended Stock Option Plan ("2007 Plan"). Under the 2007 Plan, 8,000,000 shares of the Company's restricted common stock may be issuable upon the exercise of options issued to employees, advisors and consultants. The Company revised the plan and the Board of Directors adopted the new 2014 Equity Compensation Plan. On June 30, 2015, GB Sciences filed a Form S-8 Registration Statement with the SEC to register 8,500,000 shares of common stock issuable under stock options to grant to employees and consultants. At the Company's special meeting of the shareholders held on April 6, 2018, the adoption by the Board of Directors of the 2014 Equity Compensation Plan was ratified by a majority of shareholders present at the meeting, either in person or by proxy.

Compensation Expense

For the years ended March 31, 2018 and 2017, the Company recorded compensation expense of $1.8 million and $1.3 million respectively, related to employee stock options and restricted stock.

The unrecognized compensation cost, and weighted-average period over which the cost is expected to be recognized for non-vested awards as of March 31, 2018, are presented below:

	Unrecognized Compensation Cost ($)	Weighted Average Period (years)
Stock Options	1,053,155	0.60
Total	1,053,155	0.60

Fair Value

The closing price of the Company's stock on the date of grant is used as the fair value for the issuances of restricted stock. The fair value of stock options granted is estimated as of the grant date using the Black-Scholes option pricing model.

The following range of assumptions in the Black-Scholes option pricing model was used to determine fair value at the years ended below:

	Twelve months ended
	March 31, 2018	March 31, 2017
Weighted-average volatility	183.55%	174.57%
Expected term (in years)	10	10
Risk-free interest rate	2.02%	1.07%

Expected volatilities used for award valuation in 2018 and 2017 are based on the peer group volatility.

The risk-free interest rate for periods equal to the expected term of an award is based on a blended historical rate using Federal Reserve rates for U.S. Treasury securities.

Stock Options

A summary of option activity as of March 31, 2018 and 2017, and changes during the years then ended, is presented below:

	Options	Weighted Average Exercise Price $	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value ($)
Outstanding at April 1, 2016	2,500,000	$0.25	9.23	15,075
Granted	5,050,000	$0.30
Exercised	-	-
Forfeited	(600,000)	$0.35
Outstanding at March 31, 2017	6,950,000	$0.26	8.05	627,890
Granted	6,400,000	$0.28
Exercised	(83,333)	$0.32
Forfeited	(233,333)	$0.28
Outstanding at March 31, 2018	13,033,334	$0.28	8.21	2,646,723
Fully vested and expected to vest at March 31, 2018	5,031,671	$0.27		1,047,477
Exercisable at March 31, 2018	5,031,671	$0.27		1,047,477

Restricted stock awards

A summary of the status of the Company's non-vested restricted stock grants during the years ended March 31, 2017 and 2016 is presented below:

	Shares	Weighted Average Grant Date Fair Value ($)

Balance at April 1, 2016	453,333	$0.35
Granted	565,359
Vested	(568,692)
Forfeited/Cancelled	(450,000)
Non-vested at March 31, 2017	-	-
Granted	-
Vested	-
Forfeited/Cancelled	-
Non-vested at March 31, 2018	-	-

The total fair value of restricted stock that vested during the years ended March 31, 2018 and 2017 was $0, and $0.2 million, respectively.

Note 11 – Commitments and Contingencies

On September 18, 2017 GB Sciences finalized its agreement with Louisiana State University ("LSU") AgCenter to be the sole operator of the LSU's medical marijuana program. The LSU Board of Supervisors entered into a five-year agreement—that has an option to renew for two additional five-year terms—with GB Sciences.

The contract includes the Company's commitment to make a minimum financial contribution to the LSU AgCenter in the amount of $3.4 million, or a 10% commission of gross receipts, in addition to annual research investments of $500,000 to the LSU AgCenter.

The monetary contributions would be used to conduct research on plant varieties, compounds, extraction techniques and delivery methods that could generate additional revenue through discoveries that are subject to intellectual property rights, which AgCenter would retain 50% of those rights. As of December 2017, GB Sciences made payments totaling $500,000 toward its obligations under the agreement.

From time to time, the Company may become involved in certain legal proceedings and claims which arise in the ordinary course of business. In our opinion, based on consultations with outside counsel, the results of any of these ordinary course matters, individually and in the aggregate, are not expected to have a material effect on our results of operations, financial condition, or cash flows. As more information becomes available, if management should determine that an unfavorable outcome is probable on such a claim and that the amount of such probable loss that it will incur on that claim is reasonably estimable, we will record a reserve for the claim in question. If and when we record such a reserve is recorded, it could be material and could adversely impact our results of operations, financial condition, and cash flows.

Note 12 – Deposits and Prepayments

Deposits and prepayment balances were $1.5 million and $1.2 million at March 31, 2018 and March 31, 2017, respectively. The increase in deposits and prepayments is primarily due to a $0.3 million escrow deposit related to our Letter of Intent regarding potential acquisition of 100% interest in NevadaPURE, LLC ("NVPURE LOI") entered into on March 22, 2018. Subsequent to March 31, 2018, the NVPURE LOI was terminated and the Company received a refund of its $0.3 million deposit on May 9, 2018.

Note 13 - Related Party Transactions

During the fiscal year ended March 31, 2017, the Company entered into a consulting contract with Quantum Shop, a Company owned by a relative of one of the Company's executives. Per the terms of the agreement, Quantum Shop is to provide GB Sciences with research, design, development, fabrication, and production services. During the year ended March 31, 2017, the Company made a payment of $50,000 to the Quantum Shop in relation to the services provided. During the year ended March 31, 2018, the Company made additional payments totaling $1.7 million to Quantum Shop primarily related to the build-out of the Company's cultivation and production facility in Baton Rouge, Louisiana.

During the year ended March 31, 2017, the Company entered into an advisory agreement with Electrum Partners, LLC, ("Electrum Partners") a company whose President resides on GB Sciences' Board of Directors and serves as a Chair of the Audit Committee. Per the terms of the agreement, Electrum Partners shall be compensated $5,000 monthly with the initial payment due upon the execution of the consulting agreement. Electrum Partners is also to receive an additional $10,000 each month in restricted stock. The agreement has a term of one year and is renewable for a successive one-year period.  The agreement was renewed for its second one-year period in March 2018. During the year ended March 31, 2017, the Company made payments totaling $75,562 to Electrum Partners and issued 34,996 shares of its restricted stock. During the year ended March 31, 2018, the Company made payments totaling $75,562 to Electrum Partners and issued 499,102 shares of its restricted stock.

During the year ended March 31, 2018, the Company entered into a consulting contract with Monica Poss, a relative of one of the Company's executives. Per the terms of the agreement, Ms. Poss was to provide GB Sciences with advisory services. The Company made payments of $32,626 and issued 46,706 shares of our common stock at an expense of $11,473 relating to services provided during the twelve months ended March 31, 2018.

On November 1, 2018, the Company entered into an Edibles Production Agreement (the "EPA") with The Happy Confections, L.L.C. ("THCLLC") through the Company's wholly-owned subsidiary, GB Sciences Las Vegas, LLC ("GBSLV"). Dr. Andrea Small-Howard, a member of GB Science's Board of Directors, is a Co-Managing Member of THCLLC. Under the EPA, THCLLC is to produce cannabis-infused baked goods and other edibles in GBSLV's production facility upon approval of GBSLV's Nevada Medical Marijuana Production License. The Company will receive a royalty of between 20% and 25% on all sales of edibles produced by THCLLC.

Contemporaneously with the EPA, the Company entered into a Non-Revolving Credit Line Agreement and Non-Revolving Credit Line Promissory Note (together, the "THC Note" or "Note") to advance up to $300,000 to THCLLC for the purpose of expanding THCLLC's operations. The Note bears interest at a rate of 1.29% per annum.

Beginning 90 days after the sale of its first product, THCLLC is to make repayment of its advances under the Note in an amount equal to 25% of its gross sales revenue. Such repayment is due within 10 days of the sale of any product.

Under the EPA, the Company is to provide accounting and bookkeeping services to THCLLC. In connection with the EPA and THC note, the Company entered into a Reimbursement Agreement for facility expenses and accounting services. Under the Reimbursement Agreement, the Company will be reimbursed $4,500 per month for facility expenses and $2,000 per month for accounting and bookkeeping services. In light of the fact that The Company will be providing the accounting and bookkeeping services to THCLLC, the Company may deduct royalties, facility expenses, and accounting expenses directly from the accounts of THCLLC.

As of March 31, 2018, the Company has advanced $150,995 under the THC Note. This amount is reported under the other assets caption on the Company's March 31, 2018 balance sheet.

Note 14 – Subsequent Events

Capital Transactions

Subsequent to March 31, 2018, the Company issued 53,088 shares of its common stock to Electrum Partners, LLC, a related party, in connection with its advisory agreement.

On May 15, 2018, the Company issued 1,000,000 shares of its common stock to a third-party consultant for consulting services under an existing agreement.

In order to encourage the exercise of the 8,000,000 warrants issued to investors in the private offering of convertible notes dated March 2017 and the 28,804,000 warrants issued to investors in the private offering of convertible notes dated July 2017, the Company effected a temporary decrease in the exercise price of the warrants from $0.60 and $0.65, respectively, to $0.30 and $0.325 per share. As a result of the price reduction, a total of 8,965,500 million warrants have been exercised resulting in net proceeds of approximately $2.9 million.

Letter of Intent to Purchase 100% Interest in NevadaPURE, LLC

On March 22, 2018, the Company entered into the non-binding Letter of Intent ("LOI") with NevadaPURE, LLC ("NVPURE"), to purchase a 100% interest in NVPURE for approximately $28.0 million in cash and the assumption of approximately $5.0 million of liabilities. The purchase was contingent on the completion of due diligence within 30 days, negotiation of a final purchase agreement, and regulatory approval. After considerable due diligence, the LOI was mutually terminated on May 9, 2018 after the Company and NevadaPURE failed to reach a consensus on the terms of the proposed acquisition.

Change in Domicile and Number of Authorized Capital

Effective April 8, 2018, Shareholders of the Company approved the change in corporate domicile from the State of Delaware to the State of Nevada and increase in the number of authorized capital shares from 250,000,000 to 400,000,000.

Note 15 – Deconsolidation of GB Sciences Puerto Rico, LLC

During the third quarter of the fiscal year, the Company agreed to transfer approximately 17% of its membership interest in GB Sciences Puerto Rico, LLC (GBSPR) to Cesar Cordero-Kruger, who at the time of the agreement owned approximately 34% of GBSPR. The Company did not receive any consideration in the transaction but was relieved of any obligation to fund the losses of GBSPR going forward.

As the result of the transaction, the Company deconsolidated the assets, liabilities and noncontrolling interests of GBSPR since its ownership interest was reduced to a non-controlling level.

Total net liabilities deconsolidated were $228,572, which consisted of the following:

October 1, 2017
Cash and cash equivalents	$19,417
Long term deposits	112,134
Property and equipment	45,752
Less:
Accrued liabilities	405,000
Other liabilities	875
Net liabilities deconsolidated	$(228,572)

GBSPR has a history of recorded losses and no revenue or sales contracts to date. Its liabilities exceed its assets and management does not have any reason to believe that GBSPR will ever generate positive cash flows to the Company. The Company is not obligated to fund GBSPR's future losses. Based on these facts, the Company determined that the fair value of its remaining interest in GBSPR is zero and recorded a gain on the deconsolidation of GBSPR, calculated as follows:

October 1, 2017
Consideration received	$-
Fair value of retained noncontrolling interest	-
Carrying value of noncontrolling interest	129,396
Net liabilities deconsolidated	228,572
Gain on sale of membership interest in GB Sciences Puerto Rico, LLC	$357,968

The gain on deconsolidation of GBSPRLLC is classified under the other income/(expense) caption in the Company's Consolidated Statement of Operations for the year ended March 31, 2018.

The investment in GBSPR will be accounted for under the equity method, as the Company maintains significant influence but lacks control over GBSPR. Because the Company is not obligated to and does not intend to fund future losses, the Company's share of GBSPR's net losses will be suspended until GBSPR achieves cumulative net profitability.

Note 16 – Non-Controlling Interest

On February 12, 2018, the Company entered into the Operating Agreement for its wholly-owned subsidiary, GB Sciences Louisiana, LLC ("GBSLA"). Pursuant to the Operating Agreement, Wellcana Group, LLC ("Wellcana") purchased 15% of the membership interest in GBSLA for the price of $3 million. Under the operating agreement, Wellcana has the option to make additional capital contributions for the purchase of up to an additional 35% membership interest in GBSLA, at the rate of 5% membership interest per $1 million contributed. As of March 31, 2018, Wellcana's non-controlling interest in GBSLA remained at 15%.

On May 23, 2018, Wellcana made an additional $3.8 million contribution to GBSLA for the purchase of an additional 19% membership interest. The contribution increased Wellcana's membership interest in GBSLA to a total of 34%.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, are estimated.

Securities and Exchange Commission registration fee	$283.61
Miscellaneous expenses	500.00
Legal	10,000.00
Accounting fees and expenses	5,000.00
Total	$15,783.61

ITEM 14.      PRINCIPAL ACCOUNTANT FEES AND SERVICES

	Fiscal 2018	Fiscal 2017
Audit Fees(1)	$42,483	$31,000
Audit-Related Fees(2)	-	-
Tax Fees(3)	10,350	8,310
Subtotal	$52,833	39,310
All other Fees(4)	-	-
Total	$52,833	$39,310

(1) Audit Fees – Audit fees billed to the Company in FY 2018 and 2017 include fees billed by Soles, Heyn & Company, LLP for auditing the Company's annual financial statements and reviewing the financial statements included in the Company's Quarterly Reports on Form 10-Q.

(2) Audit-Related Fees – There were no other fees billed by Soles, Heyn & Company, LLP for the last two fiscal years for assurance and related services that were reasonably related to the performance of the audit or review of the Company's financial statements and not reported under "Audit Fees" above.

(3) Tax Fees –Tax fees billed by Lavelle & Associates, CPAs during the last past fiscal year for professional services.

(4) All Other Fees – There were no other fees billed in FY 2018 and 2017 for products and services provided.

Pre-approval of Audit and Non-Audit Services

The Board of Director's policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to 12 months from the date of pre-approval and any pre-approval is detailed as to the particular service or category of services. The Board of Directors may delegate pre-approval authority to one or more of its members when expedition of services is necessary.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the nine months ended December 31, 2018, the Company issued an aggregate of 59,454,950 shares of common stock, as follows:

•During the nine months ended December 31, 2018, the Company received notice from convertible note holders of the conversion of notes having a total of $4,470,000 face value and $170,971 in accrued interest. Accordingly, the Company has issued 18,563,885 shares of its common stock based on a $0.25 per share conversion price. In connection with the conversions, $3,464,187 in unamortized discount on the related notes was recognized as interest expense and the Company has reduced the carrying amount of convertible notes payable by $1,005,813.

•The Company issued 3,885,412 shares in exchange for past and future consulting services and recorded a related expense of $0.8 million and recorded $0.3 million in prepaid expenses. The shares and services were valued at the closing price of the Company’s common stock on the dates granted under the related consulting agreements.

•In order to encourage the exercise of the 8,000,000 warrants issued to investors in the private offering of convertible notes dated March 2017 and the 28,804,000 warrants issued to investors in the private offering of convertible notes dated July 2017, the Company effected a temporary decrease in the exercise price of the warrants from $0.60 and $0.65, respectively, to $0.30 and $0.325 per share. As a result of the price reduction, the Company issued 12,332,750 shares of its common stock and received net proceeds of approximately $3.9 million. In connection with the induced exercise of the warrants, the Company recorded an inducement dividend of approximately $2.9 million.

•The Company issued 325,125 shares of its common stock in connection with the exercise of compensation warrants at $0.01 per share.

•On August 10, 2018, the Company entered into a Placement Agent’s Agreement to offer a total of 10,000,000 units at the price of $0.25 per unit. Each unit consisted of one share of the Company’s common stock and one warrant to purchase one share of the Company’s common stock at the price of $0.60 for a period of three years. On August 23, 2018, the Placement Agent’s Agreement was amended to increase the number of units offered by 10,000,000 to 20,000,000 in total, with no other changes to the agreement. Between August 10, 2018 and September 25, 2018, the Company received a total of $4.4 million in proceeds from the private placement, net of $0.6 million in brokerage fees and issued 20 million shares of its common stock and 20 million warrants to purchase one share of its common stock for a period of three years to the investors who participated in the private placement.

•On December 4, 2018, the Company entered into a Placement Agent’s Agreement to offer a total of 15,000,000 units at the price of $0.20 per unit up to a total of $3 million. Each unit consisted of one share of the Company’s common stock and one warrant to purchase one share of the Company’s common stock at the price of $0.60 for a period of five years. On January 15, 2019, the Placement Agent’s Agreement was amended to decrease the unit price from $0.20 per unit to $0.15 per unit and decrease the exercise price of the warrants included in each unit from $0.60 to $0.30, applied retroactively to funds raised prior to the date of the amendment, with no other changes to the agreement. Between December 4, 2018 and December 31, 2018, the Company received a total of $452,835 in proceeds from the private placement, net of $67,665 in brokerage fees and issued 3.5 million shares of its common stock and 3.5 million warrants to purchase one share of its common stock at the amended terms to the investors who participated in the private placement.

•During the nine months ended December 31, 2018, the Company issued 277,778 shares of its common stock to an investor for the cash purchase of shares at $0.36 per share.

•In connection with the Pacific Leaf Amendment and Termination Agreement (Note 4), the Company issued 600,000 shares of its common stock, 100,000 shares on July 31, 2018 at the time of the Amendment and 500,000 shares on December 21, 2018 upon deferment of payment on the $0.5 million promissory note. The company recorded $131,000 in other expense related to those shares.

Options and Warrants

In connection with the Placement Agent’s Agreement dated August 10, 2018 and as amended August 23, 2018, the Company issued 2,000,000 compensation warrants to the brokers who participated in the offering and recorded a related expense of $0.6 million. Each compensation warrant is for the purchase of one share of the Company’s common stock at a price of $0.60 per share and expires on October 1, 2023.

During the nine months ended December 31, 2018, the Company issued 400,000 stock options under the 2014 Equity Incentive Plan to its employees. The options are exercisable upon vesting for a period of 10 years from issuance at an exercise price ranging from $0.37 to $0.60 per share. The Company has recognized total of $0.8 million in share-based compensation expense related to all outstanding options during the nine months ended December 31, 2018.

During December 2018, the Company signed agreements with two consultants for the performance of future services which is anticipated to begin within the next few months.  Upon commencement of those services, the Company will issue warrants to purchase 10,000,000 shares of its common stock at $.1125 per share for a period of ten years. The warrants have an aggregate fair value of $1.2 million. No services have been provided to date under the related consulting agreements.

Subsequent to December 31, 2018, the Company issued 8,043,545 shares of its common stock as the result of the following transactions:

•The Company received $1.2 million in connection with the December 2018 Placement Agent’s Agreement and issued 7,971,667 shares of its common stock and 7,971,667 warrants to purchase one share of common stock at $0.30 per share for a period of five years to the investors participating in the private placement.

•The Company issued 71,878 shares of its common stock to Electrum Partners, LLC, a related party, in connection with its advisory agreement.

Subsequent to December 31, 2018, the Company issued a convertible note in the face amount of $1,500,000 which accrues interest at the rate of 8% per annum and which comes due in August of 2020.

The above mentioned securities were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 (the "Securities Act") and/or Rule 506 of Regulation D under the Securities Act, as amended.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

The following exhibits are filed with this registration statement:

No.	Description
3.1	Articles of Incorporation (Incorporated by reference to an exhibit to Form SB-2 No. 333-82580 filed with the Commission on February 12, 2002)
3.2

Amendment to Articles of Incorporation (Incorporated by reference to Exhibit 3.2 to Form S-1/A No. 333-82580 filed with the Commission on October 6, 2014 and Exhibit 3.2 to Form 10-K No. 333-82580 filed with the Commission on June 27, 2014)

3.3	Bylaws (Incorporated by reference to an exhibit to Form SB-2 No. 333-82580 filed with the Commission on February 12, 2002)
4.1	Specimen Common Stock Certificate of Registrant (Incorporated by reference to an exhibit to Form S-1 No. 333-227452 filed with the Commission on September 20, 2018)
5.1

Opinion of Gary R. Henrie, Attorney at Law regarding the legality of the common stock being registered (Incorporated by reference to exhibit 5.1 to Form S-1 No. 333-230200 filed with the Commission on March 11, 2019)

14.1	Code of Ethics (Incorporated by reference to Exhibit 14.1 to Form 10-KSB No. 333-82580 filed with the Commission on June 22, 2004)
21.1	List of Subsidiaries (Incorporated by reference to an exhibit to Form S-1 No. 333-227452 filed with the Commission on September 20, 2018)
23.1	Consent of Independent Public Accounting Firm
23.2	Consent of Gary R. Henrie (included in Exhibit 5.1)
23.3	Powers of attorney (included in signature page)

(b) Financial Statement Schedules

See the Index to Financial Statements included on page 49 for a list of the financial statements included in this prospectus.

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by Nevada Corporation Law and our bylaws. Under the Nevada Corporation Law, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)a transaction from which the director derived an improper personal profit; and

(4)willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)such indemnification is expressly required to be made by law;

(2)the proceeding was authorized by our Board of Directors;

(3)such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advanced of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(3)To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  To remove from registration by means of a post-effective amendment any of the securities being registered hereby, which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on March 11, 2019.

GB SCIENCES, INC.
By:	/s/ John Poss
John Poss
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints John Poss his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all (1) amendments (including post-effective amendments) and additions to this Registration Statement and (2) Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ John Poss

John Poss, CEO and Director

March 11, 2019

/s/ Ksenia Griswold

Ksenia Griswold, CFO

March 11, 2019

/s/ Andrea Small-Howard

Andrea Small-Howard, Director

March 11, 2019

/s/ Leslie Bocskor

Leslie Bocskor, Director

March 11, 2019

/s/ Shane Terry

Shane Terry, Director

March 11, 2019